EXHIBIT 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

CNET NETWORKS, INC.,

CHEESE ACQUISITION SUB, INC.,

TWOFOLD PHOTOS, INC.,

and

NICHOLAS WILDER

as

SHAREHOLDER REPRESENTATIVE

DATED AS OF JULY 14, 2004

TABLE OF CONTENTS

ARTICLE 1. Definitions	2

Section 1.1 Certain Defined Terms	2

ARTICLE 2. The Merger	11

Section 2.1 The Merger	11

Section 2.2 Effective Time	12

Section 2.3 Effect of the Merger	12

Section 2.4 Articles of Incopriation and Bylaws of the Surviving Corporation	12

Section 2.5 Board of Directors and Officers of the Surviving Corporation	12

Section 2.6 Conversion of Securities	12

Section 2.7 Distribution of Consideration	14

Section 2.8 Payment of Deferred Consideration	14

Section 2.9 No Further Ownership Rights in Shares of Company Stock	15

Section 2.10 Lost, Stolen or Destroyed Certificates	15

Section 2.11 Closing Consideration Exhibit	15

Section 2.12 Dissenting Shares	15

Section 2.13 Withholding	16

Section 2.14 Closing Adjustment	16

ARTICLE 3. Closing Deliveries	18

Section 3.1 Closing Deliveries	18

ARTICLE 4. Representations and Warranties of the Company	19

Section 4.1 Organization	19

Section 4.2 Capitalization	20

Section 4.3 Subsidiaries	21

Section 4.4 Authority; No Violation	21

Section 4.5 Consents and Approvals	22

Section 4.6 Financial Statments	22

Section 4.7 Contracts	23

Section 4.8 Intellectual Property	23

Section 4.9 Employee Benefit Matters	29

Section 4.10 Labor and Other Employment Matters	32

Section 4.11 Tax Matters	33

Section 4.12 Legal Proceedings	36

Section 4.13 Compliance with Applicable Law	36

Section 4.14 Environmental Matters	36

Section 4.15 Properties	37

Section 4.16 Insurance	37

Section 4.17 No Broker	37

Section 4.18 Absence of Certain Changes or Events	38

Section 4.19 Sufficiency of and Title to Assets	39

Section 4.20 Potential Conflicts of Interest	39

Section 4.21 Transactions with Affiliates	39

Section 4.22 Governmental Regulation	40

Section 4.23 No Loss of Customers	40

Section 4.24 Usage	40

Section 4.25 Books and Records	40

Section 4.26 Foreign Corrupt Practices Act	40

Section 4.27 Material Misstatements and Omissions	40

ARTICLE 5. Representations and Warranties of Buyer and Merger Sub	41

Section 5.1 Organization	41

Section 5.2 Authority; No Violation	41

Section 5.3 Consents and Approvals	42

Section 5.4 No Broker	42

Section 5.5 Merger Consideration	42

Section 5.6 Financial Statements; Liabilities	42

Section 5.7 Board Approval; No Stockholder Approval Required	43

ARTICLE 6. Covenants and Additional Agreements	43

Section 6.1 Conduct of Business	43

Section 6.2 Confidentiality and Announcements	45

Section 6.3 Access by Buyer	46

Section 6.4 Notification of Certain Matters	46

Section 6.5 Acquisition Proposals	46

Section 6.6 Company Shareholder Approval; Shareholder Meeting	47

Section 6.7 Takeover Statutes	47

Section 6.8 Further Assurances	47

Section 6.9 Employee Matters	48

Section 6.10 Expenses	49

Section 6.11 Director and Officer Liability	49

Section 6.12 Contracts	50

ARTICLE 7. Tax Matters	50

Section 7.1 Section 338(h)(10) Election	50

Section 7.2 Tax Periods Ending on or before the Closing Date	51

Section 7.3 Tax Periods Beginning Before and Ending After the Closing Date	51

Section 7.4 Cooperation on Tax Matters	52

Section 7.5 Certain Taxes	52

Section 7.6 Characterization of Payments	52

Section 7.7 Carrybacks	52

ARTICLE 8. Conditions To Obligations	53

Section 8.1 Conditions to Each Party's Obligations to Effect the Merger	53

Section 8.2 Conditions to the Company's Obligations to Effect the Merger	53

Section 8.3 Conditions to the Obligations of Buyer and Merger Sub to Effect the Merger	54

ARTICLE 9. Termination	55

Section 9.1 Termination	55

Section 9.2 Effect of Termination	56

ARTICLE 10. Indemnification	56

Section 10.1 Survival of Represenations, Warranties and Covenants	56

Section 10.2 Indemnification by the Shareholders	57

Section 10.3 Indemnification by Buyer	59

Section 10.4 Procedures for Third-Party Claims	59

Section 10.5 Termination of Indemnification Obligations	60

Section 10.6 Limitations on Indemnity; Maximum Liability	61

Section 10.7 Holdback	61

Section 10.8 Shareholder Representative	61

ARTICLE 11. Miscellaneous	63

Section 11.1 Entire Agreement	63

Section 11.2 Interpretation	63

Section 11.3 Severability	63

Section 11.4 Notices	63

Section 11.5 Binding Effect; Persons Benefiting; No Assignment	64

Section 11.6 Counterparts	64

Section 11.7 Waiver of Jury Trial	65

Section 11.8 Governing Law	65

Section 11.9 Consent to Jurisdiction	65

Section 11.10 Attorneys' Fees	65

Index of Exhibits

Exhibit A List of Majority Shareholders
Exhibit B Form of Majority Shareholder Written Consent
Exhibit C Form of Key Employee Employment Agreement
Exhibit D Form of Non-Competition Agreement
Exhibit E Form of Voting Agreement
Exhibit F Form of Robinson Employment Agreement
Exhibit G Form of Certificate of Merger
Exhibit H Matters to be Set Forth in Opinion of Heller Ehrman White & McAuliffe LLP
Exhibit I Form of Securityholder Agreement

        THIS AGREEMENT AND PLAN OF MERGER, dated as of July 14, 2004 (this “Agreement”), is made by and among CNET Networks, Inc., a Delaware corporation (“Buyer”), Cheese Acquisition Sub, Inc., a California corporation and a wholly owned subsidiary of Buyer (“Merger Sub”), Twofold Photos, Inc., a California corporation (the “Company”) and Nicholas Wilder, as Shareholder Representative.

        WHEREAS, each of the boards of directors of Merger Sub and the Company has approved and declared advisable the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions of this Agreement and in accordance with the Corporations Code of the State of California (the “CCC”);

        WHEREAS, each of the boards of directors of Buyer, Merger Sub and the Company has determined that the Merger is in furtherance of and consistent with their respective business strategies and is in the best interest of their respective stockholders and shareholders, as the case may be, and the board of directors of the Company intends to recommend that the Shareholders (as defined herein) approve the Merger;

        WHEREAS, immediately after the execution and delivery of this Agreement and as a condition to Buyer’s and Merger Sub’s willingness to enter into this Agreement, each of the shareholders of the Company set forth on Exhibit A hereto (the “Majority Shareholders”), will deliver their written consent in the form attached hereto as Exhibit B (the “Majority Shareholder Written Consent”), pursuant to which the Majority Shareholders will approve this Agreement and the Merger and the other transactions contemplated hereby;

        WHEREAS, contemporaneously herewith, as a condition and an inducement to Buyer and Merger Sub’s willingness to enter into this Agreement, each Key Employee (as defined herein) has entered into a Key Employee Employment Agreement with Buyer, each to become effective upon the Closing (as defined herein) and substantially in the form attached hereto as Exhibit C (collectively, the “Key Employee Employment Agreements”);

        WHEREAS, contemporaneously herewith, as a condition and an inducement to Buyer and Merger Sub’s willingness to enter into this Agreement, each Key Employee has entered into a Non-Competition Agreement with Buyer, each to become effective upon the Closing and substantially in the form attached hereto as Exhibit D (collectively, the “Non-Competition Agreements”); and

        WHEREAS, contemporaneously herewith, as a condition and an inducement to Buyer and Merger Sub’s willingness to enter into this Agreement, each Key Employee and Andrew Laakmann has entered into a Voting Agreement with Buyer, each to become effective upon the Closing and substantially in the form attached hereto as Exhibit E (collectively, the “Voting Agreements”).

        NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE 1.
DEFINITIONS

Section 1.1 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

        “401(k) Plan” shall have the meaning set forth in Section 6.10.2 of this Agreement.

        “Accounts Receivable” shall have the meaning set forth in Section 4.6.2 of this Agreement.

        “Acquisition Proposal” shall have the meaning set forth in Section 6.5 of this Agreement.

        “Affiliate” shall mean any individual, partnership, corporation, entity or other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person specified.

        “Aggregate Consideration” shall mean Seventy Million Dollars ($70,000,000) plus or minus the adjustment made pursuant to Section 2.14.1 plus the aggregate exercise price of the Company Options paid in cash pursuant to Section 2.6.3(ii). No interest shall accrue with respect to the foregoing amounts except with respect to the Holdback Amount (as adjusted pursuant to the terms of this Agreement).

        “Agreement” shall have the meaning set forth in the Preamble to this Agreement.

        “Ancillary Agreements” shall mean the Key Employee Employment Agreements, the Robinson Employment Agreement, the Non-Competition Agreements and the Securityholder Agreements.

        “Applicable Law” shall mean any Law applicable to the Company, any of the Shareholders, Buyer or Merger Sub or any of their respective Affiliates, properties, assets, officers, directors, employees or agents, as the case may be.

        “Benefit Arrangement” shall mean any employment, consulting, severance or other similar contract, arrangement or policy (written or oral) and each plan, arrangement, program, agreement or commitment (written or oral) providing for insurance coverage (including, without limitation, any self-insured arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, life, health or accident benefits (including, without limitation, any “voluntary employees’ beneficiary association” as defined in Section 501(c)(9) of the Code providing for the same or other benefits) or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights, stock purchases or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (a) is not a Welfare Plan, Pension Plan or Multiemployer Plan, (b) is entered into, maintained, contributed to or required to be contributed to, as the case may be, by the Company or any ERISA Affiliate or under which the Company or any ERISA Affiliate may incur any liability, and (c) covers any employee or former employee of the Company or any ERISA Affiliate.

        “Benefit Plan Enrollment Date” shall have the meaning set forth in Section 6.10.1 of this Agreement.

        “Business Day” shall mean any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the State of California.

        “Buyer” shall have the meaning set forth in the Preamble to this Agreement.

        “Buyer Benefit Plan” shall have the meaning set forth in Section 6.10.1 of this Agreement.

        “Buyer Indemnitees” shall have the meaning set forth in Section 10.2.1 of this Agreement.

        “Buyer Financials” shall have the meaning set forth in Section 5.6.1 of this Agreement.

        “Buyer Material Adverse Effect” shall mean any change, event, occurrence or condition which has had, or could reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Buyer or Merger Sub to complete the Closing pursuant to the terms hereof or comply with its respective material obligations hereunder.

        “Buyer SEC Reports” shall mean all registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) filed or required to be filed by Buyer with the SEC.

        “CCC” shall have the meaning set forth in the Recitals to this Agreement.

        “CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq.

        “Certificate of Merger” shall have the meaning set forth in Section 2.2 of this Agreement.

        “Certificates” shall have the meaning set forth in Section 2.7.1 of this Agreement.

        “Closing” shall have the meaning set forth in Section 2.1.2 of this Agreement.

        “Closing Balance Sheet” shall have the meaning set forth in Section 2.14.2 of this Agreement.

        “Closing Balance Sheet Date” shall have the meaning set forth in Section 2.14.2 of this Agreement.

        “Closing Consideration Exhibit” shall mean the exhibit prepared and delivered by the Company to Buyer at Closing that sets forth each Holder’s allocation of Aggregate Consideration and each Holder’s allocation of Holdback Amount.

        “Closing Date” shall have the meaning set forth in Section 2.1.2 of this Agreement.

        “Closing Net Assets” shall have the meaning set forth in Section 2.14.2 of this Agreement.

        “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

        “Code” shall mean the Internal Revenue Code of 1986, as amended.

        “Common Stock” shall mean the common stock, no par value per share, of the Company.

        “Company” shall have the meaning set forth in the Preamble to this Agreement.

        “Company Assets” shall have the meaning set forth in Section 4.19 of this Agreement.

        “Company Business” shall mean the business and operations of the Company in the manner in which the same have been conducted prior to the date hereof, are currently being conducted and are currently proposed to be conducted, whether conducted by the Company.

        “Company Business Employee” shall mean any current or former employee of the Company.

        “Company Business Independent Contractor” shall mean any current or former independent contractor of the Company.

        “Company Disclosure Schedule” shall have the meaning set forth in the introduction to Article 4 of this Agreement.

        “Company Dissenting Shares” shall have the meaning set forth in Section 2.12 of this Agreement.

        “Company Inbound License Agreement” shall have the meaning set forth in Section 4.8.6.1 of this Agreement.

        “Company Insurance Policies” shall have the meaning set forth in Section 4.16 of this Agreement.

        “Company Material Adverse Effect” shall mean any change, event, occurrence or condition which has had, or could reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, liabilities, financial condition, results of operations or prospects of the Company, taken as a whole, or on the ability of the Company to complete the Closing pursuant to the terms hereof or comply with its material obligations hereunder; provided, however, that in no event shall any change, event, occurrence or condition resulting from compliance with the terms and conditions of this Agreement, alone or in combination, be deemed to constitute, nor shall such change, event, occurrence or condition be taken into account in determining whether there has been or will be, a Company Material Adverse Effect.

        “Company Option Plan” shall mean the Company’s 2003 Common Stock Incentive Plan.

        “Company Options” shall mean any and all options issued by the Company to purchase shares of Common Stock under any Company stock option plan or agreement.

        “Company Outbound License Agreement” shall have the meaning set forth in Section 4.8.6.2 of this Agreement.

        “Company Owned Copyrights” shall have the meaning set forth in Section 4.8.4.1 of this Agreement.

        “Company Policies” shall have the meaning set forth in Section 4.8.15.1 of this Agreement.

        “Company Stock” shall mean the Common Stock.

        “Company Transaction Expenses” shall have the meaning set forth in Section 6.11 of this Agreement.

        “Company’s Auditors” shall have the meaning set forth in Section 2.14.2 of this Agreement.

        “Content” shall have the meaning set forth in Section 4.8.7 of this Agreement.

        “Contracts” shall mean all written or oral contracts, agreements, evidences of indebtedness, guarantees, leases and executory commitments to which the Company is a party or by which any of the Company’s properties or assets are bound, or otherwise related to the Company Business.

        “Copyrights” shall have the meaning set forth in Section 4.8.1 of this Agreement.

        “Court Order” shall mean any judgment, decision, consent decree, injunction, ruling or order of any federal, state or local court or Governmental Authority that is binding on any Person or its property under Applicable Law.

        “Daily Page Views” shall mean the number of times any and all webpages published by the Company are delivered to users on a given day (and the same webpage may be delivered more than once to the same or other users), as reasonably measured by the Company in the ordinary course of its business consistent with its past practice.

        “Daily Unique Users” shall mean the number of users to whom, on a given day, the Company has delivered any webpage published by the Company, without counting the same user more than once, as reasonably measured by the Company in the ordinary course of its business consistent with its past practice.

        “Domain Names” shall have the meaning set forth in Section 4.8.1 of this Agreement.

        “Effective Time” shall have the meaning set forth in Section 2.2 of this Agreement.

        “Employee Plans” shall mean all Benefit Arrangements, Multiemployer Plans, Pension Plans and Welfare Plans.

        “Encumbrance” shall mean any lien, pledge, mortgage, security interest, claim, charge, easement, limitation, commitment, encroachment, restriction (other than a restriction on transferability imposed by federal or state securities Laws) or other encumbrance of any kind or nature whatsoever (whether absolute or contingent).

        “Environmental Laws” shall mean any and all federal, state, local and foreign statutes, laws, regulations, ordinances or rules in existence on the Closing Date relating to occupational safety and health; the effect of the environment or Substances on human health; or emissions, discharges or releases of Substances into the environment, including, without limitation, ambient air, surface water, groundwater or land; or otherwise relating to the handling of Substances or the investigation, clean-up or other remediation or analysis thereof.

        “Environmental Permit” shall mean any permit, approval, identification number, license and other authorization required under any applicable Environmental Law.

        “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

        “ERISA Affiliate” shall mean any entity which is (or at any relevant time was) a member of a “controlled group of corporations” with, under “common control” with, or a member of an “affiliated service group” with, or otherwise required to be aggregated with, the Company as set forth in Section 414(b), (c), (m) or (o) of the Code.

        “Estimated Balance Sheet” shall have the meaning set forth in Section 2.14.1 of this Agreement.

        “Estimated Net Assets” shall have the meaning set forth in Section 2.14.1 of this Agreement.

        “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

        “Expiration Date” shall mean the date that is two (2) years after the Closing Date.

        “GAAP” shall mean generally accepted accounting principles, as applied in the United States.

        “Governmental Authority” shall mean any United States or foreign government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including the SEC or any other United States or foreign government authority, agency, department, board, commission or instrumentality of the United States, any state of the United States or any political subdivision thereof or any foreign jurisdiction, and any court, tribunal or arbitrator(s) of competent jurisdiction, and any United States or foreign governmental or non-governmental self-regulatory organization, agency or authority (including the NYSE and the NASD).

        “Hazardous Materials” shall mean (i) any petroleum, petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated biphenyls or (ii) any chemical, material or other substance defined or regulated as toxic or hazardous or as a pollutant or contaminant or waste under any applicable Environmental Law.

        “Historical Audit” shall have the meaning set forth in Section 8.3.11 of this Agreement.

        “Holdback Amount” shall have the meaning set forth in Section 10.7 of this Agreement.

        “Holder” shall have the meaning set forth in Section 2.6 of this Agreement.

        “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

        “Indebtedness” shall mean indebtedness for borrowed money or other debt securities.

        “Indemnification Notice” shall have the meaning set forth in Section 10.2.2.1 of this Agreement.

        “Indemnified Party” shall have the meaning set forth in Section 10.4.1 of this Agreement.

        “Indemnity Cap” shall have the meaning set forth in Section 10.6.2 of this Agreement.

        “Intellectual Property” shall mean: worldwide (a) Patents, and other inventions and discoveries and rights of invention (whether or not patentable and whether or not reduced to practice); (b) Trademarks; (c) Copyrights; (d) Trade Secrets; (e) to the extent not covered by subsections (a) through (d), above, Software and web sites (including all related computer code and content); (f) rights to exclude others from appropriating any of such Intellectual Property, including the rights to sue for and remedies against past, present and future infringements of any or all of the foregoing and rights of priority and protection of interests therein; and (g) any other proprietary, intellectual property and other rights relating to any or all of the foregoing anywhere in the world.

        “Interim Period Unaudited Company Balance Sheet” shall have the meaning set forth in Section 4.6.1 of this Agreement.

        “Interim Period Unaudited Company Financial Statements” shall have the meaning set forth in Section 4.6.1 of this Agreement.

        “Investment Company Act” shall have the meaning set forth in Section 4.22 of this Agreement.

        “Key Employee Employment Agreements” shall have the meaning set forth in the Recitals to this Agreement.

        “Key Employees” shall mean Julie Davidson, Narendra Rocherolle and Nicholas Wilder.

        “Knowledge” of the Company shall mean the knowledge after reasonable inquiry by any of the following individuals: Renato Cedolin, Julie Davidson, Narendra Rocherolle, James Robinson, Sara Taunton, Nicholas Wilder and Andrew Yamashiro.

        “Laakmann Indebtedness” shall mean that certain Indebtedness of the Company to Andy Laakmann, including the principal amount thereof of $2,000,000 and accrued interest thereon.

        “Law” shall mean any domestic or foreign federal, state or local statute, law (whether statutory or common law), ordinance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree, policy, guideline or other requirement or arbitration award or finding of any Governmental Authority.

        “Losses” shall have the meaning set forth in Section 10.2.1 of this Agreement.

        “Merger” shall have the meaning set forth in the Recitals to this Agreement.

        “Merger Sub” shall have the meaning set forth in the Preamble to this Agreement.

        “Multiemployer Plan” shall mean any “multiemployer plan,” as defined in Section 4001(a)(3) or 3(37) of ERISA, which (a) the Company or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or, after September 25, 1980, maintained, administered, contributed to or was required to contribute to, or under which the Company or any ERISA Affiliate may incur any liability and (b) covers any employee or former employee of the Company or any ERISA Affiliate.

        “Net Assets” shall have the meaning set forth in Section 2.14.1.

        “Non-Competition Agreements” shall have the meaning set forth in the Recitals to this Agreement.

        “Non-Disclosure Agreement” shall mean that certain Non-Disclosure Agreement, dated as of May 17, 2004, by and between Buyer and the Company, as the same may be amended from time to time by the parties.

        “Outside Date” shall have the meaning set forth in Section 9.1.2 of this Agreement.

        “Patents” shall have the meaning set forth in Section 4.8.1 of this Agreement.

        “Pension Plan” shall mean any “employee pension benefit plan” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) which (a) the Company or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or, within the five (5) years prior to the Closing Date, maintained, administered, contributed to or was required to contribute to, or under which the Company or any ERISA Affiliate may incur any liability (including, without limitation, any contingent liability) and (b) covers any employee or former employee of the Company or any ERISA Affiliate.

        “Per Share Closing Consideration” shall equal the dollar amount obtained by dividing (a) the difference between (i) the Aggregate Consideration and (ii) the Holdback Amount, by (b) the number of shares of Company Stock outstanding immediately prior to the Effective Time.

        “Per Share Deferred Consideration” shall mean the right to receive the dollar amount equal to the quotient obtained by dividing (a) the Holdback Amount (as adjusted pursuant to the terms of this Agreement), by (b) the number of shares of Company Stock outstanding immediately prior to the Effective Time; and interest paid thereon at the annual rate of three percent (3%).

        “Permits” shall have the meaning set forth in Section 4.13.1 of this Agreement.

        “Person” shall mean any individual, corporation, company, partnership (limited or general), limited liability company, joint venture, association, trust or other business entity.

        “Personal Element” shall mean a natural person’s full name (or last name if associated with an address), telephone number, e-mail address, Unique Identifying Number, photograph, credit card or other personal financial information, or any other information, alone or in combination, that allows the identification of a natural person.

        “Proceedings” shall have the meaning set forth in Section 4.12 of this Agreement.

        “Pro Rata Share” shall mean, with respect to any Holder, the percentage of the aggregate total Per Share Closing Consideration and Per Share Deferred Consideration attributable to such Holder based on the total Per Share Closing Consideration and Per Share Deferred Consideration received by such Holder.

        “Resolved Claim Notice” shall have the meaning set forth in Section 10.2.2.1 of this Agreement.

        “Retained Company Employee” shall have the meaning set forth in Section 6.10.1 of this Agreement.

        “Robinson Employment Agreement” shall mean the form of employment agreement to be executed by James Robinson and to become effective upon the Closing, and substantially in the form attached hereto as Exhibit F.

        “Scheduled Contracts” shall have the meaning set forth in Section 4.7 of this Agreement.

        “SEC” shall mean the United States Securities and Exchange Commission, and any successor thereto.

        “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

        “Securityholder Agreements” shall have the meaning set forth in Section 3.1.1.7 of this Agreement.

        “Shareholder” shall mean a holder of shares of Company Stock as of immediately prior to the Effective Time.

        “Shareholder Representative” shall have the meaning set forth in Section 10.8.1 of this Agreement.

        “Software” shall mean individually each, and collectively all, of the computer programs, including interfaces and any embedded software programs or applications, owned, licensed or used by the Company or otherwise included as an asset of the Company under this Agreement, including as to each program or application, the processes and routines used in the processing of data, the object code, source code (as to third-party source code, when rights to the source code may be obtained), tapes, disks, and all improvements, modifications, enhancements, versions and releases relating thereto.

        “Subsidiary” of a Person shall mean any other Person more than 50% of the voting stock (or of any other form of other voting or controlling equity interest in the case of a Person that is not a corporation) of which is beneficially owned by the Person directly or indirectly through one or more other Persons.

        “Substances” shall mean any “hazardous substance,” “hazardous waste,” “pollutant,” “contaminant” or “toxic substance,” as defined by CERCLA, the Resources Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., the Clean Water Act, 33 U.S.C. Section 1251 et seq., the Clean Air Act, 42 U.S.C. Section 7401 et seq., or the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., and regulations promulgated thereunder, or any analogous state and local Laws and regulations; petroleum and petroleum products; polychlorinated biphenyls or asbestos.

        “Surviving Corporation” shall have the meaning set forth in Section 2.1.1 of this Agreement.

        “Takeover Statute” shall mean any “fair price,” “moratorium,” “control share acquisition” or other similar antitakeover statute or regulation enacted under state or federal Laws in the United States.

        “Tax” shall mean any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

        “Tax Returns” means any report, declaration, return, information return, claim for refund, or statement relating to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

        “Third-Party Claim” shall have the meaning set forth in Section 10.4.1 of this Agreement.

        “Threshold Amount” shall have the meaning set forth in Section 10.6.1 of this Agreement.

        “Trade Secrets” shall have the meaning set forth in Section 4.8.5.1 of this Agreement.

        “Trademarks” shall have the meaning set forth in Section 4.8.1 of this Agreement.

        “Transfer Taxes” shall have the meaning set forth in Section 7.5 of this Agreement.

        “Transmittal Letter” shall have the meaning set forth in Section 2.7.2 of this Agreement.

        “Treasury Regulations” shall mean the United States Treasury regulations promulgated under the Code.

        “Unique Identifying Number” shall mean an identifier uniquely associated with a person such as a social security number, driver’s license number, passport number or customer number, but excluding an identifier which is randomly or otherwise assigned so that it cannot reasonably be used to identify such person.

        “User Data” shall mean, to the extent collected or acquired by or on behalf of the Company: (w) all data related to impression and click-through activity of users, including user identification and associated activities at a web site as well as pings and activity related to closed loop reporting and all other data associated with a user’s behavior on the Internet, including without limitation all e-mail lists or other user information acquired by the Company directly or indirectly from a third party that collected such information, (x) all data that contains a Personal Element, (y) known, assumed or inferred information or attributes about a user or identifier, and (z) all derivatives and aggregations of (w), (x) and (y), including user profiles.

        “Voting Agreement” shall have the meaning set forth in the Recitals to this Agreement.

        “Welfare Plan” shall mean any “employee welfare benefit plan” as defined in Section 3(1) of ERISA, which (a) the Company or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or under which the Company or any ERISA Affiliate may incur any liability and (b) covers any employee or former employee of the Company or any ERISA Affiliate.

        “Year-End Unaudited Company Financial Statements” shall have the meaning set forth in Section 4.6.1 of this Agreement.

ARTICLE 2.
THE MERGER

Section 2.1 The Merger.

Section 2.1.1 Merger of Merger Sub into the Company. Upon the terms and subject to satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the CCC, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

Section 2.1.2 Closing. Unless this Agreement shall have been terminated pursuant to Section 9.1 hereof, and subject to the satisfaction (or, to the extent permitted by this Agreement, the waiver) of each of the conditions set forth in Article 8 of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Latham & Watkins LLP, 505 Montgomery Street, Suite 1900, San Francisco, California 94111, at 10:00 a.m., local time, as soon as practicable following the satisfaction (or, to the extent permitted by this Agreement, the waiver) of each of the conditions set forth in Article 8 of this Agreement (and in any event, within five (5) Business Days thereafter), or at such other date, time and place as Buyer and the Company shall mutually agree in writing (the exact date on which the Closing takes place, the “Closing Date”).

Section 2.2 Effective Time. Subject to the terms and conditions set forth in this Agreement, on the Closing Date, the parties hereto shall cause the Merger to be consummated by filing an agreement of merger, together with an officer’s certificate in the form attached hereto as Exhibit G (the “Certificate of Merger”) with the Secretary of State of the State of California, and executed in accordance with the relevant provisions of the CCC (the date and time of such filing, or if another date and time is specified in such filing, such specified date and time, being the “Effective Time”).

Section 2.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the CCC. Without limiting the generality of the foregoing, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 2.4 Articles of Incorporation and Bylaws of the Surviving Corporation. At the Effective Time, the articles of incorporation as set forth in the Certificate of Merger shall become the articles of incorporation of the Surviving Corporation. At the Effective Time, the bylaws of the Company as in effect immediately prior to the Effective Time shall become the bylaws of the Surviving Corporation.

Section 2.5 Board of Directors and Officers of the Surviving Corporation. The board of directors of Merger Sub immediately prior to the Effective Time shall be the initial board of directors of the Surviving Corporation, each to hold office in accordance with the articles of incorporation of the Surviving Corporation. The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the articles of incorporation and bylaws of the Surviving Corporation.

Section 2.6 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Buyer, Merger Sub, the Company or the holders of any of the following securities (each, a “Holder”):

Section 2.6.1 Shares of Common Stock of Merger Sub. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall automatically be converted into and thereafter represent one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation such that immediately following the Effective Time, Buyer will be the sole and exclusive owner of the capital stock of the Surviving Corporation.

Section 2.6.2 Shares of Company Stock. Each share of Common Stock outstanding immediately prior to the Effective Time (other than any shares of Common Stock held in the treasury of the Company immediately prior to the Effective Time, which shares shall be cancelled and extinguished without any payment being made in respect thereof, or any Company Dissenting Shares) shall be converted into the right to receive the Per Share Closing Consideration and the Per Share Deferred Consideration. All shares of Common Stock converted pursuant to this Section 2.6.2 shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist after the Effective Time.

Section 2.6.3 Company Options. The Company shall, prior to the Effective Time, accelerate the vesting of such Company Options then outstanding under the Company Option Plan, in whole or in part, as determined by the Company in its discretion; provided that the Company shall keep Buyer apprised, on a prompt basis, of such accelerated vesting; provided further that the holder of such Company Option renders continuous service to the Company as an employee, consultant or member of the Board of Directors of the Company from the date hereof until at least immediately prior to the Effective Time.  Prior to the Effective Time, the Company shall adopt such procedures as it deems to be reasonably necessary to permit the holders of any outstanding Company Option to elect to either:

    (i)        if the fair market value of one share of Common Stock as determined in accordance with the Company Option Plan is greater than the exercise price for one share of Common Stock under such Company Option, effect a net exercise of the vested portion of such Company Option and thereby receive the number of shares of Common Stock upon exercise of the vested portion of such Company Option determined by dividing: (A) the number of shares of Common Stock purchasable under such Company Option multiplied by the difference between: (1) the fair market value of one share of Common Stock as determined in accordance with the Company Option Plan; and (2) the exercise price for one share of Common Stock under such Company Option; by (B) the fair market value of one share of Common Stock as determined in accordance with the Company Option Plan (it being understood that for purposes of this clause (i), the fair market value of one share of Common Stock shall be equal to the sum of the Per Share Closing Consideration plus the Per Share Deferred Consideration); or
    (ii)       exercise the vested portion of such Company Option in full by paying the Company the aggregate amount of the exercise price in cash;

provided, however, that any payments to a holder of Company Options shall be subject to all applicable withholding tax requirements; and provided further that adequate provision will be made for payment by the Shareholders to the Company of all applicable withholding taxes due thereto at the Effective Time. As of the Effective Time, by virtue of the Merger and in accordance with the terms of the Company Option Plan and/or the applicable Company Option, each outstanding Company Option, whether vested or unvested, shall be terminated and canceled and shall not be assumed by Buyer.

Section 2.7 Distribution of Consideration.

Section 2.7.1 Certificates Surrendered at Closing. Upon surrender for cancellation at the Closing to Buyer or its designated representative of any certificates evidencing Company Stock (“Certificates”), together with a duly executed and completed stock power, the holder of such Certificate shall be entitled to receive, in exchange therefor, the Per Share Closing Consideration to which such holder is entitled pursuant to Section 2.6.2 of this Agreement, which shall be delivered at the Closing by corporate check of Buyer or, if specified in the Closing Consideration Exhibit, by wire transfer, and the Per Share Deferred Consideration to which such holder is entitled pursuant to Section 2.6.2.

Section 2.7.2 Distribution of Transmittal Letter. As soon as practicable after the Effective Time, Buyer shall cause to be mailed to each record holder of a Certificate who did not surrender such Certificate at the Closing a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to Buyer or its designated representative and shall be in such form and have such other provisions as Buyer shall reasonably specify) (the “Transmittal Letter”) and instructions for such holder’s use in effecting the surrender of the Certificates and the exercise of the rights of such holder to obtain its Per Share Closing Consideration and Per Share Deferred Consideration to which such holder is entitled pursuant to Section 2.6.2.

Section 2.7.3 Delivery of Certificates. Upon surrender to Buyer or its designated representative of any Certificates for cancellation, together with a duly executed and completed Transmittal Letter, the holder of such Certificate shall be entitled to receive, in exchange therefor, the Per Share Closing Consideration to which such holder is entitled pursuant to Section 2.6.2 of this Agreement, which shall be delivered within five (5) business days after such surrender by corporate check of Buyer to the address specified for such holder on the Closing Consideration Exhibit or otherwise by such holder in writing, or by wire transfer if specified in the Closing Consideration Exhibit or by such holder in writing, and the Per Share Deferred Consideration to which such holder is entitled pursuant to Section 2.6.2.

Section 2.7.4 Cancellation of Company Stock. Until surrendered, each Certificate (other than Certificates representing Company Dissenting Shares) shall be deemed for all corporate purposes to evidence only the right to receive upon such surrender the Per Share Closing Consideration and the Per Share Deferred Consideration into which the Company Stock represented thereby shall have been converted in accordance with the terms and upon the conditions of this Agreement.

Section 2.8 Payment of Deferred Consideration. Buyer shall pay accrued interest at the annual rate of three percent (3%) on the Holdback Amount (as adjusted pursuant to the terms of this Agreement) on each of the six (6), twelve (12), eighteen (18), twenty-four (24), thirty (30) and thirty-six (36) months anniversaries of the Closing Date. Buyer shall pay each Holder such Holder’s Pro Rata Share of the accrued interest, which shall be delivered by corporate check of Buyer to the address specified for such Holder on the Closing Consideration Exhibit or otherwise by such Holder in writing, or by wire transfer if specified in the Closing Consideration Exhibit or by such Holder in writing. In addition, Buyer shall pay the Holdback Amount in accordance with the provisions set forth in Section 10.7.

Section 2.9 No Further Ownership Rights in Shares of Company Stock. The Per Share Closing Consideration and Per Share Deferred Consideration delivered upon the surrender for exchange of Company Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Stock, and there shall be no further registration of transfers of Company Stock which were outstanding immediately prior to the Effective Time on the records of the Surviving Corporation. If, after the Effective Time, the Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article 2.

Section 2.10 Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, Buyer shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such Per Share Closing Consideration and Per Share Deferred Consideration as may be required pursuant to Section 2.6.2 of this Agreement; provided, however, that Buyer may, in its sole discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to indemnify Buyer against any claim that may be made against Buyer with respect to the Certificates alleged to have been lost, stolen or destroyed.

Section 2.11 Closing Consideration Exhibit. Two Business Days prior to the Closing Date, the Shareholder Representative shall deliver to the Buyer a draft of the Closing Consideration Exhibit which sets forth the amount of Aggregate Consideration that would be paid to each Holder pursuant to this Article 2 based on assumptions set forth therein. At the Closing, the Shareholder Representative shall deliver to the Buyer the Closing Consideration Exhibit setting forth the final calculation of such amounts (including in such calculation provision for those amounts described in the second proviso in the penultimate sentence of Section 2.6.3 of this Agreement).

Section 2.12 Dissenting Shares. Any holder of shares of Company Stock issued and outstanding immediately prior to the Effective Time with respect to which dissenters’ rights, if any, are available by reason of the Merger pursuant to Chapter 13 of the CCC who has not voted in favor of the Merger or consented thereto in writing and who complies with Chapter 13 of the CCC (“Company Dissenting Shares”) shall not be entitled to receive any portion of the Aggregate Consideration pursuant to this Article 2, unless such holder fails to perfect, effectively withdraws or loses its dissenters’ rights under the CCC. Such holder shall be entitled to receive only such rights as are granted under Chapter 13 of the CCC. If any such holder fails to perfect, effectively withdraws or loses such dissenters’ rights under the CCC, such Company Dissenting Shares shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Aggregate Consideration to which such shares of Company Stock are entitled pursuant to this Article 2, without interest. The Company shall give Buyer prompt notice of any demands for appraisal pursuant to Chapter 13 of the CCC received by the Company, withdrawals of any such demands and any other documents or instruments received by the Company in connection therewith. Buyer shall have the right to participate in and direct all negotiations and proceedings with respect to any such demands. The Company shall not, except with the prior written consent of Buyer, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing. Any payments made with respect to Company Dissenting Shares shall be made solely by the Surviving Corporation, and no funds or other property have been or shall be provided by Buyer, Merger Sub or any of Buyer’s Affiliates for such payment.

Section 2.13 Withholding. Buyer shall be entitled to deduct and withhold from any consideration otherwise payable pursuant to this Agreement such amounts as it may be required to deduct and withhold with respect to the making of such payment under the Code, or any provision of applicable Tax law. To the extent that amounts are so withheld or paid over to or deposited with the relevant Governmental Authority by Buyer, such amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Person in respect of which Buyer made such deduction and withholding.

Section 2.14 Closing Adjustment.

Section 2.14.1 Estimated Net Asset Adjustment. The Company shall deliver to Buyer, not later than five Business Days prior to the Closing, unaudited consolidated and consolidating balance sheets of the Company (the “Estimated Balance Sheet”) as of the most recent practicable month end immediately preceding the day of the Closing. The Estimated Balance Sheet shall be prepared in accordance with GAAP applied consistently with the consolidated balance sheet of the Company as of March 31, 2004, and shall present fairly the financial position of the Company as of the date thereof, but shall exclude any provision for the aggregate exercise price of the Company Options to be paid pursuant to Section 2.6.3(ii). If the total assets less the total liabilities (the “Net Assets”), of the Company as set forth on the Estimated Balance Sheet (the “Estimated Net Assets”) is less than Two Million Dollars ($2,000,000), the Aggregate Consideration shall be decreased by such deficiency.

Section 2.14.2 Preparation and Delivery of Closing Balance Sheet. Buyer shall prepare and deliver to the Shareholder Representative, not later than 90 days after the Closing, on both a consolidated and consolidating basis, a balance sheet of the Company as of the close of business on the Closing Date (“Closing Balance Sheet Date”), prior to any purchase accounting adjustments (the “Closing Balance Sheet”). The Closing Balance Sheet shall be prepared in accordance with GAAP applied consistently with the consolidated balance sheet of the Company as of March 31, 2004 (provided that in the event of a conflict between GAAP and consistency, GAAP shall control), and shall present fairly, in all material respects, the financial condition of the Company as of the Closing Date, but shall exclude any provision for the aggregate exercise price of the Company Options paid pursuant to Section 2.6.3(ii). Based on the Closing Balance Sheet, Buyer shall also prepare statements of the Company’s Net Assets as of the Closing Balance Sheet Date (the “Closing Net Assets”). The Shareholder Representative shall cooperate with Buyer and its accountants in the preparation of the Closing Balance Sheet (including providing access to all necessary books and records and instructing the Company’s independent certified public accountants (the “Company’s Auditors”) to provide access to its work papers, management letters and relevant personnel used in preparation of any prior audits of the Company).

Section 2.14.3 Review of Closing Balance Sheet. Buyer will cooperate with the Shareholder Representative and the Shareholder Representative’s auditors and will ensure that the Shareholder Representative and the Company’s certified public accountants will be able to review the Closing Balance Sheet, and the statement of Closing Net Assets as soon as practicable after they are delivered to the Shareholder Representative and, in connection therewith, have full access to the personnel and records of the Company. Within 30 days following the Shareholder Representative’s receipt of the Closing Balance Sheet, and the statement of Closing Net Assets, the Shareholder Representative shall notify Buyer in writing of any objections that the Shareholder Representative may have to the Closing Balance Sheet, and the statement of Closing Net Assets, stating in reasonable detail the basis for any such objections (an “Objection Notice”); provided, that the only bases for objection shall be (i) non-compliance with the standards set forth in Section 2.14.2 for the preparation of the Closing Balance Sheet and (ii) computational errors. If the Shareholder Representative fails to deliver an Objection Notice to Buyer within such 30-day period, the Shareholder Representative will be deemed to have concurred with the Closing Balance Sheet, and the statement of Closing Net Assets.

Section 2.14.4 Dispute Resolution. If the Shareholder Representative timely delivers an Objection Notice to Buyer in accordance with Section 2.14.3, Buyer and the Shareholder Representative shall, together with their respective independent certified public accountants, promptly consult with each other in good faith and exercise reasonable efforts to attempt to resolve differences in their respective analyses of the Closing Balance Sheet, and the statement of Closing Net Assets, within ten days after the Shareholder Representative delivers the Objection Notice. Any matter not specifically referenced in the Objection Notice shall be conclusively deemed to have been agreed upon by the parties. If the parties are unable to resolve their differences within such ten-day period, the matter shall be promptly referred for arbitration to a third mutually satisfactory independent accounting firm which shall make its own determination of the matters in dispute within ten days after the matter is referred to it on the basis of the standards set forth above in Sections 2.14.1 and 2.14.2. The determination of such accounting firm will be final, binding and conclusive on the parties.

Section 2.14.5 Fees and Expenses. Each party shall bear the fees and expenses of its respective independent certified public accountants incurred in performing services pursuant to this Section. If a third accounting firm is selected to resolve differences between the Shareholder Representative and the Buyer in accordance with Section 2.14.4, the Shareholder Representative and the Buyer shall each pay one-half of the fees and expenses, including any retainers, of such firm in performing services pursuant to Section 2.14.4.

        Section 2.14.6 Closing Net Asset Adjustment. Upon determination of the Closing Net Assets, as concurred with by the Shareholder Representative or as finally resolved in the manner set forth above, Buyer shall promptly pay to each Holder such Holder’s Pro Rata Share of the greater of (i) the excess, if any, of the Closing Net Assets over the Estimated Net Assets, and (ii) the excess, if any, of the Closing Net Assets over Two Million Dollars ($2,000,000); such payment, if any, shall be delivered by corporate check of Buyer to the address specified for such Holder on the Closing Consideration Exhibit or otherwise by such Holder in writing, or by wire transfer if specified in the Closing Consideration Exhibit or by such Holder in writing. If the Closing Net Assets, as concurred with by the Shareholder Representative or as finally resolved in the manner set forth above, is less than the Estimated Net Assets, then Buyer may offset, against the Holdback Amount, an amount equal to such difference.

ARTICLE 3.
CLOSING DELIVERIES

Section 3.1 Closing Deliveries.

Section 3.1.1 Closing Deliveries by the Company. At the Closing, the Company shall deliver, or shall cause to be delivered, to Buyer:

Section 3.1.1.1 the written opinion of Heller Ehrman White & McAuliffe LLP, counsel for the Company, dated as of the Closing Date, addressing the matters set forth in Exhibit H hereto;

Section 3.1.1.2 certified organizational documents and certificates of good standing issued by (x) the Secretary of State of the State of California and the California State Franchise Tax Board for the Company and (y) the Secretary of State of each state in which the Company is qualified to do business as a foreign corporation, in each case dated not more than five (5) Business Days prior to the Closing Date;

Section 3.1.1.3 a certificate, dated as of the Closing Date and executed by the Chief Executive Officer and Chief Financial Officer of the Company, as to the fulfillment of each of the conditions set forth in Section 8.3 of this Agreement;

Section 3.1.1.4 a certificate, dated as of the Closing Date and executed by the Secretary of the Company, certifying the resolutions adopted by the Company’s board of directors and shareholders relating to the transactions contemplated by this Agreement and the Ancillary Agreements, the Company’s articles of incorporation and bylaws as in effect immediately prior to the Effective Time;

Section 3.1.1.5 copies of all third-party and governmental notices, consents, approvals and filings required for the Company to consummate the transactions contemplated by this Agreement and the Ancillary Agreements;

Section 3.1.1.6 the Key Employee Employment Agreements, the Robinson Employment Agreement, the Non-Competition Agreements and the Voting Agreements, executed by the parties thereto;

Section 3.1.1.7 copies of the Securityholder Agreements, substantially in the form attached hereto as Exhibit I (the “Securityholder Agreements”), executed by each of the Shareholders representing, in the aggregate, at least ninety-five percent (95%) of the Company Stock outstanding immediately prior to the Effective Time;

Section 3.1.1.8 the Closing Consideration Exhibit; and

Section 3.1.1.9 such other documents as Buyer may reasonably request.

Section 3.1.2 Closing Deliveries by Buyer. At the Closing, Buyer shall deliver, or shall cause to be delivered, the following:

Section 3.1.2.1 a certificate, dated as of the Closing Date and executed by the Chief Executive Officer or Chief Financial Officer of each of Buyer and Merger Sub, as to the fulfillment of each of the conditions set forth in Section 8.2 of this Agreement;

Section 3.1.2.2 a certificate, dated as of the Closing Date and executed by the Secretary or any Assistant Secretary of each of Buyer and Merger Sub, certifying the resolutions adopted by each of Buyer’s and Merger Sub’s board of directors and Buyer, as the sole stockholder of Merger Sub, relating to the transactions contemplated by this Agreement and the Ancillary Agreements;

Section 3.1.2.3 copies of all third-party and governmental notices, consents, approvals and filings required in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements;

Section 3.1.2.4 the Securityholder Agreement, Employment Agreements and Non-Competition Agreements, executed by the Buyer;

Section 3.1.2.5 such other documents as the Company may reasonably request;

Section 3.1.2.6 certified organizational documents of Merger Sub issued by the Secretary of State of the State of California; and

Section 3.1.2.7 any payments required to be delivered at the Closing pursuant to Section 2.7.1.

ARTICLE 4.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        As a material inducement to Buyer and Merger Sub to enter into this Agreement, except as set forth in the Disclosure Schedule delivered by the Company to Buyer prior to the execution of this Agreement (the “Company Disclosure Schedule”), each section of which shall only qualify the representation or warranty in the correspondingly numbered Section of this Agreement, the Company (for purposes of this Article 4, the term “Company” shall include any and all predecessor entities of Twofold Photos, Inc. since January 1, 2002) hereby represents and warrants to Buyer as follows:

Section 4.1 Organization. The Company is a corporation, duly formed, validly existing and in good standing under the Laws of the State of California. The Company has the corporate power and authority and possesses all material governmental franchises, licenses, permits and authorizations and approvals necessary to carry on its businesses substantially in the manner as they are now being conducted and to own, lease and operate all of their respective properties and assets. Section 4.1 of the Company Disclosure Schedule sets forth a true, correct and complete list of each jurisdiction in which the Company is qualified to do business as a foreign corporation or other entity. The Company is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such qualification or licensing necessary except in jurisdictions where the failure of such license or qualification would not have a Company Material Adverse Effect. The copies of the Company’s articles of incorporation and bylaws delivered by the Company to Buyer prior to the execution of this Agreement are accurate, complete and correct copies of such instruments as in effect on the date hereof.

Section 4.2 Capitalization.

Section 4.2.1 Authorized, Issued and Outstanding Capital Stock. The authorized capital stock of the Company consists of Twenty Million (20,000,000) shares, without par value, all of which are Common Stock, and of which Ten Million One Hundred and Eighty Thousand (10,180,000) shares are issued and outstanding as of the date of this Agreement. No additional shares of Common Stock, Preferred Stock or other capital stock of the Company will be issued after the date of this Agreement, except for shares of Common Stock issued in connection with the exercise of Company Options outstanding on the date of this Agreement. The Company has no other capital stock authorized, issued or outstanding. Section 4.2.1 of the Company Disclosure Schedule sets forth the name of each Holder of shares of Company Stock, as well as the number of shares of Common Stock held by each such Holder.

Section 4.2.2 Company Options. As of the date of this Agreement, One Million Five Hundred and Nineteen Thousand (1,519,000) shares of Common Stock are reserved for issuance upon the exercise of outstanding Company Options. Section 4.2.2 of the Company Disclosure Schedule sets forth the name of each Holder of Company Options, as well as the number of Company Options held by each such Holder, the number of shares of Common Stock for which each such Company Option is exercisable, the vesting schedule for each such Company Option and the price per share of Common Stock for which each such Company Option is exercisable (without taking into account whether or not such Company Option is in fact exercisable on the date hereof). No additional Company Options will be granted after the date of this Agreement. The Company has delivered to Buyer true, accurate and complete copies of each plan or agreement pursuant to which any Company Option has been granted, including any and all amendments thereto.

Section 4.2.3 No Other Capital Stock, Company Options or Company Warrants. Except for the Company Options referred to above, there are no outstanding options, warrants, convertible securities or rights of any kind to purchase or otherwise acquire any shares of capital stock or other securities of the Company. Except for the aggregate of One Million Eight Hundred and Twenty Thousand (1,820,000) shares of Common Stock reserved for issuance under the Company Option Plan (including those shares of Common Stock reserved for issuance upon the exercise of outstanding Company Options), no shares of capital stock of the Company are reserved for issuance.

Section 4.2.4 No Other Agreements. There are no outstanding contractual obligations between the Company and any of its security holders (i) restricting the transfer of; (ii) affecting the voting rights of; (iii) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to; (iv) requiring the registration or sale of or (v) granting any preemptive or antidilutive right with respect to, any shares of Common Stock or any capital stock of, or other equity interests in, the Company.

Section 4.2.5 Valid Issuances. All of the issued and outstanding shares of capital stock of the Company have been duly authorized and validly issued, are fully paid and nonassessable and are free of any preemptive rights in respect thereto. All outstanding securities of the Company have been issued in compliance with all applicable state and federal securities Laws. The stock ledgers and related records that have been delivered by the Company to Buyer are complete and accurate.

Section 4.3 Subsidiaries. The Company does not, directly or indirectly, own any Subsidiary or any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person, nor is Company subject to any obligation to make any investment in any other Person.

Section 4.4 Authority; No Violation.

Section 4.4.1 The Company has full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by all requisite corporate action on the part of the Company (other than shareholder approval), and no other corporate proceedings on the part of the Company are necessary to approve this Agreement or the Ancillary Agreements to which the Company is a party or to authorize or consummate the transactions contemplated hereby or thereby. This Agreement and the Ancillary Agreements to which the Company is a party have been duly and validly executed and delivered by the Company and (assuming the due authorization, execution and delivery of this Agreement and the Ancillary Agreements to which the Company is a party by each of the other parties hereto and thereto) constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as the enforceability thereof may be subject to or limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or affecting the rights of creditors generally and the availability of equitable relief (whether in proceedings at law or in equity).

Section 4.4.2 Neither the execution and delivery by the Company or any of its Affiliates of this Agreement or the Ancillary Agreements to which the Company or any of its Affiliates is a party nor the consummation by the Company or any of its Affiliates of any of the transactions contemplated hereby or thereby, nor compliance by the Company or any of its Affiliates with any of the terms or provisions hereof or thereof, will (i) violate any provision of the articles of incorporation, charter or bylaws or comparable organizational documents of the Company or (ii) (x) violate, conflict with or require any notice, filing, consent, waiver or approval under any Applicable Law to which the Company or any of its properties, contracts or assets are subject, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with or without notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate or result in a right of acceleration of the performance required by, result in the creation of any Encumbrance upon the Common Stock or any Encumbrance upon the properties, contracts or assets of the Company under, or require any notice, approval, waiver or consent under, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company is a party, or by which the Company or any of its properties or assets may be bound or affected.

Section 4.5 Consents and Approvals. Except for the filing of the Certificate of Merger with the Secretary of State of the State of California and those consents, approvals and notices set forth on Section 4.5 of the Company Disclosure Schedule, no consents or approvals of or notices to or filings, declarations or registrations with any Governmental Authority or any third party are necessary in connection with (i) the execution and delivery by the Company and its Affiliates of this Agreement or any of the Ancillary Agreements or (ii) the consummation by the Company or any of its Affiliates of the transactions contemplated hereby or thereby so as to permit the Surviving Corporation to continue the Company Business after the Closing Date.

Section 4.6 Financial Statements.

Section 4.6.1 Section 4.6.1 of the Company Disclosure Schedule sets forth true, correct and complete copies of (i) the unaudited consolidated balance sheet of the Company as of March 31, 2004 and the related consolidated statements of income and changes in shareholders’ equity for the three (3) months ended March 31, 2004 (the statements referred to in this clause (i) (including the balance sheet), the “Interim Period Unaudited Company Financial Statements” and the balance sheet as of March 31, 2004, the “Interim Period Unaudited Company Balance Sheet”); and (ii) the unaudited consolidated balance sheets of the Company as of December 31, 2003 and 2002 and the related consolidated statements of income and changes in shareholders’ equity for the fiscal years ended December 31, 2003 and 2002 (the statements referred to in this clause (ii) (including the balance sheets), the “Year-End Unaudited Company Financial Statements”). The Interim Period Unaudited Company Financial Statements and the Year-End Unaudited Company Financial Statements present fairly, in all material respects, the consolidated financial position of the Company as of the respective dates thereof and the results of the Company’s consolidated operations for the fiscal periods therein set forth. Each of the Year-End Unaudited Company Financial Statements and the Interim Period Unaudited Company Financial Statements have been prepared in accordance with both the Company’s past practice and GAAP consistently applied throughout such fiscal periods. There are no significant deficiencies or material weaknesses in the design or operation of the Company’s internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data. There is no fraud in connection with the Interim Period Unaudited Company Financial Statements or the Year-End Unaudited Company Financial Statements, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls. None of the Key Employees or James Robinson is, or has been, involved in any of the events described in Item 401(f) of Regulation S-K promulgated under the Securities Act of 1933, as amended.

Section 4.6.2 Section 4.6.2 of the Company Disclosure Schedule sets forth a true, correct and complete itemization of the accounts receivable (including aging) of the Company as of the date of this Agreement (the “Accounts Receivable”). The Accounts Receivable represent bona fide claims against debtors for sales, services performed or other charges arising on or before the respective dates of recording thereof, and all of the goods delivered and services performed which gave rise to the Accounts Receivable were delivered or performed in accordance with applicable orders, Contracts or customer requirements. All Accounts Receivable have been billed in accordance with the past practice of the Company consistently applied and are fully collectible in the ordinary course of business within three (3) months (though not guaranteed to be actually collected), except to the extent of an amount not in excess of the reserve for doubtful accounts reflected on the Interim Period Unaudited Company Balance Sheet.

Section 4.7 Contracts. Section 4.7(a) of the Company Disclosure Schedule sets forth a complete and accurate list or description of all Contracts: (v) pursuant to which the Company is either obligated to pay or entitled to receive in excess of $10,000 and that is not otherwise required to be disclosed pursuant to subsections (w), (x), (y) or (z) of this Section 4.7; provided, however, that Section 4.7 of the Company Disclosure Schedule does not omit any Contracts pursuant to which, when viewed collectively, the Company is either obligated to pay or entitled to receive in excess of $50,000 in the aggregate; (w) that are not terminable by the Company within ninety (90) days from the date of this Agreement without penalty or further obligation on the part of the Company; (x) that involve payments based on profits or revenues of the Company; (y) that are employment, management, consulting or severance agreements or other agreements or arrangements with any of the Company Business Employees or Company Business Independent Contractors; or (z) that include any noncompetition or nonsolicitation covenant or any exclusive dealing or similar arrangement that limits the ability of the Company or any of its Affiliates to compete (geographically or otherwise) in any line of business (collectively, the “Scheduled Contracts”). Except as set forth in Section 4.7(b) of the Company Disclosure Schedule, as of the date hereof, each of the Contracts is a legal, valid and binding obligation of the Company (assuming the due authorization, execution and delivery by the other parties thereto) and is in full force and effect and enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting creditors generally and by the availability of equitable remedies (whether in proceedings at law or in equity). Except as set forth in Section 4.7(b) of the Company Disclosure Schedule, the Company has not received notice of cancellation of or default under or intent to cancel or call a default under any of the Contracts. Except as set forth in Section 4.7(b) of the Company Disclosure Schedule, the Company has performed all material obligations required to be performed by it to date under the Contracts, and there exists no event or condition which with or without notice or lapse of time or both would be a material breach or a material default on the part of the Company or, to the Knowledge of the Company, on the part of any other party to such Contracts. As of the Effective Date, each of the Contracts identified in Section 4.7 of the Company Disclosure Schedule has been executed and delivered by the parties thereto and is in full force and effect, notwithstanding disclosure to the contrary contained in Section 4.7 of the Company Disclosure Schedule.

Section 4.8 Intellectual Property.

Section 4.8.1 Generally. Section 4.8.1 of the Company Disclosure Schedule sets forth a complete and accurate list of all United States and foreign: (i) trademarks and service marks (whether registered or unregistered), trade names, trade dress, designs and general intangibles of like nature, together with all common law rights and goodwill related to the foregoing (collectively, “Trademarks”); (ii) patents and patent applications (including any continuations, continuations-in-part, divisionals, reissues, renewals and applications for any of the foregoing) (collectively “Patents”); (iii) copyrights, moral rights and other rights of authorship or exploitation, and mask works (including any registrations and applications therefore and whether registered or unregistered) (collectively “Copyrights”); and domain names, including top-level Internet domain names and all lower-level Internet domain names for which such top-level domains are a root or parent, whether in the form of an address for use in electronic mail transfer, a Universal Resource Locator, a File Transfer Protocol location, or other form suitable for specifying the location of an electronic data file over a distributed computer network (collectively, “Domain Names”), in each case owned by or licensed to Company, in whole or in part, including jointly with others (such schedule specifying if such Intellectual Property is owned jointly), or used by the Company in the conduct or operation of the Company Business.

Section 4.8.2 Trademarks.

Section 4.8.2.1 All Trademarks of the Company for which an application for trademark registration has been filed are currently in compliance with all legal requirements, other than any requirement that, if not satisfied, would not result in a cancellation of any such registration or otherwise adversely affect the use, priority or enforceability of the Trademark in question. No registered Trademark of Company has been or is now involved in any opposition or cancellation proceeding in the United States Patent and Trademark Office. To the Knowledge of the Company, there has been no prior use of any Trademark of Company by any third party that confers upon said third party superior rights in any such Trademark.

Section 4.8.2.2 Except as set forth in Section 4.8.2.2 of the Company Disclosure Schedule, the Company is the owner of all right, title and interest in and to all of the Trademarks, in each case free and clear of any and all Encumbrances, covenants, conditions and restrictions or other adverse claims or interests of any kind or nature, and the Company has not received any written notice or claim or, to the Knowledge of the Company, any oral notice or claim, challenging the Company’s complete and exclusive ownership of the Trademarks or suggesting that any other Person has any claim of legal or beneficial ownership with respect thereto. There is no agreement, decree, arbitral award or other provision or contingency which obligates Company to grant licenses in future Trademarks.

Section 4.8.3 Patents.

Section 4.8.3.1 All Patents of the Company are currently in compliance with legal requirements (including payment of filing, examination, and maintenance fees and proofs of working or use) other than any requirement that, if not satisfied, would not result in a revocation or lapse or otherwise adversely affect the enforceability of the Patent in question and the Company has not taken any action or failed to take any action (including a failure to disclose material prior art in connection with the prosecution of any Patent), or used or enforced (or failed to use or enforce) any of the Patents in a manner that would result in the abandonment or unenforceability of any of the Patents.

Section 4.8.3.2 No Patent of the Company has been or is now involved in any interference, reissue, reexamination or opposing proceeding in the United States Patent and Trademark Office or any foreign patent office and, to the Knowledge of the Company, no such action has been threatened. There is no Patent of any Person that claims the same subject matter as any Patent of the Company and, to the Knowledge of the Company, no prior art that invalidates any claim of any Patent of the Company.

Section 4.8.3.3 The Company is the owner of all right, title and interest in and to all of the Patents, in each case free and clear of any and all Encumbrances, covenants, conditions and restrictions or other adverse claims or interests of any kind or nature, and the Company has not received any written or oral notice or claim challenging the Company’s complete and exclusive ownership of the Patents or suggesting that any other Person has any claim of legal or beneficial ownership with respect thereto. There is no agreement, decree, arbitral award or other provision or contingency which obligates the Company to grant licenses in future Patents.

Section 4.8.3.4 To the Knowledge of the Company, and after reasonable investigation customary in the industry, the inventions disclosed in the Patents may be practiced by the Company without infringing any other patents owned by any Person.

Section 4.8.4 Copyrights.

Section 4.8.4.1 The Company is the owner of all right, title and interest in and to each of the Copyrights used by the Company other than those as to which the rights being exercised by the Company under valid license from another Person (collectively, “Company Owned Copyrights”), free and clear of any and all Encumbrances, covenants, conditions and restrictions or other adverse claims or interests of any kind or nature, and the Company has not received any notice or claim (whether written or, to the Knowledge of the Company, oral) challenging the Company’s complete and exclusive ownership of the Company Owned Copyrights or suggesting that any other Person has any claim of legal or beneficial ownership with respect thereto.

Section 4.8.4.2 The Company has not received any notice or claim (whether written or, to the Knowledge of the Company, oral) challenging or questioning the validity or enforceability of any of the Company Owned Copyrights or indicating an intention on the part of any Person to bring a claim that any Company Owned Copyright is invalid, is unenforceable or has been misused and, to the Knowledge of the Company, no Company Owned Copyright otherwise has been challenged or threatened in any way.

Section 4.8.4.3 The Company has not taken any action or, to the Knowledge of the Company, failed to take any action (including a failure to disclose required information to the United States Copyright Office in connection with any registration of a registered copyright therewith), or used or enforced (or failed to use or enforce) any of the Company Owned Copyrights, in each case in a manner that would result in the unenforceability of any of the Company Owned Copyrights. The Company has taken all reasonable steps to protect the Company’s rights in and to the Company Owned Copyrights, in each case in accordance with standard industry practice. To the Knowledge of the Company, no other Person has infringed or is infringing any of the Company Owned Copyrights.

Section 4.8.5 Trade Secrets.

Section 4.8.5.1 The Company has taken all reasonable steps in accordance with normal industry practice to protect its rights in confidential information and proprietary information, including any formula, pattern, compilation, program, device, method, technique, or process, that: (1) derives independent economic value, actual or potential, from not being generally known to the public or to other Persons who can obtain economic value from its disclosure or use; and (2) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy (collectively, “Trade Secrets”).

Section 4.8.5.2 Without limiting the generality of Section 4.8.5.1, each employee, consultant and contractor of the Company has executed a proprietary information, confidentiality and assignment agreement substantially in the form provided to Buyer, assigning to the Company all rights to any Intellectual Property that is developed by such employee, consultant or contractor, as applicable, and that otherwise appropriately protects the Intellectual Property of the Company, and no such employee, consultant or contractor is, to the Knowledge of the Company, in breach or violation of any such agreement. Except under confidentiality obligations or in connection with the release of distribution of products, there has been no disclosure by the Company of its confidential information or Trade Secrets; nor have any actions been taken by the Company which would materially affect the Company’s ability to obtain U.S. or foreign protection for the Company’s inventions.

Section 4.8.6 License Agreements.

Section 4.8.6.1 Section 4.8.6.1 of the Company Disclosure Schedule sets forth a complete and accurate list of all license agreements (or forms of license agreements used by the Company in the ordinary course of business and containing no material deviations from such forms) granting to the Company any right to use or practice any rights under any Intellectual Property (other than “off-the-shelf” shrink wrap software commercially available on reasonable terms to any Person (collectively, the “Company Inbound License Agreements”), indicating for each the title and the parties thereto. No licensing fees, royalties or payments are due or payable by the Company in connection with any Company Inbound License Agreement except as set forth on Section 4.8.6.1 of the Company Disclosure Schedule.

Section 4.8.6.2 Section 4.8.6.2 of the Company Disclosure Schedule sets forth a complete and accurate list of all license agreements (or forms or license agreements used by the Company in the ordinary course and containing no material deviations from such forms) under which the Company grants licenses of Software or grants other rights in or to use or practice any rights under any Intellectual Property (collectively, the “Company Outbound License Agreements”), indicating for each the title and the parties thereto.

Section 4.8.6.3 There is no outstanding or, to the Knowledge of the Company, threatened dispute or disagreement with respect to any Company Inbound License Agreement or any Company Outbound License Agreement. Correct and complete executed copies of all Company Inbound License Agreements and Company Outbound License Agreements have been made available to Buyer.

Section 4.8.7 Domain Names. Company is the sole owner of the Domain Names, and all such Domain Names are currently registered by Company, as sole owner, with an ICANN accredited registrar, and the registration fees are paid through the date(s) listed on Section 4.8.7 of the Company Disclosure Schedule. The Company is the owner or authorized licensee of all content displayed on the Internet site associated with each of the Domain Names (collectively, the “Content”), and no consent, license or approval from any third party is required in connection with the sale or transfer of the ownership of the Domain Names and the continued use of the Content by the Surviving Corporation. To the Knowledge of the Company, no facts or circumstances exist which could reasonably form the basis of a challenge relating to Buyer’s unencumbered use of the Domain Names or Content, or any part thereof.

Section 4.8.8 Ownership; Sufficiency of Intellectual Property Assets. The Company owns or possesses adequate licenses or other rights to use, free and clear of Encumbrances (except in the case of licenses, the interests of the licensing party), orders, arbitration awards and contingent licenses arising from termination provisions (or other causes) in agreements between the Company and any other Person, all of its Intellectual Property. The Intellectual Property identified in Section 4.8.1 of the Company Disclosure Schedule, together with Trade Secrets, Company Owned Copyrights, the Company’s unregistered Copyrights and the Company’s rights granted to it under the Company Inbound License Agreements, constitute all the Intellectual Property rights and Company Inbound License Agreements used in or necessary for the operation of the Company Business as currently conducted and are all such Intellectual Property rights and Company Inbound License Agreements necessary to operate the Company Business after the Closing in substantially the same manner as the Company Business has been operated by the Company during the six (6) months prior to the Closing.

Section 4.8.9 No Infringement by the Company. The products used, manufactured, marketed, sold or licensed by the Company, and all Intellectual Property used in the conduct of the Company Business as currently conducted, do not infringe upon, violate or constitute the unauthorized use of any rights owned or controlled by any third party, including any Intellectual Property of any third party. No litigation is now, or since incorporation of Company has been, pending and no notice or other claim has been received by the Company, (A) alleging that the Company has engaged in any activity or conduct that infringes upon, violates or constitutes the unauthorized use of the Intellectual Property rights of any third party, including any contamination or misappropriation of trade secrets claims, or (B) challenging the ownership, use, validity or enforceability of any Intellectual Property owned or exclusively licensed by or to the Company.

Section 4.8.10 No Infringement by Third Parties. To the Knowledge of the Company, no third party is misappropriating, infringing, diluting or violating any Intellectual Property owned or exclusively licensed by the Company, and no claims for any of the foregoing have been brought against any third party by the Company. The Company has taken reasonable steps in accordance with normal industry practice to protect its Intellectual Property.

Section 4.8.11 Assignment; Change of Control. The execution, delivery and performance by the Company of this Agreement, the Ancillary Agreements and each of the other documents contemplated hereby or thereby to which it is a party, and the consummation of the transactions contemplated hereby and thereby, will not result in the loss or impairment of, or give rise to any right of any third party to terminate, any of the Company’s rights to own any of its Intellectual Property or rights under any Company Inbound License Agreement or Company Outbound License Agreement, nor require the consent of any Governmental Authority or third party in respect of any such Intellectual Property.

Section 4.8.12 Software. The Software owned or purported to be owned by the Company was: (i) developed by employees of the Company within the scope of their employment; (ii) developed by independent contractors who have assigned their rights to the Company pursuant to written agreements; or (iii) otherwise acquired by the Company from a third party who assigned all Intellectual Property rights in the Software to the Company. The Software performs in accordance with its documentation in all material respects free of any bugs, viruses or programming errors materially affecting any or all of its functionality. None of the Software is, in whole or in part, subject to the provisions of any open source or quasi-open source license agreement or any other agreement obligating the Company to make source code available to third parties or publish source code. The Company has made no submission or suggestion and is not subject to any agreement with standards bodies or other entities which would obligate the Company to grant licenses to or otherwise impair its control of its Intellectual Property. The Software contains all current revisions of such Software, and includes all computer programs, materials, tapes, know-how, object and source codes, other written materials, know-how and processes related to the Software. Company has delivered to Buyer complete and correct copies of the Software in its current form and all user and technical documentation related thereto. Company has kept secret and has not disclosed the source code for the Software to any person or entity other than certain employees of Company who are subject to the terms of a binding confidentiality agreement with respect thereto. Company does not have any obligation to compensate any person for the development, use, sale or exploitation of the Software nor has Company granted to any other person or entity any license, option or other rights to develop, use, sell or exploit in any manner the Software whether requiring the payment of royalties or not.

Section 4.8.13 Encryption Technology. The Company Business as currently conducted and as currently proposed to be conducted complies with all Applicable Laws, rules and regulations, whether domestic or foreign, regarding encryption technology, including, without limitation, the import and export thereof.

Section 4.8.14 Performance of Existing Products. The Company’s existing and currently manufactured and marketed products perform, free of material defects, the functions described in any agreed specifications or end user documentation, press releases or other information provided to Buyer or to customers or potential customers of the Company on which such customers or potential customers relied or would reasonably be expected to rely upon when licensing or otherwise acquiring such products and the Company has not been notified, either in writing or, to the Knowledge of the Company, verbally, that such products do not perform as set forth above. To the extent that the Company’s products have not been launched, the Company has fully disclosed to Buyer in writing all currently known technical problems or concerns associated with such products that affect the performance of the Company’s products.

Section 4.8.15 Use of User Data.

Section 4.8.15.1 The Company’s use, license, sublicense and sale of any User Data collected from users at www.webshots.com and any co-branded websites which the Company manages have complied in all material respects with the Company’s published privacy policy and terms of use at the time such User Data was collected (collectively, the “Company Policies”), excluding any violation that, if disclosed, would not reasonably be expected to result in a material claim against the Company.

Section 4.8.15.2 The Company is in compliance in all material respects with all U.S. federal or state Applicable Laws and contractual obligations binding on the Company that relate to or govern the compilation, use and transfer of User Data.

Section 4.8.15.3 There is no Proceeding (including any audit or investigation) pending or, to the Knowledge of the Company, threatened, by any Person or any Governmental Authority involving the use, disclosure or transfer of any User Data by the Company, nor, to the Knowledge of the Company, has the Company been contacted by any Governmental Authority regarding the use, disclosure or transfer of any User Data by the Company.

Section 4.8.15.4 None of the Company Policies prohibits the transfer of User Data to Buyer and its Affiliates pursuant to Buyer’s acquisition of the websites of the Company pursuant to this Agreement (it being understood that, following such transfer, such User Data remains subject to the applicable use limitations set forth in such Company Policies).

Section 4.8.15.5 To the Knowledge of the Company, no Person has obtained unauthorized access to User Data stored on the computer systems of the Company (including, without limitation, any User Data contained in any hard copy printouts), nor has there been any other unauthorized acquisition of material computerized data of the Company (including, without limitation, any data contained in any hard copy printouts) that has compromised the security, confidentiality or integrity of any User Data maintained by the Company in any material manner.

Section 4.9 Employee Benefit Matters.

Section 4.9.1 Section 4.9.1 of the Company Disclosure Schedule contains a complete list of Employee Plans which cover or have covered employees of the Company. True and complete copies of each of the following documents have been delivered by the Company to Buyer: (i) each Employee Plan (and, if applicable, related trust agreements, annuity contracts or other funding instruments) which covers or has covered employees of the Company and all amendments thereto, all current summary plan descriptions, the most recent summary of material modifications (as defined in ERISA) and all written interpretations and descriptions thereof which the Company generally distributes to participants therein and a complete description of any Employee Plan which is not in writing, (ii) the most recent determination letter issued by the Internal Revenue Service and any opinion letter issued by the Department of Labor with respect to each Pension Plan and each voluntary employees’ beneficiary association as defined under Section 501(c)(9) of the Code (other than a Multiemployer Plan) which covers or has covered employees of the Company, (iii) for the two (2) most recent plan years, Annual Reports on Form 5500 Series required to be filed with any governmental agency for each Pension Plan or Welfare Plan which covers or has covered employees of the Company, (iv) a description of complete age, salary, service and related data as of the last day of the last plan year for employees and former employees of the Company, and (v) a description setting forth the amount of any liability of the Company as of the Closing Date for payments more than thirty (30) calendar days past due with respect to any Welfare Plan.

Section 4.9.2 Pension Plans.

Section 4.9.2.1 No Pension Plan is or was at any time subject to Title IV or Part 3 of Title I of ERISA or Section 412 of the Code and neither the Company nor any ERISA Affiliate is subject to any liability under Title IV or Part 3 of Title I of ERISA.

Section 4.9.2.2 Each Pension Plan and each related trust agreement, annuity contract or other funding instrument which covers or has covered employees or former employees of the Company which has been operated as a qualified plan (1) has received a favorable determination letter from the Internal Revenue Service stating that such Pension Plan and each related trust is qualified and tax-exempt under the provisions of Code Sections 401(a) (or 403(a), as appropriate) and 501(a) and (2) to the Knowledge of the Company has been so qualified during the period from its adoption to date.

Section 4.9.2.3 Each Pension Plan and each related trust agreement, annuity contract or other funding instrument which covers or has covered employees or former employees of the Company currently complies in all material respects and has been maintained in compliance in all material respects with its terms and, both as to form and in operation, with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such plans, including, without limitation, ERISA and the Code.

Section 4.9.3 Multiemployer Plans. Neither the Company nor any ERISA Affiliate has any liability with respect to a Multiemployer Plan, and no liability will arise or be imposed on the Company or any ERISA Affiliate under, or with respect to, any Multiemployer Plan.

Section 4.9.4 Welfare Plans.

Section 4.9.4.1 Each Welfare Plan which covers or has covered employees or former employees of the Company currently complies in all material respects and has been maintained in compliance in all material respects with its terms and, both as to form and operation, with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Welfare Plan, including, without limitation, ERISA and the Code.

Section 4.9.4.2 Except as required by COBRA, none of the Company, any ERISA Affiliate or any Welfare Plan has any present or future obligation to make any payment to, or with respect to any present or former employee of the Company or any ERISA Affiliate pursuant to, any retiree medical benefit plan, or other retiree Welfare Plan.

Section 4.9.4.3 Each Welfare Plan which covers or has covered employees or former employees of the Company and which is a “group health plan,” as defined in Section 607(1) of ERISA, presently complies in all material respects with and has been operated in compliance in all material respects with provisions of COBRA.

Section 4.9.4.4 The insurance policies, if any, relating to each Welfare Plan provide coverage for each employee, consultant, independent contractor or retiree of the Company (and, if applicable, its dependents) who has been advised by the Company, whether through an Employee Plan or otherwise, that he or she is covered by such Welfare Plan.

Section 4.9.5 Benefit Arrangements. Each Benefit Arrangement which covers or has covered employees or former employees of the Company presently complies and has been maintained in compliance in all material respects with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Benefit Arrangement, including, without limitation, the Code.

Section 4.9.6 Unrelated Business Taxable Income; Unpaid Contributions. No Employee Plan (or trust or other funding vehicle pursuant thereto) has incurred any liability under Code Section 511. Neither the Company nor any ERISA Affiliate has any liability for unpaid contributions under Section 515 of ERISA with respect to any Pension Plan, Multiemployer Plan or Welfare Plan.

Section 4.9.7 Fiduciary Duties and Prohibited Transactions. Neither the Company nor any plan fiduciary of any Welfare Plan or Pension Plan which covers or has covered employees or former employees of the Company or any ERISA Affiliate has engaged in, or has any liability in respect of, any transaction in violation of Sections 404 or 406 of ERISA or any “prohibited transaction,” as defined in Section 4975(c)(1) of the Code, or has otherwise violated the provisions of Part 4 of Title I, Subtitle B of ERISA so as to create any liability of the Company or any Welfare )Plan or Pension Plan. The Company has not participated in a violation of Part 4 of Title I, Subtitle B of ERISA by any fiduciary of any Welfare Plan or Pension Plan, and the Company has not been assessed any civil penalty under Section 502(l) of ERISA.

Section 4.9.8 Litigation. There is no action, order, writ, injunction, judgment or decree outstanding or claim (other than routine claims for benefits), suit, litigation, proceeding, arbitration proceeding, governmental audit or investigation relating to or seeking benefits under any Employee Plan that is pending or, to the Knowledge of the Company, anticipated or threatened against the Company, any ERISA Affiliate or any Employee Plan.

Section 4.9.9 No Amendments. Neither the Company nor any ERISA Affiliate has announced to employees, former employees, consultants or directors an intention to create, or otherwise created, a legally binding commitment to adopt any additional Employee Plan which is intended to cover employees or former employees of the Company or to amend or modify any existing Employee Plan which covers or has covered employees or former employees of the Company.

Section 4.9.10 [intentionally left blank]

Section 4.9.11 Insurance Contracts. No Employee Plan holds as an asset of any Employee Plan any interest in any annuity contract, guaranteed investment contract or any other investment or insurance contract issued by an insurance company that is the subject of bankruptcy, conservatorship or rehabilitation proceedings.

Section 4.9.12 No Acceleration or Creation of Rights. Neither the execution and delivery of this Agreement or the Ancillary Agreements by the Company nor the consummation of the transactions contemplated hereby or thereby will result in the acceleration or creation of any rights of any person to benefits under any Employee Plan (including, without limitation, the acceleration of the vesting or exercisability of any stock options, the acceleration of the vesting of any restricted stock, the acceleration of the accrual or vesting of any benefits under any Pension Plan or the acceleration or creation of any rights under any severance, parachute or change in control agreement).

Section 4.9.13 No Other Material Liability. To the Knowledge of the Company, no event has occurred in connection with which the Company, any ERISA Affiliate or any Employee Plan, directly or indirectly, could be subject to any material liability (other than the payment of benefits under the terms of such Employee Plan) (A) under any statute, regulation or governmental order relating to any Employee Plan or (B) pursuant to any obligation of the Company to indemnify any person against liability incurred under any such statute, regulation or order as they relate to the Employee Plans.

Section 4.10 Labor and Other Employment Matters.

Section 4.10.1 Schedule 4.10.1 of the Company Disclosure Schedule sets forth a complete and accurate list (giving name, job title, credited service, current annual compensation (including a separate statement of base salary, bonus and benefits for each individual)) of each current Company Business Employee and his or her current employer. Each current Company Business Employee is in good standing with his or her respective employer. The Company is not and has never been delinquent in payments to any Company Business Employees or Company Business Independent Contractors for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it or amounts required to be reimbursed to such employee or independent contractor, as the case may be. The Company is and has always been in compliance with all Applicable Law respecting labor, employment, immigration, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, wages and hours. The Company has withheld all amounts required by Applicable Law or by agreement to be withheld from the wages, salaries, and other payments to employees; and the Company is not and has never been liable for any arrears of wages or any penalty for failure to comply with any of the foregoing. The Company is not and has never been liable for any payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business and consistent with past practice). The employment of all persons presently employed or retained by the Company is terminable at will.

Section 4.10.2 There are no pending claims against the Company under any workers’ compensation plan or policy or for long-term disability. The Company is not bound by or subject to (and none of its assets or properties are bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the Knowledge of the Company, has sought to represent any of the employees, representatives or agents of the Company. There is no strike or other labor dispute involving the Company pending or, to the Knowledge of the Company, threatened. The Company has never received any demand letters, civil rights charges, suits, drafts of suits, administrative claims of or from any of its employees. There are no controversies pending or, to the Knowledge of the Company, threatened, between the Company and any Company Business Employees or Company Business Independent Contractors, which controversies have or could reasonably be expected to result in an action, suit, proceeding, claim, arbitration or investigation before any Governmental Authority.

Section 4.10.3 To the Knowledge of the Company, no Company Business Employees or Company Business Independent Contractors are or have ever been in violation of any term of any employment contract, non-disclosure agreement, noncompetition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company because of the nature of the business conducted or presently proposed to be conducted by the Company or to the use of trade secrets or proprietary information of others. To the Knowledge of the Company, no Company Business Employees or Company Business Independent Contractors are or have ever been in violation of any term of any employment contract, non-disclosure agreement, noncompetition agreement, or any restrictive covenant relating to the Company Business.

Section 4.10.4 No current Company Business Employee has given notice to the Company, nor is the Company otherwise aware, that any such Company Business Employee intends to terminate his or her employment with the Company. No current Company Business Independent Contractor has given notice to the Company, nor is the Company otherwise aware, that any such Company Business Independent Contractor intends to terminate his or her relationship with the Company. The Company is in compliance with all Applicable Laws concerning the classification of employees and independent contractors and has properly classified all such Persons for purposes of participation in the Employee Plans.

Section 4.11 Tax Matters.

Section 4.11.1 Filing of Tax Returns. The Company has duly and timely filed with the appropriate Tax authorities all Tax Returns required to be filed. All such Tax Returns are complete and accurate in all material respects. All Taxes due and owing by any of the Company on or before the date hereof (whether or not shown on any Tax Returns) have been paid. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by a Tax authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

Section 4.11.2 Payment of Taxes. The unpaid Taxes of the Company (i) did not, as of the dates of the Interim Period Unaudited Company Financial Statements, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Interim Period Unaudited Company Balance Sheet (rather than in any notes thereto), and (ii) will not exceed such reserve as reflected on the face of the Closing Balance Sheet (rather than in any notes thereto). Since December 31, 2003, the Company has not incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice. For purposes of this representation, Taxes shall be allocated in the manner set forth in the last sentence in Section 7.3.

Section 4.11.3 Audits, Investigations or Claims. No deficiencies for Taxes with respect to the Company have been claimed or proposed in writing or assessed by a Tax authority. There are no pending or, to the Company’s Knowledge, threatened audits, assessments or other actions for or relating to any liability in respect of Taxes of the Company. There are no matters under discussion with any Tax Authority, or known to the Company, with respect to Taxes that are likely to result in an additional liability for Taxes with respect to the Company. The Company has delivered or made available to Buyer complete and accurate copies of federal, state and local income Tax Returns of the Company and its predecessors for the years ended December 31, 2001, 2002 and 2003, and complete and accurate copies of all examination reports and statements of deficiencies assessed against or agreed to by any of the Company or any predecessors since December 31, 2001, with respect to Taxes of any type. Neither the Company nor any predecessor has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, nor has any request been made in writing for any such extension or waiver. No power of attorney (other than powers of attorney authorizing employees of the Company to act on behalf of the Company) with respect to any Taxes has been executed or filed with any Tax authority.

Section 4.11.4 Liens. There are no liens for Taxes upon the assets of the Company (other than with respect to liens for Taxes not yet due and payable).

Section 4.11.5 No Withholding. The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

Section 4.11.6 Other Entity Liability. The Company does not have any liability for the Taxes of any other Person (other than the Company) under Treasury Regulation Section 1.1502–6 (or any similar provision of state, local, or foreign Law), as a transferee, by contract, or otherwise. The Company has not been a member of an affiliated group filing a consolidated federal income Tax Return.

Section 4.11.7 Tax Sharing Agreements. There are no Tax sharing agreements or similar arrangements (including indemnity arrangements) with respect to or involving the Company, and, after the Closing Date, the Company shall not be bound by any such Tax sharing agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.

Section 4.11.8 Spin-Offs. The Company has not distributed the stock of any corporation in a transaction satisfying the requirements of Section 355 of the Code since April 16, 1997, and the stock of the Company has not been distributed in a transaction satisfying the requirements of Section 355 of the Code since April 16, 1997.

Section 4.11.9 Tax Elections. The Company (i) has not consented at any time under former Section 341(f)(1) of the Code to have the provisions of former Section 341(f)(2) of the Code apply to any disposition of the assets of the Company; (ii) has not agreed, and is not required, to make any adjustment under Section 481(a) of the Code for any period after the Closing Date by reason of a change in accounting method or otherwise; (iii) has not made an election, and is not required, to treat any of its assets as owned by another Person pursuant to the provisions of former Section 168(f) of the Code or as tax–exempt bond financed property or tax–exempt use property within the meaning of Section 168 of the Code; (iv) has not acquired and does not own any assets that directly or indirectly secure any debt the interest on which is tax exempt under Section 103(a) of the Code; (v) has not made and will not make a consent dividend election under Section 565 of the Code; or (vi) made any of the foregoing elections or is required to apply any of the foregoing rules under any comparable state or local Tax provision.

Section 4.11.10 Partnerships, Single Member LLCs, CFCs, PHCs, and PFICs. The Company (i) is not a partner for Tax purposes with respect to any joint venture, partnership, or other arrangement or Contract which is treated as a partnership for Tax purposes, (ii) does not own a single member limited liability company which is treated as a disregarded entity, (iii) is a shareholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or foreign law), (iv) is not a “personal holding company” as defined in Section 542 of the Code (or any similar provision of state, local or foreign Law), and (v) is not a shareholder of a “passive foreign investment company” within the meaning of Section 1297 of the Code.

Section 4.11.11 Permanent Establishments. The Company does not have and has not had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States of America and such foreign country.

Section 4.11.12 Disallowance of Interest Deductions. None of the outstanding indebtedness of the Company constitutes indebtedness with respect to which any interest deductions may be disallowed under Sections 163(i) or 163(l) or 279 of the Code or under any other provision of applicable law.

Section 4.11.13 S Corporation Status. The Company has been a validly electing S corporation within the meaning of Code Sections 1361 and 1362 (and any comparable state or local Tax provisions) at all times during its existence, and the Company will be an S corporation up to and including the Closing Date.

Section 4.11.14 Built-in Gain. The Company will not be liable for any Tax under Section 1374 of the Code in connection with the deemed sale of its assets caused by the Section 338(h)(10) Election. The Company has not, in the past 10 years, (i) acquired assets from another corporation in a transaction in which the Company’s Tax basis for the acquired assets was determined, in whole or part, by reference to the Tax basis of the acquired assets in the hands of the transferor or (ii) acquired the stock of any corporation which is a “qualified subchapter S subsidiary” within the meaning of Section 1361(b)(3)(B) of the Code.

Section 4.11.15 Tax Shelters. The Company has not entered into any transaction identified as a “listed transaction” for purposes of Treasury Regulations §§ 1.6011-4(b)(2) or 301.6111-2(b)(2). If the Company has entered into any transaction such that, if the treatment claimed by it were to be disallowed, the transaction would constitute a substantial understatement of federal income tax within the meaning of Code Section 6662, then it believes that it has either (x) substantial authority for the tax treatment of such transaction or (y) disclosed on its Tax Return the relevant facts affecting the tax treatment of such transaction.

Section 4.12 Legal Proceedings. There are no legal, administrative, arbitral or other proceedings (including disciplinary proceedings), claims, suits, actions or governmental or regulatory investigations of any nature (collectively, “Proceedings”) that are pending or, to the Knowledge of the Company, threatened (i) against the Company, any of the Company Assets or the Company Business or that challenge the validity or propriety of the transactions contemplated by this Agreement or by any of the Ancillary Agreements; (ii) involving any of the Company’s products; or (iii) challenging the Company’s right to use any products owned or licensed by any of the Company’s vendors. There is no injunction, order, judgment, decree or regulatory restriction imposed upon the Company, any of the Company Assets or the Company Business.

Section 4.13 Compliance with Applicable Law.

Section 4.13.1 The Company holds, and at all times has held, and at Closing will hold, all licenses, franchises, decrees, permits and authorizations required under Applicable Law (collectively, “Permits”) for the lawful ownership, operation and use of the Company Assets and the conduct of the Company Business under and pursuant to, and has complied with each, and the Company is not in default under any Applicable Law relating to the Company or any of its assets, properties or operations in any material respect, and to the Company’s Knowledge there are no outstanding material violations of any of the above, and the Company has not received notice asserting any such violation. The Company has been and is in compliance with all Permits. Section 4.13.1 of the Company Disclosure Schedule sets forth a true and complete list of all Permits currently held by the Company.

Section 4.13.2 No Governmental Authority has initiated, and no Governmental Authority has provided notice to the Company of any threatened proceeding or investigation into the business or operations of the Company or any of its officers, directors or employees in their capacity as such with the Company and, to the Knowledge of the Company, no such proceedings or investigations are contemplated. There is no unresolved deficiency, violation or exception claimed or asserted by any Governmental Authority with respect to any examination of any of the Company.

Section 4.14 Environmental Matters. The Company (v) is in compliance with all, and is not subject to any liability, in each case with respect to any, applicable Environmental Laws, (w) holds or has applied for all Environmental Permits necessary to conduct their current operations, and (x) is in compliance with its Environmental Permits. The Company has not received any notice, demand, letter, claim or request for information alleging that the Company may be in violation of, or liable under, any Environmental Law. The Company (y) has not entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials and no investigation, litigation or other proceeding is pending or threatened with respect thereto, or (z) is an indemnitor in connection with any claim threatened or asserted by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Materials. The Company does not use any Hazardous Materials in the conduct or operation of the Company Business. None of the real property owned or leased by the Company is listed or, to the Knowledge of the Company, proposed for listing on the “National Priorities List” under CERCLA, as updated through the date hereof, or any similar state or foreign list of sites requiring investigation or cleanup.

Section 4.15 Properties. The Company has good and marketable title to, or valid leasehold interests in, all of its properties and assets. All such assets and properties, other than assets and properties in which the Company has a leasehold interest, are free and clear of all Encumbrances. The Company has complied with the terms of all leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect. The Company enjoys peaceful and undisturbed possession under all such leases. Section 4.15 of the Company Disclosure Schedule sets forth a complete list of all real property and interests in real property owned or leased by the Company and a true and complete list of all personal property, equipment and fixtures (other than items or categories of items having a book value of less than $5,000 individually) owned by the Company, all of which personal property, equipment and fixtures are in good condition, normal wear and tear excepted.

Section 4.16 Insurance. Section 4.16 of the Company Disclosure Schedule includes a list of all policies of fire, liability, product liability, workmen’s compensation, health and other forms of insurance presently in effect with respect to the Company Business (the “Company Insurance Policies”), including the named insured(s) and all beneficiaries thereunder, true and complete copies of which have been delivered to, or made available for review by, Buyer. All Company Insurance Policies are valid, outstanding and enforceable policies and provide insurance coverage for the Company Assets and operation of the Company Business, of the kinds, in the amounts and against the risks required to comply with Applicable Law and/or any contractual or other obligations, and such policies are of the scope and amount customary and reasonable for the businesses in which the Company has engaged. The Company has not been refused any insurance with respect to any aspect of the operations of its business, nor has its coverage been limited by any insurance carrier to which it has applied for insurance or with which it has carried insurance. No notice of cancellation or termination has been received with respect to any such policy. The activities and operations of the Company have been conducted in a manner so as to materially conform to all applicable provisions of the Company Insurance Policies.

Section 4.17 No Broker. No broker, finder or similar intermediary has acted for or on behalf of, or is entitled to any broker’s, finder’s or similar fee or other commission from, the Company or any of its Affiliates in connection with this Agreement, any of the Ancillary Agreements or the transactions contemplated hereby or thereby. The Company has heretofore provided to Buyer a complete copy of all agreements between the Company and any broker, finder or similar intermediary pursuant to which such Person would be entitled to any payment relating to the transactions contemplated by this Agreement or any of the Ancillary Agreements.

Section 4.18 Absence of Certain Changes or Events. Since December 31, 2003, there has not been any:

Section 4.18.1 Company Material Adverse Effect or any event or development that could, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

Section 4.18.2 failure to operate the Company Business in the ordinary course so as to use all commercially reasonable efforts to preserve the Company Business intact and to preserve the continued services of the Company’s employees and the goodwill of suppliers, customers and others having business relations with the Company;

Section 4.18.3 resignation or termination of any key employee or independent contractor, officer or manager, or any increase in the rate of compensation payable or to become payable to any officer or manager of the Company (other than general, regularly-scheduled reviews), including the making of any loan to, or the payment, grant or accrual of any bonus, incentive compensation, service award or other similar benefit to, any such Person, or the addition to, modification of, or increased contribution to any Employee Plan;

Section 4.18.4 sale, assignment, license, transfer or Encumbrance of any of the Company Assets, tangible or intangible, singly or in the aggregate, other than sales of products and services in the ordinary course of business and consistent with past practice;

Section 4.18.5 new Contracts, or extensions, modifications, terminations or renewals thereof, except for Contracts entered into, modified or terminated in the ordinary course of business and consistent with past practice;

Section 4.18.6 change in accounting methods or practices by the Company or revaluation by the Company of any of the Company Assets, including writing off or establishing reserves with respect to inventory, notes or accounts receivable (other than for which adequate reserves have been previously established);

Section 4.18.7 damage, destruction or loss (whether or not covered by insurance) which has had a Company Material Adverse Effect;

Section 4.18.8 declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of the Company or any redemption, purchase or other acquisition of any equity securities of the Company;

Section 4.18.9 failure to pay any material obligation of the Company when due;

Section 4.18.10 cancellation of any indebtedness or waiver of any rights of substantial value to the Company, except in the ordinary course of business and consistent with past practice;

Section 4.18.11 indebtedness incurred by the Company for borrowed money or any commitment to borrow money entered into by the Company, or any loans made or agreed to be made by the Company;

Section 4.18.12 acquisition of any equity interest in any other Person; Section 4.18.13 adoption, modification or termination of any Employee Plan; or

Section 4.18.14 agreement by the Company directly or indirectly to do any of the foregoing.

Section 4.19 Sufficiency of and Title to Assets. The Company owns, and upon the consummation of the transactions contemplated by this Agreement Buyer or the Surviving Corporation will own, all right, title and interest in and to all of the properties, assets and rights of any kind, whether tangible or intangible, real or personal (including, without limitation, the Company’s Intellectual Property), necessary to enable the Company (prior to the Closing) and Buyer and the Surviving Corporation (after the Closing) to conduct the Company Business (the “Company Assets”), free and clear of any Encumbrances. Except for those licenses, consents and payments set forth on Section 4.19 of the Company Disclosure Schedule, which licenses, consents and payments have been duly obtained or made, as the case may be, no licenses or consents from, or payments to, any Person are or will be necessary for Buyer to use any of the Company Assets in substantially the manner in which the Company and its Affiliates have used the Company Assets. No restrictions will exist on Buyer’s right to sell, resell, license or sublicense any of the Company Assets or engage in the Company Business, nor will any such restrictions be placed on Buyer as a consequence of the Merger or any of the other transactions contemplated by this Agreement or any of the Ancillary Agreements. The Company has sole right, title and interest in and to all of the assets on the Interim Period Unaudited Company Balance Sheet, free and clear of any Encumbrances. Section 4.19 of the Company Disclosure Schedule sets forth all Contracts, Company Assets or any other assets used in the Company Business that are owned by any Person other than the Company.

Section 4.20 Potential Conflicts of Interest. Neither the Company nor, to the Knowledge of the Company, any director or officer of the Company:

Section 4.20.1 owns, directly or indirectly, any interest in (excepting less than one percent (1%) stock holdings for investment purposes in securities of publicly traded companies), or is an officer, director, employee or consultant of, any Person that carries on business in competition with the Company; or

Section 4.20.2 has any claim against, or owes any amount to, the Company, except for claims for salary, commissions, accrued vacation pay and accrued benefits under Employee Plans.

Section 4.21 Transactions with Affiliates. No Contract, understanding or arrangement between the Company, on the one hand, and any of its directors, officers or security holders, on the other hand, will continue in effect subsequent to the Closing Date. After the Closing, none of the Shareholders will have any interest in any Company Asset. None of the Shareholders provides any material services to the Company other than in his or her capacity as an employee of the Company.

Section 4.22 Governmental Regulation. The Company is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended (the “Investment Company Act”), which is required to be registered under the Investment Company Act in order to engage in the transactions described in Section 7 of that Act. The Company is not a “broker” or “dealer” within the meaning of the Exchange Act. The Company does not act as investment adviser or subadviser to any “investment company,” as defined in the Investment Company Act, which is registered under such Act.

Section 4.23 No Loss of Customers. Since March 30, 2004, the Company has not suffered cancellations or non-renewals from any customer or customers which accounted, individually or in the aggregate, for two percent (2%) or more of the total dollar value of all revenue under contract as of March 30, 2004. Since March 30, 2004, there has been no material adverse change in the business relationship of the Company with any supplier, customer, agent or distributor, and the Company has not received any written (or, to the Knowledge of the Company, oral) communication regarding the intention of any customer, distributor, agent or supplier to terminate its relationship with the Company.

Section 4.24 Usage. On the date hereof and on the Closing Date, Daily Page Views have exceeded and shall continue to exceed an average of 21 million, and average Daily Unique Users have exceeded 1.8 million for the three month period ending June 14, 2004.

Section 4.25 Books and Records. The Company has made and kept (and given Buyer access to) its true, correct and complete books and records and accounts, which, in reasonable detail, accurately and fairly reflect the activities of the Company Business. The minute books of the Company previously delivered to Buyer accurately and adequately reflect all action previously taken by the shareholders, board of directors and committees of the board of directors of the Company. The copies of the stock book records of the Company previously delivered to Buyer in connection with Buyer’s due diligence are true, correct and complete, and accurately reflect all transactions effected in the Company’s equity securities through and including the date hereof. The Company has not engaged in any transaction, maintained any bank account or used any corporate funds except for transactions, bank accounts and funds which have been and are reflected in the Company’s books and records.

Section 4.26 Foreign Corrupt Practices Act. Neither the Company, nor any predecessor nor, to the Knowledge of the Company, any agent, employee or other Person associated with or acting on behalf of the Company or any predecessor has, directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds, violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment.

Section 4.27 Material Misstatements and Omissions. No representations or warranties by the Company in this Agreement, any Ancillary Agreement nor any exhibit, certificate or schedule furnished to Buyer pursuant hereto or thereto, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary to make the statements or facts contained therein not misleading.

ARTICLE 5.
REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB

        As a material inducement to the Company to enter into this Agreement, each of Buyer and Merger Sub hereby represents and warrants to the Company as follows:

Section 5.1 Organization. Buyer is a corporation, duly organized and validly existing under the Laws of the State of Delaware. Merger Sub is a corporation, duly organized, validly existing and in good standing under the Laws of the State of California.

Section 5.2 Authority; No Violation.

Section 5.2.1 Each of Buyer and Merger Sub has full power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements to which either of Buyer or Merger Sub is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of each of Buyer and Merger Sub, and no other corporate action on the part of Buyer or Merger Sub is necessary to approve this Agreement or the Ancillary Agreements to which either is a party or authorize or consummate the transactions contemplated hereby and thereby. This Agreement and the Ancillary Agreements to which either of Buyer or Merger Sub is a party have been duly and validly executed and delivered by either of Buyer or Merger Sub (as applicable, and assuming the due authorization, execution and delivery of this Agreement and the Ancillary Agreements by the other parties hereto and thereto), and constitute valid and binding obligations of each of Buyer and Merger Sub, enforceable against each of Buyer and Merger Sub in accordance with their terms, except as the enforceability thereof may be subject to or limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or affecting the rights of creditors generally and the availability of equitable relief (whether in proceedings at law or in equity).

Section 5.2.2 Neither the execution and delivery of this Agreement or the Ancillary Agreements to which it is a party by each of Buyer and Merger Sub nor the consummation by Buyer or Merger Sub of the transactions contemplated hereby or thereby to be performed by Buyer or Merger Sub, nor compliance by Buyer or Merger Sub with any of the terms or provisions hereof or thereof, will (i) violate any provision of the organizational documents of Buyer or violate any provision of the articles of incorporation or bylaws of Merger Sub, (ii) (x) violate, conflict with or require any notice, filing, consent or approval under any Applicable Law to which Buyer, Merger Sub or any of their respective Subsidiaries or any of their respective properties, contracts or assets are subject, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with or without notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate or result in a right of acceleration of the performance required by, result in the creation of any Encumbrance upon the properties, contracts or assets of Buyer or Merger Sub under, or require any notice, approval or consent under, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Buyer, Merger Sub or any of their respective Subsidiaries is a party, or by which Buyer, Merger Sub or any of their respective Subsidiaries, or any of their respective properties or assets, may be bound or affected except as would not, individually or in the aggregate, give rise to a Buyer Material Adverse Effect.

Section 5.3 Consents and Approvals. Except for the filing of the Certificate of Merger with the Secretary of State of the State of California and such filings as are required to be made under the HSR Act, no consents or approvals of or filings or registrations with any Governmental Authority or any third party are necessary in connection with the execution and delivery by Buyer or Merger Sub of this Agreement and the Ancillary Agreements to which either is a party or the consummation by Buyer or Merger Sub of the transactions contemplated hereby or thereby.

Section 5.4 No Broker. No broker, finder or similar intermediary has acted for or on behalf of, or is entitled to any broker’s, finder’s or similar fee or other commission from, Buyer, Merger Sub or any of their respective Subsidiaries in connection with this Agreement, any of the Ancillary Agreements or the transactions contemplated hereby.

Section 5.5 Merger Consideration. Buyer currently has available, and at the Effective Time of the Merger and all such other times as it makes further payments to the Holders pursuant to the terms of this Agreement, including the payment of the Per Share Deferred Consideration will continue to have available, sufficient cash and cash equivalents to enable it to perform its obligations under this Agreement.

Section 5.6 Financial Statements; Liabilities.

Section 5.6.1 Financial Statements. Each of the consolidated financial statements of Buyer (including, in each case, any related notes thereto) contained in the Buyer SEC Reports (the “Buyer Financials”), including each Buyer SEC Report filed after the date hereof until the Closing: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto; (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q, 8-K or any successor form under the Exchange Act); and (iii) fairly presented in all material respects the consolidated financial position of Buyer and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of Buyer’s operations and cash flows for the periods indicated.

Section 5.6.2 Liabilities. Except as disclosed in the consolidated financial statements contained in the Form 10-Q for the period ending March 31, 2004 required to be filed by Buyer with the SEC, or in other registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) filed by the Company with the SEC since March 31, 2004, since March 31, 2004 and through the date hereof, neither Buyer nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a consolidated balance sheet or in the related notes to a consolidated financial statement prepared in accordance with GAAP which, individually or in the aggregate, are or would have a Buyer Material Adverse Effect.

Section 5.7 Board Approval; No Stockholder Approval Required. The boards of directors of Buyer and Merger Sub have approved this Agreement and the Merger. The stockholders of Buyer are not required to adopt this Agreement. Buyer, as the sole stockholder of Merger Sub, shall adopt this Agreement immediately after the execution and delivery of this Agreement by the parties hereto.

ARTICLE 6.
COVENANTS AND ADDITIONAL AGREEMENTS

Section 6.1 Conduct of Business. From the date of this Agreement through the Closing, the Company shall carry on the operation of the Company Business in the ordinary course and substantially in accordance with past practice and shall use its best efforts not to take any action inconsistent with the provisions of this Agreement or any of the Ancillary Agreements. Except as expressly set forth in this Agreement or the Ancillary Agreements, the Company shall use its best efforts to maintain the present character and quality of the Company Business, including its present operations, physical facilities, working conditions, and except for changes in the ordinary course of business, relationships with lessors, licensors, suppliers, customers and employees. Without limiting the generality of the foregoing, unless specifically consented to by Buyer in advance in writing, except as expressly set forth in this Agreement or the Ancillary Agreements, the Company shall not:

Section 6.1.1 incur any indebtedness for borrowed or purchase money or letters of credit, or assume, guarantee, endorse (other than endorsements for deposit or collection in the ordinary course of business), or otherwise become responsible for obligations of any other Person in excess of $10,000 in the aggregate;

Section 6.1.2 issue (except pursuant to Company Options outstanding on the date of this Agreement and disclosed on Section 4.2.2 of the Company Disclosure Schedule) or commit to issue more than an aggregate of One Hundred and Sixty Thousand (160,000) shares of its capital stock or any other securities or any securities convertible into shares of its capital stock or any other securities, including, without limitation, any options to acquire capital stock;

Section 6.1.3 amend, waive or modify any terms of any Company Option, including, without limitation, by directly or indirectly increasing or reducing the per share exercise price or the number of shares of Common Stock subject to any Company Option, except with respect to the acceleration of vesting of Company Options in accordance with Section 2.6.3 hereof;

Section 6.1.4 declare, set aside, make, pay or incur any obligation to pay any dividend or distribution on its capital stock (whether payable in cash, stock, property or a combination thereof) or enter into any voting agreement with respect to its capital stock, other than distributions to the Shareholders in the ordinary course of business in an amount not to exceed such Shareholders’ Tax liability with respect to Company income;

Section 6.1.5 reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, other equity interests or securities, except as payment of the exercise price of Company Options exercised;

Section 6.1.6 make any change to the Company's articles of incorporation or bylaws;

Section 6.1.7 mortgage, pledge or otherwise encumber any Company Assets or sell, transfer, license or otherwise dispose of any Company Assets except for the sale or license of inventory to customers in the ordinary course of business and consistent with the Company’s past practice;

Section 6.1.8 cancel, release or assign any indebtedness owed to it or, except as described in Section 6.1.11, any claims or rights held by it;

Section 6.1.9 make any investment or commitment of a capital nature either by purchase of stock or securities, contributions to capital, business or product line acquisitions, property transfer or otherwise, or by the purchase of any property or assets of any other Person in excess of $10,000 in the aggregate;

Section 6.1.10 adopt a plan of partial or complete liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Merger) or otherwise permit its corporate existence to be suspended, lapsed or revoked;

Section 6.1.11 terminate any Contract, make any change in or waive or exercise any right under any Contract, or enter into or renew any Contract, except pursuant to Section 6.12 of this Agreement or in the ordinary course of business;

Section 6.1.12 (A) enter into or modify any employment Contract, (B) change the status, title or responsibilities, including without limitation, termination or promotion, of any officer of the Company, or promote any Company Business Employee (who is not an officer as of the date of this Agreement) to an officer position; (C) pay any compensation to or for any Company Business Employee, officer or director other than in the ordinary course of business and pursuant to existing employment arrangements, (D) pay or agree to pay more than an aggregate of One Hundred Thousand Dollars ($100,000) in any bonus, incentive compensation, service award, severance, “stay bonus” or other like benefit, or (E) modify any Employee Plan;

Section 6.1.13 make any change in any method of accounting or accounting practice other than as required by GAAP, Applicable Law or any Governmental Authority;

Section 6.1.14 make or change any material Tax election, settle or compromise any claim, notice, audit report or assessment in respect of Taxes, change any annual Tax accounting period, adopt or change any method of Tax accounting, file any material Tax Return unless a copy of such Tax Return has been first delivered to Buyer for its review and consent (which consent shall not be unreasonably withheld) at a reasonable time prior to filing, enter into any tax allocation agreement, tax sharing agreement, tax indemnity agreement or closing agreement relating to any material Tax, surrender any right to claim a material Tax refund, or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

Section 6.1.15 (A) prepay any long-term debt, or pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, contingent or otherwise), except in the ordinary course of business, (B) accelerate or delay the collection of notes or accounts receivable in advance of or beyond their regular due dates or the dates on which the same would have been collected in the ordinary course of business consistent with past practice; (C) delay or accelerate the payment of any account payable in advance of its due date or the date such liability would have been paid in the ordinary course of business consistent with past practice or (D) vary the Company’s inventory practices in any material respect from the Company’s past practices;

Section 6.1.16 write up, write down or write off the book value of any Company Assets, except for depreciation and amortization in accordance with GAAP consistently applied;

Section 6.1.17 make any individual cash payment in excess of $10,000, other than payments made in the ordinary course of business or pursuant to Section 6.1.12 hereof;

Section 6.1.18 waive, release, assign, settle or compromise any material claims or settle any Proceeding;

Section 6.1.19 do any other act which would cause any representation or warranty of the Company in this Agreement to be or become untrue in any material respect or that is not in the ordinary course of business consistent with past practice;

Section 6.1.20 take any action regarding any Intellectual Property, other than filing continuations for existing patent applications or completing or renewing registrations of existing patents, domain names, trademarks or service marks in the ordinary course of business; or

Section 6.1.21 directly or indirectly take, agree to take or otherwise permit to occur any of the actions described in Sections 6.1.1 through 6.1.20.

Section 6.2 Confidentiality and Announcements.

Section 6.2.1 The parties to this Agreement hereby agree to be bound by and comply with the provisions set forth in the Non-Disclosure Agreement, the provisions of which are hereby incorporated herein by reference. Effective upon, and only upon, the Closing, Buyer’s obligations under the Non-Disclosure Agreement shall terminate.

Section 6.2.2 Subject to Section 6.2.1 of this Agreement, the parties to this Agreement shall consult with each other as to the form, substance and timing of any press release or other public disclosure related to this Agreement or the transactions contemplated hereby and no such press release or other public disclosure shall be made without the consent of the other parties hereto, which consent shall not be unreasonably withheld or delayed; provided, however, that the parties may make such disclosure to the extent (i) such disclosure is compelled by legal process (by interrogatories, subpoena, civil investigative demand or similar process) or (ii) such disclosure is required, based upon the written advice of counsel, pursuant to the requirements of any Applicable Law (including without limitation the Securities Act, the Exchange Act or, in the case of Buyer only, any rule or regulation promulgated by any national stock exchange or the NASDAQ National Market).

Section 6.3 Access by Buyer. Subject to the terms of the Non-Disclosure Agreement, from the date of this Agreement through the Closing Date, the Company shall, and shall cause each of its directors, officers, employees and representatives to, afford Buyer and its representatives reasonable access upon reasonable notice during normal business hours to the Company Business for the purpose of inspecting the same, and to its directors, officers, employees and representatives, properties, books and records, Contracts and Company Assets, and shall furnish Buyer and its representatives, upon reasonable notice and in a timely manner, all financial, operating and other data and information as Buyer or its Affiliates, through their respective representatives, may reasonably request.

Section 6.4 Notification of Certain Matters. The Company shall give prompt notice to Buyer of (i) the occurrence, or failure to occur, of any event that would be likely to cause any representation or warranty of the Company contained in this Agreement or in any Ancillary Agreement to which it is a party to be untrue or inaccurate in any material respect and (ii) any failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that such disclosure shall not be deemed to cure any breach of a representation, warranty, covenant or agreement or to satisfy any condition. The Company shall promptly notify Buyer of any default, the threat or commencement of any Proceeding, or any development that occurs before the Closing that could reasonably be expected to result in a Company Material Adverse Effect, to materially adversely affect the ability of the Company to consummate any of the transactions contemplated by this Agreement or any of the Ancillary Agreements or materially adversely affect Buyer’s ability to conduct and operate the Company Business after the Closing.

Section 6.5 Acquisition Proposals. From the date of this Agreement until the earlier of the Closing Date or the date this Agreement is terminated pursuant to Section 9.1 hereof (and except with respect to the Merger), neither the Company nor any of its directors, officers, agents, employees, Affiliates or representatives will directly or indirectly: (i) solicit, encourage, initiate, entertain, substantively review or participate in any negotiations or discussions with respect to any offer or proposal (formal or informal, oral, written or otherwise) to acquire all or any part of the Company, whether by purchase of assets, exclusive license, joint venture formation, purchase of stock, business combination or otherwise (an “Acquisition Proposal”), (ii) disclose any information not customarily disclosed to any Person concerning the Company and which the Company believes would be used for the purposes of formulating any Acquisition Proposal, (iii) assist, cooperate with, facilitate or encourage any Person to make any Acquisition Proposal (directly or indirectly), (iv) agree to, enter into a contract regarding, approve, recommend or endorse any transaction involving any Acquisition Proposal, or (v) authorize or permit any of the Company’s representatives to take any such action. From the date of this Agreement until the earlier of the Closing Date or the date this Agreement is terminated pursuant to Section 9.1 hereof, the Company shall notify Buyer promptly of any proposal or offer (formal or informal, oral, written or otherwise), or any inquiry or contact with any Person with respect thereto, regarding any Acquisition Proposal, such notice to include the identity of the Person proposing such Acquisition Proposal and the terms thereof, and shall keep Buyer apprised, on a current basis, of the status of any such Acquisition Proposal and of any modifications to the terms thereof.

Section 6.6 Company Shareholder Approval; Shareholder Meeting. The Company shall submit this Agreement and the transactions contemplated hereby, including, without limitation, the Merger, to the Company’s shareholders for approval and adoption at a meeting of the Company’s shareholders or by written consent thereof, in accordance with the CCC and the Company’s articles of incorporation and bylaws. The materials submitted to the Company’s shareholders in connection with such meeting shall be subject to review and reasonable approval by Buyer and shall include an information statement including information regarding the Company, the terms of this Agreement, the unanimous recommendation of the Company’s board of directors that the Company’s shareholders vote their shares in favor of the adoption of this Agreement and the approval of the Merger and the other transactions contemplated by this Agreement and the Ancillary Agreements. The Company shall use its best efforts to obtain the consent of the Shareholders to the Merger.

Section 6.7 Takeover Statutes. If any Takeover Statute is or may become applicable to the Merger or any of the other transactions contemplated by this Agreement and the Ancillary Agreements, the board of directors of each of the Company, Buyer and Merger Sub shall grant such approvals and take such actions as are necessary so that the Merger and such other transactions contemplated by this Agreement and the Ancillary Agreements may be consummated as promptly as practicable on the terms set forth in this Agreement and the Ancillary Agreements and otherwise act to eliminate the effects of any Takeover Statute on the Merger and any of the other transactions contemplated by this Agreement and the Ancillary Agreements.

Section 6.8 Further Assurances. Upon the terms and subject to the conditions contained in this Agreement, the parties hereby agree, in each case both before and after the Closing, (i) to use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements, (ii) to execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated hereunder and thereunder and (iii) to cooperate, to the extent practicable, with each other in connection with the foregoing. Without limiting the generality of the foregoing, the parties agree to use their respective commercially reasonable efforts (A) to promptly seek to obtain any necessary consents (including, without limitation, the making of all filings required to be made under the HSR Act, and/or with any U.S. or foreign Governmental Authority with respect to this Agreement, the Ancillary Agreements, the Merger and the other transactions contemplated hereby and thereby), (B) to give all notices to, and make all registrations and filings with third parties, including submissions of information requested by U.S. and foreign Governmental Authorities and (C) to fulfill all other conditions to this Agreement. Notwithstanding the foregoing, (y) no amendment or modification shall be made to any Contract to obtain any required consent without the prior written consent of Buyer and (z) no party hereto or any of their respective Affiliates shall be required to sell, transfer, divest or otherwise dispose of any of its respective business, assets or properties in connection with this Agreement, the Ancillary Agreements, the Merger or any of the other transactions contemplated hereby or thereby if such sale, transfer, divestiture or disposition would be reasonably likely to have a material adverse impact on the business of Buyer and its Subsidiaries or Company as currently conducted or as contemplated following the Merger, or the business of Buyer and its Subsidiaries on a combined basis with the business of the Company following the Merger.

Section 6.9 Employee Matters.

Section 6.9.1 Following the Effective Time, Buyer shall enroll those current Company Business Employees who will be retained by the Surviving Corporation following the Closing (each a “Retained Company Employee”), to a degree no less favorable than as provided to similarly situated employees of Buyer, in Buyer’s “employee benefit plans” as defined in Section 3(3) of ERISA or other plans, arrangements or agreements providing benefits to employees (or to any dependent or beneficiary thereof) of Buyer, including, without limitation, all incentive, bonus, deferred compensation, pension, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option plans, policies, programs, practices or arrangements (each a “Buyer Benefit Plan”). The date of Buyer’s enrollment of Retained Company Employees in the Buyer Benefit Plans, if ever, may vary with respect to each Buyer Benefit Plan, but shall hereafter be referred to with respect to each Buyer Benefit Plan as the “Benefit Plan Enrollment Date.” During the period between the Effective Time and the Benefit Plan Enrollment Date, if any, for a Buyer Benefit Plan, each Retained Company Employee shall remain enrolled in the relevant Company Benefit Plans.

Section 6.9.2 Unless Buyer and the Company agree otherwise in writing, the Company shall terminate, effective at least two (2) days prior to the Closing Date, any Pension Plan which is intended to meet the requirements of Section 401(k) of the Code (each such Pension Plan, a “401(k) Plan”). At the Closing, the Company shall provide Buyer (i) executed resolutions of the board of directors of the Company authorizing such termination and (ii) an executed amendment to each such 401(k) Plan intended to assure compliance with all applicable requirements of the Code and regulations thereunder.

Section 6.9.3 For purposes of eligibility to participate, vesting of benefits and, for purposes of vacation and severance benefits only, benefit accrual under any Buyer Benefit Plan, Buyer shall cause the Retained Company Employees to receive full credit for such employee’s service to the Company or any predecessors of the Company. In addition, Buyer will (a) provide credit for payments made towards co-payments and deductibles, and (b) to the extent permitted under the relevant Buyer Benefit Plan, waive pre-existing conditions and, with respect to HMO health plans, requirements of evidence of insurability under Buyer Benefit Plans. Notwithstanding anything to the contrary contained herein, the provisions of this Section 6.9.3 shall not apply to the Buyer Flexible Spending Plan or the Buyer Employee Stock Purchase Plan.

Section 6.9.4 Nothing in this Agreement shall be construed to prevent the termination of employment of any Retained Company Employee by Buyer or the Surviving Corporation, subject to rights under any employment agreement (if any).

Section 6.10 Expenses. Within three (3) Business Days prior to the Closing Date, the Company shall provide to Buyer an itemized and complete list of all direct expenses of the Company incurred by the Company to date in connection with the negotiation and preparation of this Agreement, the Ancillary Agreements and the consummation of the Merger and the other transactions contemplated hereby and thereby, including any amounts relating to any legal, accounting and any other transaction fees (collectively, “Company Transaction Expenses”). The Company shall pay the Company Transaction Expenses prior to the Closing. Except as expressly provided otherwise in this Agreement, the parties shall each bear their respective direct and indirect expenses incurred in connection with the negotiation and preparation of this Agreement and the Ancillary Agreements and the consummation of the Merger and the other transactions contemplated hereby and thereby. Buyer shall pay the fees and expenses associated with any filing required under the HSR Act.

Section 6.11 Director and Officer Liability.

Section 6.11.1 For six (6) years following the Effective Time of the Merger, Buyer will, and will cause Surviving Corporation to, fulfill and honor all rights to indemnifications existing as of the date of this Agreement in favor of each present and former officer, director, employee or agent of the Company, subject to any limitation imposed from time to time under Applicable Law, including pursuant to any indemnification agreements between the Company and any present and former officer, director, employee or agent of the Company. For six (6) years following the Effective Time of the Merger, the Articles of Incorporation and Bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the present and former officer, director, employee or agent of the Company as those contained in the Articles of Incorporation and Bylaws of the Company as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of present and former officer, director, employee or agent of the Company.

Section 6.11.2 The provisions of this Section 6.11 are (i) intended to be for the benefit of, and shall be enforceable by the present and former officer, director, employee or agent of the Company and their heirs and personal representatives and shall be binding on Buyer and the Surviving Corporation and its successors and assigns and (ii) shall be in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise. In the event Buyer or the Surviving Corporation or its successor or assign (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successor and assign of Buyer or the Surviving Corporation, as the case may be, honor the obligations set forth with respect to Buyer or the Surviving Corporation, as the case may be, in this Section 6.11.

Section 6.11.3 Notwithstanding anything to the contrary contained in this Agreement, the provisions of this Section 6.11 shall not entitle any present or former officer, director, employee or agent of the Company to indemnification against a proceeding brought by a present or former shareholder of the Company as a result of such person’s breach his or her fiduciary duties to the Company or the shareholders of the Company, and provided further that such person shall indemnify and hold harmless Buyer, the Company and the Surviving Corporation against any and all such liabilities resulting from or arising out of such proceeding. Notwithstanding the foregoing, neither Buyer nor the Surviving Corporation shall be required to advance expenses (as defined in Section 317(a) of the CCC) prior to the final disposition of such proceeding.

Section 6.12 Contracts. The Company shall use its best efforts to have each of the Contracts listed in Section 4.7 of the Company Disclosure Schedule fully executed and delivered by the parties thereto.

ARTICLE 7.
TAX MATTERS

Section 7.1 Section 338(h)(10) Election. The Shareholders, the Company and Buyer shall jointly make the election provided for by Section 338(h)(10) of the Code (and any corresponding election under state, local or foreign Tax law) with respect to the acquisition of the Company stock hereunder pursuant to the Merger (collectively, the “Section 338(h)(10) Election”). With respect to the Section 338(h)(10) Election:

Section 7.1.1 The Shareholders shall include any income, gain, loss, deduction or other Tax item resulting from the Section 338(h)(10) Election on their Tax Returns to the extent required by applicable law. The Shareholders shall also pay any Tax imposed on the Company attributable to the making of the Section 338(h)(10) Election, including (i) any Tax imposed under Code Section 1374, (ii) any Tax imposed under Treasury Regulation Section 1.338(h)(10)-1(d)(5), or (iii) any state, local or foreign Tax imposed on the Company’s gain, and the Shareholder shall indemnify Buyer, the Company against any Losses arising out of any failure to pay any such Taxes.

Section 7.1.2 As soon as reasonably practicable after the Closing Date, the Shareholders, the Company and Buyer shall mutually prepare a Form 8023 (and any comparable forms for state, local or foreign Tax purposes) and cooperate with each other to take all actions necessary and appropriate to timely file such form and to effect and preserve such Section 338(h)(10) Election in accordance with the provisions of Section 1.338(h)(10)-1 of the Treasury Regulations (or any comparable provisions of state and local tax law) or any successor provisions.

Section 7.1.3 As soon as reasonably practicable after the Closing Date, Buyer shall prepare and deliver to the Shareholder Representative a schedule setting forth a preliminary allocation of the consideration among the assets of the Company that are deemed to have been acquired pursuant to the Section 338(h)(10) Election and a preliminary determination of the amounts required to be entered in Form 8883 (and any comparable forms for state, local or foreign Tax purposes). Such schedule shall be subject to the review and approval of the Shareholder Representative. In the event that the parties cannot agree on a mutually satisfactory schedule within 30 days after receipt of such schedule, a mutually selected independent accounting firm shall, at the Shareholders’ and Buyer’s joint expense, determine the appropriate schedule, which determination shall be binding on the parties. Upon approval by the Shareholder Representative (or a determination by a mutually selected independent accounting firm), Buyer shall cause a final Form 8883 reflecting such approved schedule to be completed and executed, the Shareholders shall cooperate in the preparation and execution of such form, and both the Buyer and the Shareholders shall use such final Form 8883 for purposes of preparing all applicable Tax Returns and shall not take any positions or otherwise act inconsistent with such final Form 8883 unless otherwise required by a final determination pursuant to Section 1313 of the Code.

Section 7.2 Tax Periods Ending on or before the Closing Date. Prior to the Closing, the Company shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for all periods ending on or prior to the Closing Date which are filed after the Closing Date. Buyer shall permit the Shareholder Representative to review and comment on each such Tax Return described in the preceding sentence prior to filing and shall make such revisions to such Tax Returns as are reasonably requested by the Shareholder Representative. The Shareholders shall include any income, gain, loss, deduction or other Tax items for such periods on their Tax Returns in a manner consistent with the Schedule K-1‘s furnished by the Company to the Shareholders for such periods. Other than Taxes described in the preceding sentence, which shall be paid directly by the Shareholders, the Shareholders shall reimburse Buyer for any Taxes of the Company with respect to such periods within fifteen (15) days after payment by the Buyer or Company of any such Taxes, except to the extent such Taxes are both (i) reflected in the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Closing Balance Sheet (rather than in any notes thereto) and (ii) taken into account in computing the purchase price adjustment pursuant to Section 2.14.

Section 7.3 Tax Periods Beginning Before and Ending After the Closing Date. Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Company for Tax periods which begin before the Closing Date and end after the Closing Date; provided, however, that the Shareholders shall reimburse Buyer for the portion of Taxes that relate to the portion of the Tax period ending on the Closing Date, except to the extent that such Taxes are both (i) reflected in the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Closing Balance Sheet and (ii) taken into account in computing the purchase price adjustment pursuant to Section 2.14. For purposes of determining the allocation of Taxes for Tax periods which begin before and end after the Closing Date, the portion of such Tax that relates to the portion of such Tax period ending on the Closing Date shall (i) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Tax period, and (ii) in the case of any Tax based upon or related to income or receipts, be deemed equal to the amount which would be payable if the relevant Tax period ended on the Closing Date.

Section 7.4 Cooperation on Tax Matters. Buyer, the Company, the Shareholders Representative and the Shareholders shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Agreement and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer, the Company, the Shareholders Representative and the Shareholders agree (A) to retain all books and records with respect to Tax matters pertinent to the Company relating to any Taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer, any extensions thereof) of the respective Taxable periods, and to abide by all record retention agreements entered into with any Taxing authority, (B) to deliver or make available to the other party, within sixty (60) days after the Closing Date, copies of all such books and records, and (C) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Buyer, the Company, the Shareholders Representative and the Shareholders, as the case may be, shall allow the other party to take possession of such books and records at such other party’s expense. Buyer and the Shareholders Representative further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Tax authority or any other person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, with respect to the transactions contemplated hereby).

Section 7.5 Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other substantially similar Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (collectively, “Transfer Taxes”) shall be paid by the Shareholders when due, and the Shareholders will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and, if required by applicable law, Buyer will, and will cause its affiliates to, join in the execution of any such Tax Returns and other documentation. The Shareholders shall (i) provide Buyer with evidence reasonably satisfactory to Buyer that such Transfer Taxes have been paid by the Shareholders and (ii) use their commercially reasonable efforts to provide Buyer at Closing with a clearance certificate or similar document(s) requested by Buyer at least five (5) Business Days before the Closing which may be required by any state taxing authority to relieve Buyer of any obligation to withhold any portion of the payments to the Shareholders pursuant to this Agreement.

Section 7.6 Characterization of Payments. Any payments made to any party pursuant to Section 7.2 or 7.3 or any indemnity hereunder shall constitute an adjustment of the consideration paid for Tax purposes and shall be treated as such by the applicable parties on their Tax Returns to the extent permitted by law.

Section 7.7 Carrybacks. The parties agree and acknowledge that (i) any net operating losses or similar Tax attribute of the Company is an asset of the Company that (subject to any applicable limitations imposed by Law) is being acquired by Buyer pursuant to the Merger and (ii) for periods ending after the Closing Date, the Company shall not elect to carryback any such Tax attributes to Tax periods of the Company ending on or prior to the Closing Date or otherwise act so as to limit the ability of Buyer to use such attributes subsequent to the Merger.

ARTICLE 8.
CONDITIONS TO OBLIGATIONS

Section 8.1 Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each party hereto to consummate the transactions provided for hereby are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions:

Section 8.1.1 Any waiting period applicable to the Merger under the HSR Act shall have been terminated or shall have expired, all approvals under antitrust regulatory filings in any jurisdiction that may be necessary or determined by Buyer and the Company to be reasonably desirable shall have been obtained, and there shall be no commitment by Buyer, any of its Subsidiaries, or the Company to any Governmental Authority not to close the transactions contemplated hereby before a date certain.

Section 8.1.2 No Proceeding by any Governmental Authority shall have been instituted which questions the validity or legality of the transactions contemplated hereby and which could reasonably be expected to materially adversely affect the Company Business or the Company Assets if the transactions contemplated hereby are consummated. There shall not be any Applicable Law or Court Order that enjoins or makes the transactions contemplated hereby illegal or otherwise prohibited.

Section 8.1.3 Any governmental or regulatory notices or approvals required under any Applicable Law to carry out the transactions contemplated by this Agreement and the Ancillary Agreements shall have been obtained and the parties shall have complied with all Applicable Laws applicable to the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 8.2 Conditions to the Company’s Obligations to Effect the Merger. The obligations of the Company to consummate the transactions provided for hereby are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by the Company:

Section 8.2.1 Each of (i) the representations and warranties of Buyer and Merger Sub contained in this Agreement that are qualified by Buyer Material Adverse Effect shall be true and correct in all respects as of the Effective Time as though made on and as of the Effective Time (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date), and (ii) the representations and warranties of Buyer and Merger Sub contained in this Agreement that are not so qualified (including, without limitation, those which are qualified by the phrase “material”) shall be true and correct as of the Effective Time as though made on and as of the Effective Time (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date), except to the extent that the failure of any such representation or warranty specified in this Section 8.2.1(ii) to be true and correct has not had and could not reasonably be likely to have a Buyer Material Adverse Effect.

Section 8.2.2 Each of Buyer and Merger Sub shall have performed or complied with all agreements and covenants required by this Agreement and each Ancillary Agreement to which it is a party to be performed or complied with by it on or prior to the Effective Time, except to the extent that such nonperformance or noncompliance has not had and could not reasonably be likely to have a Buyer Material Adverse Effect.

Section 8.2.3 Each of Buyer and Merger Sub shall have tendered for delivery the documents and other items to be delivered by such parties pursuant to Article 3 of this Agreement.

Section 8.2.4 The Company shall have received all Permits and consents by Governmental Authorities that are required for the Company to consummate the transactions contemplated hereby and the consents by third parties set forth on Section 4.5 of the Company Disclosure Schedule.

Section 8.2.5 The Merger and the other transactions contemplated hereby shall have been approved by the requisite vote or consent of the Shareholders.

Section 8.3 Conditions to the Obligations of Buyer and Merger Sub to Effect the Merger. The respective obligations of Buyer and Merger Sub to consummate the transactions provided for hereby are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Buyer or Merger Sub:

Section 8.3.1 Each of (i) the representations and warranties of the Company contained in this Agreement that are qualified by Company Material Adverse Effect shall be true and correct in all respects as of the Effective Time as though made on and as of the Effective Time (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date), and (ii) the representations and warranties of the Company contained in this Agreement that are not so qualified (including, without limitation, those which are qualified by the phrase “material”) shall be true and correct as of the Effective Time as though made on and as of the Effective Time (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date), except to the extent that the failure of any such representation or warranty specified in this Section 8.3.1(ii) to be true and correct has not had and could not reasonably be likely to have a Company Material Adverse Effect.

Section 8.3.2 The Company shall have performed or complied with all agreements and covenants required by this Agreement and each Ancillary Agreement to which it is a party to be performed or complied with by it on or prior to the Effective Time, except to the extent that such nonperformance or noncompliance has not had and could not reasonably be likely to have a Company Material Adverse Effect.

Section 8.3.3 The Company shall have tendered for delivery the documents and other items to be delivered by the Company pursuant to Article 3 of this Agreement.

Section 8.3.4 Each of the Securityholder Agreements, Key Employee Employment Agreements, Robinson Employment Agreement and Non-Competition Agreements shall be in full force and effect (except to the extent contingent on the Merger).

Section 8.3.5 That certain Shareholders’ Agreement, dated as of January 1, 2003, by and among the Company and the shareholders of the Company identified on the signature pages thereto, shall have been terminated.

Section 8.3.6 The Company shall have received all Permits and consents by Governmental Authorities that are required for the consummation of the transactions contemplated hereby and the consents by third parties set forth on Section 4.5 of the Company Disclosure Schedule.

Section 8.3.7 Since the date of this Agreement, there shall not have occurred a Company Material Adverse Effect.

Section 8.3.8 The Merger and the other transactions contemplated hereby shall have been approved, by the requisite vote or consent of the Shareholders.

Section 8.3.9 No more than one percent (1%) of the shares of Common Stock (calculated on both an as-converted and a fully-diluted basis) as of the Closing Date shall be capable of becoming Company Dissenting Shares.

Section 8.3.10 Audits; Financial Certificates. Audits of the Company’s (and any predecessor’s) consolidated financial statements for the fiscal year ended December 31, 2003 (the “Historical Audit”), together with SAS 100 review of the Company’s (and any predecessor’s) consolidated financial statements for the six months ended June 30, 2004 (the “SAS 100 Review”), shall have been completed by Michael Totilo, certified public accountant, and copies of the Historical Audits and the SAS 100 Review shall have been delivered to Buyer. At the Closing, Buyer shall have received a certificate executed by the Company’s Chief Executive Officer stating that the Historical Audits and the consolidated financial statements of the Company for the six months ended June 30, 2004 following the SAS 100 Review fairly present, in all material respects, the financial condition and results of operations of the Company for the periods covered by the Historical Audits and the SAS 100 Review. The Historical Audits and the SAS 100 Review shall not have revealed any material differences from the Year-End Unaudited Company Financial Statements and the Interim Period Unaudited Company Financial Statements.

ARTICLE 9.
TERMINATION

Section 9.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:

Section 9.1.1 by mutual written consent of Buyer, Merger Sub and the Company;

Section 9.1.2 by Buyer and Merger Sub or the Company if (i) any court of competent jurisdiction or other Governmental Authority shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become nonappealable or (ii) the Merger has not been consummated by September 30, 2004 (the “Outside Date”); provided, however, that no party may terminate this Agreement pursuant to this clause (ii) if such party’s failure to fulfill any of its obligations under this Agreement shall have been the reason that the Effective Time shall not have occurred on or before said date;

Section 9.1.3 by Buyer and Merger Sub if there shall have been (i)(A) a material breach of any representation or warranty that is not qualified as to materiality or Company Material Adverse Effect of the Company set forth in this Agreement, or if any such representation or warranty shall have become untrue in any material respect; (B) a breach of any other representation or warranty of the Company set forth in this Agreement, or if any such representation or warranty of the Company shall have become untrue or (ii) a material breach by the Company of any of its covenants or agreements set forth in this Agreement, and, in the case of either (i) or (ii) above, as the case may be, the Company has not cured such breach or event within ten (10) Business Days after notice by Buyer or Merger Sub thereof;

Section 9.1.4 by the Company if there shall have been (i)(A) a material breach of any representation or warranty that is not qualified as to materiality of Buyer or Merger Sub set forth in this Agreement, or if any such representation or warranty shall have become untrue in any material respect; (B) a breach of any other representation or warranty of Buyer or Merger Sub set forth in this Agreement, or if any such representation or warranty of Buyer or Merger Sub shall have become untrue or (ii) a material breach by Buyer or Merger Sub of any of its covenants or agreements set forth in this Agreement, and, in the case of either (i) or (ii) above, as the case may be, Buyer or Merger Sub has not cured such breach or event within ten (10) Business Days after notice by the Company thereof; or

Section 9.1.5 by Buyer and Merger Sub if the approval by the shareholders of the Company required for the consummation of the Merger or the other transactions contemplated hereby or by the Ancillary Agreements shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of the shareholders of the Company or at any adjournment thereof (or by written consent of such shareholders) due to the existence of an Acquisition Proposal (other than the Merger).

Section 9.2 Effect of Termination.

Section 9.2.1 In the event of the termination and abandonment of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become void and have no effect and there shall be no liability on the part of any party hereto or its Affiliates, directors, officers or stockholders except as set forth in Section 6.11, this Section 9.2 and Article 11 hereof, each of which shall survive the termination of this Agreement. Nothing contained in this Section 9.2 shall relieve any party from liability for any breach of this Agreement.

ARTICLE 10.
INDEMNIFICATION

Section 10.1 Survival of Representations, Warranties and Covenants. All of the representations and warranties set forth in this Agreement or in any instrument executed and delivered in fulfillment of the requirements of this Agreement shall survive the Closing until the Expiration Date, except that the representations and warranties set forth in Section 4.2 and Section 4.11 shall continue until the expiration of the respective statutes of limitations (including any extensions thereof) relating thereto. All covenants or other agreements contained in this Agreement shall survive the Closing indefinitely or for such lesser period of time as may be specified herein.

Section 10.2 Indemnification by the Shareholders.

Section 10.2.1 Indemnification by the Shareholders. From and after the Closing Date, each of the Holders shall, severally in proportion to their respective Pro Rata Shares and not jointly, indemnify and hold Buyer, any of its Subsidiaries, or the Company, and each of their respective officers, directors, employees, members, stockholders, agents and representatives (“Buyer Indemnitees”) harmless from and against all losses, damages, liabilities, claims, demands, obligations, deficiencies, payments, judgments, settlements, costs and expenses of any nature whatsoever (including the costs and expenses of any and all investigations, actions, suits, proceedings, demands, assessments, judgments, orders, settlements and compromises relating thereto, and reasonable attorneys’, accountants’, experts’ and other fees and expenses in connection therewith) resulting from, arising out of, or due to, directly or indirectly, any of the following (“Losses”):

Section 10.2.1.1 Any inaccuracy or misrepresentation in, or breach or nonfulfillment of, any representation or warranty of the Company, or any breach or nonfulfillment of any covenant of the Company, contained in this Agreement, in any schedule delivered hereunder by the Company, or in any certificates delivered by the Company pursuant to this Agreement;

Section 10.2.1.2 (i) any Taxes of any of the Company with respect to any Tax year or portion thereof ending on or before the Closing Date (or for any Tax year beginning before and ending after the Closing Date, to the extent allocable (as determined in the last sentence in Section 7.3) to the portion of such period beginning before and ending on the Closing Date), except to the extent that such Taxes are both (A) reflected in the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Closing Balance Sheet (rather than in any notes thereto) and (B) taken into account in computing the purchase price adjustment pursuant to Section 2.14, and (ii) the unpaid Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor of the Company, by contract, or otherwise.

Section 10.2.1.3 Any claims, causes of action, rights asserted or demands made by any third parties (including any Governmental Authority) arising from or relating to any inaccuracy or misrepresentation in, or breach or nonfulfillment of, any representation or warranty of the Company, or any breach or nonfulfillment of any covenant of the Company, contained in this Agreement, in any schedule delivered hereunder by the Company, or in any certificates delivered by the Company pursuant to this Agreement;

Section 10.2.1.4 Any claims, causes of action, rights asserted or demands made under or with respect to any Employee Plan relating to events, acts or omissions occurring on or before the Closing Date, without regard to when any such claims, causes of action, rights asserted or demands are made; and

Section 10.2.1.5 Any claims by any Person other than the parties to this Agreement to any portion of the Aggregate Consideration or to any other amounts based thereon including, without limitation, in respect of Company Dissenting Shares.

Section 10.2.2 Insurance. The amount of any Losses for which indemnification is provided under this Agreement shall be net of any amounts actually recovered by the Buyer Indemnitee from third parties (including amounts actually recovered under insurance policies) with respect to such Losses. Any netting of insurance proceeds may be satisfied by the Buyer Indemnitee assigning any potential insurance claims to the Shareholder Representative on behalf of the indemnifying parties and, in any event, the potential availability of insurance proceeds shall not permit delay by the Shareholder Representative in the performance of its duties under this Section 10.2. Any indemnifying party hereunder shall be subrogated to the rights of the Buyer Indemnitee as against any relevant insurer upon payment in full of the amount of the relevant indemnifiable loss. If any Buyer Indemnitee recovers an amount from a third party in respect of an indemnifiable loss for which indemnification is provided in this Agreement after the full amount of such indemnifiable loss has been paid by an indemnifying party or after an indemnifying party has made a partial payment of such indemnifiable loss and the amount received from the third party exceeds the remaining unpaid balance of such indemnifiable loss, then the Buyer Indemnitee shall promptly remit to the indemnifying party the excess of (i) the sum of the amount theretofore paid by such indemnifying party in respect of such indemnifiable loss plus the amount received from the third party in respect thereof, less (ii) the full amount of such Losses.

Section 10.2.3 Offset; Waiver. For purposes of this Section 10.2:

Section 10.2.3.1 In the event that a Buyer Indemnitee wishes to make any indemnification claim under this Section 10.2, such Buyer Indemnitee shall, promptly after becoming aware of the event triggering its rights hereunder, provide written notice of such claim (an “Indemnification Notice”) to the Shareholder Representative. Any such notice shall, to the extent practicable, set forth in reasonable detail the basis for the claim and shall include a good faith determination of the estimated amount of the claim. Thereafter, the Shareholder Representative shall have twenty (20) Business Days following the Shareholder Representative’s receipt of the Indemnification Notice in which to deliver notice of objection to such claim to the Buyer Indemnitee. In case the Stockholder Representative delivers an objection notice in accordance with this Section 10.2.3.1, the Stockholder Representative and Buyer shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If no such agreement can be reached after good faith negotiation and prior to thirty (30) days after delivery of an objection notice, either Buyer or the Stockholder Representative may commence an action to resolve the matter unless the amount of the Loss is at issue in pending litigation with a third party, in which event no action shall be commenced until such amount is ascertained or both parties agree that an action may be commenced. If no objection notice is given, then the claim in the amount alleged by the Buyer Indemnitee in the Indemnification Notice shall be deemed to be valid and indemnifiable pursuant hereto, and the Buyer Indemnitee shall be entitled to offset the full amount of such claim against the Holdback Amount. No offset shall be permitted if the relevant claim is timely disputed as set forth above, unless and until its validity is finally resolved. In the event that the Buyer Indemnitee is entitled to offset as a result of the final resolution of the validity of such claim, such Buyer Indemnitee shall provide written notice (the “Resolved Claim Notice”) of such offset to the Shareholder Representative. Within five (5) Business Days after receipt of the Resolved Claim Notice, the Holdback Amount shall be reduced by an amount equal to the amount of such offset, which shall be forfeited to the Buyer and the Holders shall have no further claim thereon.

Section 10.2.3.2 The obligations of the Holders to indemnify the Buyer Indemnitees pursuant to this Section 10.2 are personal to the Holder and are assumed in light of the consideration they are to receive at the Closing hereunder, and each Shareholder waives any rights and releases all Buyer Indemnitees from any claims or assertions of cross-indemnification or contribution from any Buyer Indemnitees, whether arising in law or in equity from and after the Closing, as a result of such Shareholder’s payment, coverage or assumption of any Losses incurred by Buyer or the Company pursuant to this Section 10.2, including any claims or contribution in respect of any attorneys’ fees and expenses incurred by such Shareholder in defending against, or seeking contribution or recovery arising from, its, his or her indemnification obligations under this Section 10.2.

Section 10.3 Indemnification by Buyer. From and after the Closing Date, Buyer shall indemnify and hold each of the Holders harmless from and against all Losses resulting from, arising out of, or due to, directly or indirectly, any of the following:

Section 10.3.1 Any inaccuracy or misrepresentation in, or breach or nonfulfillment of, any representation or warranty of Buyer or Merger Sub, or any breach or nonfulfillment of any covenant of Buyer or Merger Sub, contained in this Agreement, in any schedule delivered hereunder by Buyer or Merger Sub, or in any certificates delivered by Buyer or Merger Sub pursuant to this Agreement;

Section 10.3.2 Any claims, causes of action, rights asserted or demands made by any third parties (including any Governmental Authority) arising from or relating to any inaccuracy or misrepresentation in, or breach or nonfulfillment of, any representation or warranty of Buyer or Merger Sub, or any breach or nonfulfillment of any covenant of Buyer or Merger Sub, contained in this Agreement, in any schedule delivered hereunder by Buyer or Merger Sub, or in any certificates delivered by Buyer or Merger Sub pursuant to this Agreement; and

Section 10.3.3 Any claims arising solely out of the conduct or operation of the Company Business after the Closing Date.

Section 10.4 Procedures for Third-Party Claims.

Section 10.4.1 Third-Party Claims. In order for a Person (the “Indemnified Party”) to be entitled to any indemnification provided for under Section 10.2 hereof in respect of, arising out of or involving a claim made by any Person against the Indemnified Party (a “Third-Party Claim”), such Indemnified Party must notify the indemnifying party in writing of the Third-Party Claim promptly following receipt by such Indemnified Party of written notice of the Third-Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually materially prejudiced as a result of such failure. Thereafter, the Indemnified Party shall deliver to the indemnifying party, as promptly as practicable following the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third-Party Claim that are not separately addressed to the indemnifying party.

Section 10.4.2 Assumption. If a Third-Party Claim is made against an Indemnified Party, the indemnifying party shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the indemnifying party; provided, however, that such counsel is not reasonably objected to by the Indemnified Party. Should the indemnifying party so elect to assume the defense of a Third-Party Claim, the indemnifying party shall not be liable to the Indemnified Party for any reasonable legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof. If the indemnifying party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense; provided that the indemnifying party shall bear the reasonable fees and expenses of such separate counsel (i) if the parties to any such action or proceeding (including impleaded parties) include any of the Holders and representation of both parties would, in the reasonable opinion of counsel for the Indemnified Party, be inappropriate due to a conflict of interest or (ii) if the indemnifying party shall not have employed counsel (other than counsel that is reasonably objected to by the Indemnified Party) within a reasonable time after the Indemnified Party has given notice of the institution of a Third-Party Claim in compliance with Section 10.4.1 hereof. The indemnifying party shall be liable for the reasonable fees and expenses of counsel employed by the Indemnified Party for any period during which the indemnifying party has not assumed the defense thereof, provided that such counsel is not reasonably objected to by the indemnifying party. If the indemnifying party chooses to defend or prosecute a Third-Party Claim, all the Indemnified Parties shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the indemnifying party’s request) the provision to the indemnifying party of records and information that are reasonably relevant to such Third-Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. If the indemnifying party assumes the defense of a Third-Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the indemnifying party’s prior written consent (which consent shall not be unreasonably withheld). If the indemnifying party assumes the defense of a Third-Party Claim, the Indemnified Party shall agree to any settlement, compromise or discharge of a Third-Party Claim that the indemnifying party may recommend and that by its terms obligates the indemnifying party to pay the full amount of the liability in connection with such Third-Party Claim, which releases the Indemnified Party completely in connection with such Third-Party Claim and that would not otherwise materially adversely affect the Indemnified Party.

Section 10.5 Termination of Indemnification Obligations. The obligations to indemnify and hold harmless any Person pursuant to Sections 10.2 and 10.3 hereof shall terminate when the applicable representation or warranty or covenant terminates pursuant to Section 10.1 hereof; provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the Person to be indemnified shall have, before the expiration of the applicable period, previously made a bona fide claim by delivering a notice of such claim pursuant to Sections 10.2.2 or 10.4 hereof to the indemnifying party.

Section 10.6 Limitations on Indemnity; Maximum Liability.

Section 10.6.1 Notwithstanding the foregoing, the Holders shall not be obligated to indemnify any Buyer Indemnitee pursuant to this Agreement unless and until the aggregate of all Losses suffered by all Buyer Indemnitees under this Agreement exceeds $100,000 (the “Threshold Amount”), whereupon, provided that the other requirements of this Article 10 have been complied with, the amount of all such Losses, and all subsequent Losses, shall become due and payable.

Section 10.6.2 Except in the case of fraud or criminal activity, the aggregate liability of the Holders for money damages under this Agreement shall be limited to Seven Million Dollars ($7,000,000) (the “Indemnity Cap”) and each Holder’s several liability for money damages under this Agreement shall be limited to the product of (x) the Indemnity Cap multiplied by (y) such Holder’s Pro Rata Share. Except in the case of fraud or criminal activity: (i) in seeking indemnification under this Agreement, the Buyer Indemnitees shall first exercise their remedies with respect to the Holdback Amount; (ii) the Holders shall have no liability to the Buyer Indemnitees under this Agreement, except to the extent of the Indemnity Cap; and (iii) the remedies set forth in this Section 10 shall be the exclusive remedies of the Buyer Indemnitees under this Agreement against the Holders. Any Closing Net Asset adjustment pursuant to Section 2.14.6 of this Agreement shall not be deemed to be “money damages” for purposes of this Section 10.6.1. Notwithstanding anything to the foregoing, this Section 10.6.2 shall not apply to any liability resulting from or arising out of a breach by the Company of Section 4.2 hereof.

Section 10.7 Holdback. At the Closing, to provide funds for the satisfaction of any claims for indemnification made by Buyer pursuant to Article 10 of this Agreement and any Closing Net Asset adjustment pursuant to Section 2.14.6 of this Agreement, Buyer shall withhold Ten Million Dollars ($10,000,000) of the Aggregate Consideration to which the Holders are entitled pursuant to Article 2, (collectively, “Holdback Amount”). On the third anniversary of the Effective Date, Buyer shall release the Holdback Amount, less any amounts (i) subject to pending or unsettled claims pending their settlement, (ii) previously forfeited to the Buyer pursuant to this Article 10 and (iii) previously forfeited to the Buyer as a result of a Closing Net Asset Adjustment pursuant to Section 2.14.6 of this Agreement. As soon as all such pending or unsettled claims have been resolved pursuant to this Article 10, Buyer shall promptly release any remaining portion of the Holdback Amount. Released funds shall be promptly paid to the Holders according to their Pro Rata Share by corporate check of Buyer to the address specified for such Holder on the Closing Consideration Exhibit or otherwise by such Holder in writing, or by wire transfer if specified in the Closing Consideration Exhibit or by such Holder in writing.

Section 10.8 Shareholder Representative.

Section 10.8.1 Nicholas Wilder is hereby appointed and constituted the “Shareholder Representative” under this Agreement, and as such shall serve as agent for and have all powers as attorney-in-fact of each Holder, for and on behalf of each Holder, to take the following actions in connection with the negotiation, settlement and compromise of indemnification claims pursuant to Article 10 of this Agreement and the release of the Holdback Amount in connection therewith: to give and receive notices of communications; to agree to, negotiate or enter into settlements and compromises of, and institute litigation and comply with orders of courts with respect to any disputes involving any claims made by Buyer or the Holders under this Agreement; to sign receipts, consents or other documents to effect any of the transactions contemplated by this Agreement or the Ancillary Agreements; and to take all actions necessary or appropriate in the judgment of the Shareholder Representative in connection with the foregoing.

Section 10.8.2 If the Shareholder Representative elects to resign as Shareholder Representative for any reason, the Shareholder Representative shall notify Buyer of his or her intent to resign, and the Holders shall, by written notice to Buyer, appoint a successor Shareholder Representative within five (5) Business Days thereafter.

Section 10.8.3 Notice or communications to or from the Shareholder Representative pursuant to this Section 10.8 shall constitute notice to or from each of the Holders.

Section 10.8.4 A decision, act, consent or instruction of the Shareholder Representative pursuant to this Section 10.8 shall constitute a decision, act, consent or instruction of each and all of the Holders, and shall be final, binding and conclusive upon each and all of the Holders, and Buyer shall be entitled to rely upon any decision, act, consent or instruction of the Shareholder Representative as being the decision, act, consent or instruction of each and all of the Holders, and Buyer shall be relieved from any liability to any Person for any acts done by it in accordance with such decision, act, consent or instruction. The Shareholder Representative shall have reasonable access to information about the Surviving Corporation and Buyer and the reasonable assistance of the Surviving Corporation’s and Buyer’s officers and employees for purposes of performing his duties and exercising his rights under this Article 10, provided that the Shareholder Representative shall treat confidentially and not disclose any nonpublic information from or about the Surviving Corporation or Buyer to anyone (except on a need to know basis to individuals who agree to treat such information confidentially).

Section 10.8.5 The Shareholder Representative shall promptly notify each Holder in the event of any decision, act, consent or instruction of the Shareholder Representative pursuant to this Section 10.8. The Shareholder Representative shall not be liable for any act done or omitted hereunder as Shareholder Representative while acting in good faith, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. Each Holder, jointly and severally, with right of contribution among them, shall indemnify and hold harmless the Shareholder Representative with respect to any claim, loss, damage and liability against such Shareholder Representative, including without limitation reasonable attorneys’ fees and costs, arising from any decision, act, consent or instruction of such Shareholder Representative pursuant to this Section 10.8, unless and to the extent that such claim arises from such Shareholder Representative’s gross negligence or willful misconduct. No bond shall be required of the Shareholder Representative, and the Shareholder Representative shall receive no compensation for services as such.

ARTICLE 11.
MISCELLANEOUS

Section 11.1 Entire Agreement. This Agreement (including the Company Disclosure Schedule, any other exhibits, schedules, certificates, lists and documents referred to herein, and any documents executed by the parties simultaneously herewith or pursuant thereto), the Ancillary Agreements and the Non-Disclosure Agreement constitute the entire agreement of the parties hereto, except as provided herein, and supersedes all prior agreements, understandings and representations, written and oral, among the parties with respect to the subject matter hereof.

Section 11.2 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or an Exhibit or a Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the first paragraph of this Agreement.

Section 11.3 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broadly as is enforceable.

Section 11.4 Notices. Unless otherwise provided herein, all notices and other communications hereunder shall be in writing and shall be deemed given if (a) delivered in person, (b) transmitted by telecopy (with written confirmation), (c) mailed by certified or registered mail (return receipt requested) (in which case such notice shall be deemed given on the third (3rd) day after such mailing) or (d) delivered by an express courier (with written confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

        If to Buyer or Merger Sub or to the Company after the Closing Date:

            CNET Networks, Inc.
            235 Second Street
            San Francisco, CA 94105
            Facsimile: (415) 344-1241
            Attention: General Counsel

        With copies (which shall not constitute notice) to:

             Latham & Watkins LLP
            135 Commonwealth Drive
            Menlo Park, California 94025
            Facsimile: (650) 463-2600
            Attention: Ora T. Fisher, Esq.

        If to the Company before the Closing Date:

            Cheese
            555 Twin Dolphin Drive, Suite 620
            Redwood City, CA 94065
            Facsimile: (650) 622-9956
            Attention: Chief Executive Officer

        With a copy (which shall not constitute notice) to:

             Thomas Butler, Esq.
            2585 Union Street, Third Floor
            San Francisco, CA 94123
            Facsimile: (425) 955-9062

      If to the Shareholder Representative:

            Nicholas Wilder
            744 Crompton Road
            Redwood City, CA 94061

Section 11.5 Binding Effect; Persons Benefiting; No Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. No provision of this Agreement is intended or shall be construed to confer upon any entity or Person other than the parties hereto and their respective successors and permitted assigns any right, remedy or claim under or by reason of this Agreement or any part hereof. This Agreement may not be assigned by any of the parties hereto; provided, however, that Buyer may assign all or part of its rights under this Agreement and delegate all or part of its obligations under this Agreement to (i) a wholly owned Subsidiary of Buyer, in which event all of the rights and powers of Buyer and remedies available to Buyer under this Agreement shall extend to and be enforceable by such Subsidiary (provided that the original Buyer remains responsible for its payment obligations hereunder) or (ii) any Person who acquires Buyer, whether by way of merger or the purchase of all of Buyer’s outstanding capital stock or substantially all of Buyer’s assets. In the event of any such assignment and delegation, the term “Buyer” as used in this Agreement shall be deemed to refer to such Subsidiary or successor of Buyer, as the case may be, where reference is made with respect to actions to be taken with respect to the transactions contemplated by this Agreement and the Ancillary Agreements, and shall be deemed to include both Buyer and such Subsidiary or successor of Buyer, as the case may be, where appropriate.

Section 11.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same agreement, it being understood that all of the parties need not sign the same counterpart.

Section 11.7 Waiver of Jury Trial. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.8 Governing Law. THIS AGREEMENT, THE LEGAL RELATIONS BETWEEN THE PARTIES AND THE ADJUDICATION AND THE ENFORCEMENT THEREOF, SHALL BE GOVERNED BY AND INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF CALIFORNIA WITHOUT REGARD TO APPLICABLE CHOICE OF LAW PROVISIONS THEREOF.

Section 11.9 Consent to Jurisdiction. Except as otherwise expressly provided in any of the Ancillary Agreements, each of the parties hereto hereby irrevocably and unconditionally submits to the jurisdiction of any state court of the State of California and any federal court sitting in San Francisco, California and irrevocably agrees that all actions or proceedings arising out of or relating to this agreement or the transactions contemplated hereby or in aid or arbitration or for enforcement of an arbitral award shall be litigated exclusively in such courts. Each of the parties hereto agrees not to commence any legal proceedings related hereto except in such courts. Each of the parties hereto irrevocable waives any objection which he or it may now or hereafter have to the laying of the venue of any such proceeding in any such court and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Section 11.10 Attorneys’ Fees. If any proceeding relating to this Agreement or any of the Ancillary Agreements or the enforcement of any provision hereof or thereof is brought against any party to this Agreement, the prevailing party in such suit or proceeding shall be entitled to recover its reasonable attorneys’ fees, costs and disbursements incurred in the course of such proceeding, in addition to any other relief to which the prevailing party may be entitled.

[Signature Page Follows]

SIGNATURE PAGE TO MERGER AGREEMENT

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

CNET NETWORKS, INC. By: —————————————— Name:: Title:

CHEESE ACQUISITION SUB, INC. By: —————————————— Name: Sharon Le Duy Title: President

TWOFOLD PHOTOS, INC. By: —————————————— Name: Title:

SHAREHOLDER REPRESENTATIVE By: —————————————— Name: Nicholas Wilder

EXHIBIT A

List of Majority Shareholders

Julie Davidson
Andrew Laakmann
Narendra Rocherolle
Nicholas Wilder

EXHIBIT B

Form of Majority Shareholder Written Consent

ACTION BY WRITTEN CONSENT
OF THE SHAREHOLDERS OF
TWOFOLD PHOTOS, INC.

        The undersigned shareholders of Twofold Photos, Inc., a California corporation (the “Company”), do hereby adopt the following resolutions in accordance with Section 603 of the California Corporations Code:

        WHEREAS, the Board of Directors of the Company (“Board”) has deemed it advisable and in the best interests of the Company and its shareholders that the Company enter into that certain Agreement and Plan of Merger dated July ___, 2004 by and among CNET Networks, Inc., a Delaware corporation (“Buyer”), Cheese Acquisition Sub, Inc., a California corporation (“Merger Sub”), the Company, and Nicholas Wilder, substantially in the form attached hereto as Exhibit A (the “Plan of Merger”) pursuant to which Merger Sub will merge with and into the Company and the Company will be the surviving corporation and a wholly owned subsidiary of Buyer.

        RESOLVED, that the form, terms and provisions of the Plan of Merger and the transactions contemplated thereby, including, without limitation, the merger of Merger Sub with and into the Company, be, and they hereby are, in all respects adopted and approved.

This Consent may be executed in counterparts and shall be effective on July ___, 2004.

———————————————————— Narendra Alexis Rocherolle ———————————————————— Nicholas Wilder ———————————————————— Durdam Rocherolle ———————————————————— Renato Cedolin	———————————————————— Laakmann Living Trust dated August 21, 2002 ———————————————————— Julie Davidson ———————————————————— James Robinson ———————————————————— Andrew Yamashiro

EXHIBIT C

Form of Key Employee Employment Agreement

FORM OF KEY EMPLOYEE EMPLOYMENT AGREEMENT

        This Employment Agreement (this “Agreement”) is executed on July 14, 2004 (the “Effective Date”) by and among CNET Networks, Inc. (“CNET”) and _______________ (the “Employee”). This Agreement supersedes all prior agreements between CNET and Employee. If there are conflicting terms between this Agreement and terms in that certain Agreement and Plan of Merger by and among CNET, Cheese Acquisition Sub, Inc., Twofold Photos, Inc. (the “Acquired Company”) and Nicholas Wilder, as Shareholder Representative, dated simultaneous herewith (the “Merger Agreement”), the terms of this Agreement shall control.

1. Employment Date

        Employee is required to deliver this Agreement as a condition to CNET’s obligations to consummate the transactions contemplated by the Merger Agreement. The date on which Employee actually commences his employment at CNET shall be referred to as the “Employment Date.” This Agreement is contingent upon the closing of the Merger Agreement. If the closing does not occur, then this Agreement shall have no effect.

2. Term of Employment

    (a)        Employee agrees to remain employed under this Agreement for a period of at least one (1) year from the Employment Date (the “Minimum Term”), unless Employee’s employment is terminated earlier in accordance with this section. Following the Minimum Term, this Agreement will remain in effect on an “at-will” basis, i.e., either party may terminate the employment relationship at any time, without cause and without notice. In the event that Employee’s employment with CNET ceases prior to three (3) years from the Employment Date, Employee agrees to provide CNET, at CNET’s option, with consulting services through such date pursuant to CNET’s standard policies for independent contractors as then in effect.

    (b)        During the Minimum Term, Employee agrees that he will not resign from the Company without Good Reason, as defined in this Section 2(b). Employee will be deemed to have resigned without Good Reason if he resigns for any reason other than the following: (a) the Company materially breaches this Agreement; (b) a material (ten percent (10%) or greater) reduction by the Company in Employee’s base salary (other than a nondiscriminatory reduction affecting the Company’s employees generally); (c) the working conditions at the time of Employee’s resignation were so intolerable that a reasonable person in his position would have been compelled to resign and the Company either intentionally created or knowingly permitted such intolerable working conditions or (f) Employee’s job is relocated to a location outside of the San Francisco Bay Area (collectively, “Good Reason”). For purposes of this section, Employee’s death or permanent disability will not be considered a “resignation”.

    (c)        The Company may terminate Employee’s employment at any time with or without Cause, as defined in this Section 2 (c) and without notice, whether during or after the Minimum Term. CNET’s termination of Employee’s employment for Cause shall be deemed a material breach of this Agreement. For purposes of this Section and Sections contained herein, termination for “Cause” shall mean termination due to Employee’s: (i) incompetence, willful misconduct, habitual unexcused absence from work, habitual failure to perform duties or otherwise meet CNET’s written performance expectations and/or standards; (ii) habitual inability to perform the essential functions of his position, even with reasonable accommodation, as determined by CNET in good faith and in compliance with all applicable laws; (iii) commission of any act which constitutes a conflict of interest with CNET, or a material breach of CNET’s written policies; (iv) engaging in criminal activity other than traffic violations or misdemeanors, whether or not in the course of Employee’s duties; or (v) breach of the terms of this Agreement or the Non-Competition Agreement entered into by and between CNET and Employee simultaneous herewith.

    (d)        The termination of employment, regardless of timing or reason, shall not release Employee from obligations respecting Confidential Information included in Section 7 of this Agreement or the non-compete and non-solicit provisions contained in the Non-Competition Agreement.

3. Duties

    (a)        Subject to the terms of this Agreement, Employee will have an initial job title of _________________, and Employee agrees to diligently perform the duties associated with that position, and such other duties as may reasonably be designated by CNET from time to time. Initially, Employee will report to the _________________ overseeing the business unit of which Webshots.com will be a part.

    (b)        Employee will at all times devote his full time, attention, and energies to the business of CNET and will comply with the reasonable policies and guidelines established by CNET from time to time.

    (c)        Without limitation to CNET’s policies applicable to all employees, at all times during Employee’s employment by CNET, Employee will devote his best efforts to the interests of CNET and will not engage in other employment or in any activities determined by CNET to be detrimental to the best interests of CNET without the prior written consent of CNET.

4. Salary and Bonus

    (a)        Employee’s starting base annual salary will be $____________ (the “Base Salary”), payable in accordance with CNET’s standard payroll practices. All of the Employee’s compensation under this Agreement will be subject to deductions and withholdings authorized or required by applicable law.

            (b) Employee will be eligible to participate in CNET’s 2004 Annual Incentive Plan. Employee’s target bonus will be _______________ percent (___%) of Employee’s earned base salary as a CNET employee in 2004. The actual amount of Employee’s bonus in 2004 and succeeding years will be in accordance with the terms of the plan document in effect that year. Employee acknowledges that the amount of the target bonus can be raised or lowered, and participation in the Annual Incentive Plan is governed by generally applicable Company policies, as modified from time to time.

    (c)        Upon the Employee’s date of termination, whether voluntary or involuntary, Employee will receive salary and accrued time off up to the date of termination but will not receive additional compensation or benefits.

5. Stock Options

        Subject to approval by CNET’s Board of Directors or a duly authorized committee, Employee will be awarded an incentive stock option to purchase shares of CNET’s common stock in the amount of ___________ (the “Option” and the “Common Stock” respectively). The terms and conditions of the Option will be determined by CNET’s policy for stock options in effect on the Employment Date.

6. Benefits

    (a)        Employee will be eligible to participate in any Company benefits plan package offered to regular full time employees of CNET at the same location as Employee in accordance with the terms of the plans. CNET currently offers medical, dental, vision, life insurance, 401(k), and an employee assistance program, wellness referral, tuition reimbursement, and transit voucher program. You will be eligible to participate in these plans effective on your hire date.

    (b)        CNET currently offers its regular full time employees an Employee Stock Purchase Plan (ESPP). Employee will be eligible to enroll in the ESPP on the first day of the calendar quarter following his start date.

    (c)        Employee will accrue vacation and sick days in accordance with CNET’s standard policies, with credit given for the length of Employee’s employment with the Acquired Company. Paid holidays and paid time off will be in accordance with the policies in effect for all other full-time employees of CNET employed at the same location as Employee.

7. Non-Disclosure Of Confidential Information

    (a)        In the course of performing services for CNET, Employee may receive or have access to commercially valuable technical and non-technical confidential or proprietary information of CNET (“Confidential Information”). Confidential Information means all information, whether oral or written, now or hereafter developed, acquired or used by CNET and relating to the business of CNET that is not known to others in CNET’s area of business, including without limitation (i) source code and documentation for computer software and any other trade secrets, software, work product, processes, patents, inventions, analyses or know-how of CNET; (ii) customer and prospect lists and other marketing, advertising, pricing, strategic and business plans and information; (iii) CNET’s financial statements and other financial information, and (iv) information pertaining to employees’ performance and compensation levels.

    (b)        Employee acknowledges and agrees that the Confidential Information is and will be the sole and exclusive property of CNET. Employee will not use any Confidential Information for his own benefit or disclose any Confidential Information to any third party (except in the course of performing his authorized duties for CNET or as required by law), either during or subsequent to his employment with CNET. Upon termination of his employment with CNET, Employee will promptly deliver to CNET all documents, computer disks and other computer storage devices, computer printouts, manuals and other papers and materials (including all copies thereof in whatever form) containing or incorporating any Confidential Information or otherwise relating in any way to CNET’s business that are in his possession or under his control.

    (c)        The term “Confidential Information” shall not include information which: was generally available to the public through no fault of Employee at, or subsequent to, the time it was communicated to Employee by CNET. The obligations of this Section 8 shall not apply to Confidential Information that is disclosed in response to a valid order by a court or other governmental body or was otherwise required by law.

8. Ownership Of Products, Materials And Inventions

    (a)        Employee hereby acknowledges and agrees that, unless Employee obtains prior approval and a written waiver from CNET, which approval and waiver shall not be unreasonably withheld, all products and materials that Employee creates, in whole or in part, while working for CNET (the “Materials”), including without limitation, all original works of authorship, developments, improvements, trade secrets, copyrights, inventions, patent rights, and all parts, extensions and renewals thereof under United States and all other laws, shall be CNET’s sole and exclusive property, free from any adverse claims. All copyrightable Materials shall be a “work for hire” as defined by Section 101(2) of the United States Copyright Act. To the extent that any such Materials shall be deemed by any court of competent jurisdiction of any governmental or regulatory agency not to be “work for hire,” Employee hereby irrevocably assigns to CNET all rights, title and interest in and to such Material.

    (b)        Employee agrees to fully cooperate with CNET to assist it in obtaining copyrights, trademarks or patents on any Materials, including, without limitation, any and all documents in support of an application for such protection in any country. The Company shall have the right to sell, lend, lease, give or destroy any of the aforementioned works to any person, corporation, partnership or entity. The Company shall retain the right to sell, or license any material developed by Employee without additional compensation to Employee.

    (c)        In accordance with California Labor Code section 2870, or other corresponding provision of applicable law, this Agreement does not require the assignment of an invention which qualifies fully for protection under section 2870, which provides:

a.	Any provision and employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention that the employee developed entirely on his or her time without using the Employer’s equipment, supplies, facilities or trade secrets except for those inventions that either:

(1)	Relate at the time of conception or reduction to practice or the invention to the Employer’s business or actual or demonstrably anticipated research or development of the Employer; or

(2)	Result from any work performed by the Employee for the Employer.

    b.        To the extent a provision in an employment agreement purports to require an employee to an invention otherwise excluded from being required to be assigned under subdivision (1), the provision is against public policy of the State of California and is unenforceable.

    (d)        Employee has specified below a complete disclosure of all original works of authorship, developments, inventions, improvements, and trade secrets that that Employee has alone, or jointly with others, conceived, developed, or reduced to practice or caused to be conceived, developed or reduced to practice, that Employee considers to be his or her property or the property of third parties and that Employee wishes to be excluded from the scope of this Agreement. If no disclosure is made, Employee represents that there are no such inventions.

_____ Employee initial here if there are pages attached further disclosing such inventions under this subpart (d).

9. Injunctive Relief

        Employee’s services under this Agreement are of a special, unusual, extraordinary and intellectual character which gives his services a unique value. Employee understands and agrees that a breach of the promises or agreements contained herein or of the non-compete and non-solicit provisions set forth in the Non-Compete Agreement will result in irreparable and continuing damage to CNET for which there will be no adequate remedy at law. Accordingly, Employee agrees that in addition to any and all remedies available at law or equity (including money damages), CNET shall be entitled to injunctive relief and/or a decree for specific performance without the necessity of proving actual damages and that CNET shall be entitled to seek such equitable relief in any forum, including a court of law, notwithstanding the provisions of Section 10 and the Alternative Dispute Resolution Policy incorporated therein. The Company may pursue any of the remedies described herein concurrently or consecutively in any order as to any such breach or violation, and the pursuit of one of such remedies at any time will not be deemed an election of remedies or waiver of the right to pursue any of the other such remedies.

10. Submission to Arbitration

        Employee understands and agrees that in the event there is any dispute arising out of his employment, the termination of that employment, or arising out of or related to this Agreement, or any alleged breach of this Agreement, Employee and CNET will submit any such dispute that each or either party may have, except as to efforts to seek injunctive relief as specifically addressed in Section 9, to mediation and/or binding arbitration in accordance with the terms of the Alternative Dispute Resolution Policy and Procedure set forth in Appendix A to this Agreement and incorporated herein.

11. Notices

        Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (1) by personal delivery when delivered personally; (2) by overnight courier upon written verification of receipt; (3) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (4) by certified or registered mail, return receipt requested, upon verification of receipt. Notices to Employee shall be sent to the last known address in CNET’s records or such other address as Employee may specify in writing. Notices to CNET shall be sent to CNET’s Sr. Vice-President of Human Resources at CNET’s headquarters at the time of the notice.

12. No Violation Of Prior Trade Secret Or Non-Competition Agreements

        Employee represents that the performance of all the terms of this Agreement will not conflict with, and will not breach, any other invention assignment agreement, confidentiality agreement, employment agreement or non-competition agreement to which Employee is or has been a party. To the extent that Employee possesses Confidential Information or materials of any former employer, other than the Acquired Company, Employee acknowledges that CNET has directed Employee to not disclose such Confidential Information or materials to CNET or any of its employees, and that CNET prohibits Employee from using said Confidential Information or materials in any work that he may perform for CNET. Employee will not bring to CNET, and will not use or disclose any confidential, proprietary information, or trade secrets acquired by Employee prior to his employment with CNET, other than the Acquired Company, Employee will not disclose to CNET or any of its employees, or induce CNET or any of its employees to use, any confidential or proprietary information or material belonging to any previous employers or others, nor will Employee bring to CNET or use in connection with Employee’s work for CNET copies of any software, computer files, or any other copyrighted or trademarked materials except those owned by or licensed to CNET, with the exception of information or material belonging to the Acquired Company. Employee represents that he is not a party to any other agreement that will interfere with his full compliance with this Agreement, and will not to enter into any agreement, whether written or oral, in conflict with the provisions of this Agreement.

13. Survival

        Sections 7-12 and Section 14 shall survive Employee’s employment by CNET. This Agreement inures to the benefit of successors and assigns of CNET; and is binding upon Employee’s heirs and legal representatives.

14. Governing Law

        This Agreement shall be governed in all respects by the laws of the State of California.

15. Severability

        Should any provision of this Agreement be held by a court of law to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby and shall be enforced to the fullest extent possible.

16. Waiver

        The waiver by CNET of a breach of any provision of this Agreement by Employee shall not operate or be construed as a waiver of any other or subsequent breach by him.

17. Entire Agreement

        This Agreement represents Employee’s entire understanding with CNET with respect to the subject matter of this Agreement and supersedes all previous understandings, written or oral, except the Merger Agreement and the Non-Competition Agreement described above and any other agreements incorporated herein. This Agreement may be amended or modified only with the written consent of both Employee and CNET. No oral waiver, amendment or modification shall be effective under any circumstances whatsoever.

        Employee certifies and acknowledges that he has carefully read all of the provisions of this Agreement and that he understands and will fully and faithfully comply with such provisions.

CNET NETWORKS, INC. —————————— By: Title:	EMPLOYEE ——————————

CNET NETWORKS ALTERNATIVE DISPUTE RESOLUTION POLICY

In the event of any dispute arising out of or related to an employee's employment with CNET Networks, Inc. or any of its subsidiaries ("CNET"), or the termination thereof, in which the parties are unable to come to a resolution (excluding claims for workers' compensation, unemployment insurance, any matter within the exclusive jurisdiction of the Labor Commissioner or the National Labor Relations Board, or any other matter which may not lawfully be the subject of a mandatory arbitration agreement),*the employee and CNET agree to submit the dispute to final and binding arbitration pursuant to the then current National Rules For The Resolution Of Employment Disputes (the "Rules") of the American Arbitration Association (AAA); provided, however, that the cost of the arbitration borne by the employee will not exceed the cost to the employee if the dispute had been submitted to a court of law. Copies of the AAA Rules may be obtained from CNET's Human Resources Department or by visiting http://www.adr.org.

A Request for Arbitration is initiated by submitting a request in writing to CNET's Human Resources Department or the AAA within the statute of limitations period which would apply if the employee had filed a complaint in a court of law. If the dispute involves a claim which CNET has against the employee, CNET must submit a written request to the AAA, with a copy to the employee, within the applicable statute of limitations.

The Request for Arbitration shall include a brief statement of the nature of the dispute; the names, addresses and telephone numbers of the parties; the amount in controversy; the remedy sought; and the requested hearing location.

Prior to selecting an arbitrator, CNET and the employee will submit their dispute to non-binding mediation. The cost of the mediation will be borne by CNET. If the parties are unable to agree on a mediator, the parties will request a panel of mediators from the AAA and will alternately strike names until one name remains.

The arbitrator selected by the parties is authorized to award any relief which could be awarded by a court of law hearing the same dispute. The arbitrator's award, which must be in writing, will be final and binding, except to the extent that judicial review is permitted by law.

Nothing in this Policy shall preclude either the employee or CNET from applying to a court of competent jurisdiction for injunctive relief pending final resolution of the underlying dispute through arbitration.

Nothing in this Policy shall prevent an employee from filing claims of discrimination with the Equal Employment Opportunity Commission (EEOC) and/or the California Department of Fair Employment and Housing (DFEH) and having such claims investigated by either Agency.

This Agreement may not be modified or amended except in writing signed by the affected employee and the CEO of CNET.

 If any provision of this Agreement is declared illegal or unenforceable, the remaining provisions shall remain in effect. In such an event, the court is authorized to conform this Agreement to existing law. This Agreement constitutes a waiver of both parties' rights to a civil court action or a jury trial concerning matters covered by this Agreement; only an arbitrator, not a judge or jury, will decide the dispute.

EXHIBIT D

Form of Non-Competition Agreement

FORM OF NON-COMPETITION AGREEMENT

THIS NON-COMPETITION AGREEMENT("Agreement") is made and entered into as of July 14, 2004, by and between CNET NETWORKS, INC., a Delaware corporation ("CNET") and ______________ ("Named Individual"). Reference is made to that certain Agreement and Plan of Merger dated July 14, 2004 (the "Merger Agreement") by and among CNET, Cheese Acquisition Sub, Inc. ("Merger Sub"), Twofold Photos, Inc. ("Twofold") and Nicholas Wilder as Shareholder Representative. Capitalized terms used but not defined in this Agreement, shall have the meanings ascribed to them in the Merger Agreement.

RECITALS

 A. Named Individual has been a [founder,] [shareholder] [and] key employee of Twofold.

 B. The Merger Agreement provides that Twofold will merge with Merger Sub at the Effective Time (the "Merger").

C. Named Individual has had access to valuable, highly confidential, privileged and proprietary information relating to Twofold.

D. In connection with the Merger, Named Individual will receive significant consideration in exchange for his shares of Twofold Common Stock.

E. Named Individual wishes to induce CNET to consummate the transactions contemplated by the Merger Agreement.

AGREEMENT

The parties to this Agreement agree as follows:

1. Covenant not to Compete. From the Effective Time until the third anniversary of the Effective Time (the "Goodwill Period"), Named Individual shall not, anywhere in the world, (i) engage or participate in, be employed by or assist in any manner or capacity, or have any interest in (except for ownership of one percent (1%) or less of any entity whose securities are listed on a national securities exchange or the Nasdaq national market system), any firm or business that competes with the business of Twofold or CNET as conducted during that period, provided, however, that this restriction shall not apply to any business that, at the time Named Individual begins involvement with such business, does not compete with CNET based on the business then conducted by CNET or based on CNET's publicly announced plans, but which later becomes competitive with CNET due to subsequent actions by CNET; or (ii) interfere in any manner with the contractual or employment relationship between CNET or Twofold (or any successor thereto) and any of their employees, suppliers or customers.

2. Covenant not to Solicit. During the Goodwill Period, Named Individual shall not (i) directly or indirectly, employ or hire as an employee or as a consultant on his own behalf, or solicit for employment or consulting, on his own behalf or on behalf of any other person or enterprise, or otherwise encourage, solicit, induce or influence the resignation of, any individual who is an employee of, or consultant to, either CNET or Twofold (other than employees whose employment was terminated by CNET or Twofold).

3. Confidentiality. Named Individual understands and acknowledges that his service with Twofold has created a relationship of confidence and trust between him and Twofold with respect to (i) the confidential information of Twofold, including its Intellectual Property, and (ii) the confidential information of others with which Twofold has a business relationship. The information referred to in clauses (i) and (ii) of the preceding sentence is referred to in this Agreement, collectively, as "Confidential Information." At all times, after the date hereof, Named Individual will keep in confidence and trust all such Confidential Information, and will not use or disclose any such Confidential Information without the written consent of CNET, except as may be necessary to the extent required by applicable law or court order (in each case following notice to CNET).

4. Ownership of Inventions and Developments. Named Individual agrees that all Intellectual Property described below which he conceived, created or developed, in whole or in part, either alone or jointly with others, prior to or during the term of his service with Twofold will be transferred to CNET in connection with the Merger. Named Individual hereby transfers and assigns to CNET any proprietary rights which he may have or acquire in any such Intellectual Property and further hereby waives any rights which he may have or accrue therein. Named Individual agrees to execute any documents and take any actions that may be required to effect and confirm such transfer and assignment and waiver. The provisions of this Section 4 will apply to all Intellectual Property which (i) were conceived, created or developed on Twofold time, (ii) were developed through the use of the Twofold Intellectual Property, equipment, software, or other facilities or resources, (iii) resulted from or related to any work performed for Twofold, whether or not during normal business hours, or (iv) related at the time of conception or development to the actual or demonstrably anticipated business of Twofold or to its actual or demonstrably anticipated research and development.

5. Goodwill. Named Individual agrees to speak favorably about and promote the Merger to the public and the Twofold employees, stockholders and customers.

6. Injunctions and Remedies. Named Individual understands and acknowledges that the restrictions set forth in this Agreement are intended to protect CNET's interests in the Twofold Intellectual Property, established customer relationships and goodwill, and agrees that such restrictions are reasonable and appropriate for this purpose. Employee acknowledges that Twofold has an international presence and a global market and therefore has need of a worldwide geographic restriction. Named Individual agrees that it would be difficult to measure any damages caused to CNET or Twofold which might result from any breach by him of the covenants set forth in this Agreement, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, Named Individual agrees that if he breaches, or proposes to breach, any portion of this Agreement, CNET shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to CNET or Twofold. Any claims asserted by Named Individual against Twofold or CNET shall not constitute a defense in any injunction action brought by CNET to obtain specific enforcement of this section.

7. Public Disclosure. Without limiting the generality of anything contained in this Agreement, on and at all times after the Closing Date, each party to this Agreement shall and shall cause each of its affiliates to keep confidential, and not use or disclose to any other Person, any non-public document or other non-public information in such entities' possession that relates to the business of Twofold or CNET.

8. Headings. The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

9. Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

10. Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of California (without giving effect to principles of conflicts of laws).

11. Waiver. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

12. Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto.

13. Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

14. Entire Agreement. This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof.

15. Construction. For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders. The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement. As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation." Except as otherwise indicated, all references in this Agreement to "Sections" and "Exhibits" are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

The parties hereto have caused this Non-Competition Agreement to be executed and delivered as of July 14, 2004.

CNET NETWORKS, INC.,
a Delaware corporation

______________________________________

By:
Its:

NAMED INDIVIDUAL

________________________________________

EXHIBIT E

Form of Voting Agreement

 FORM OF VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT (this "Agreement"), dated as of July ___, 2004 among CNET Networks, Inc., a Delaware corporation ("Buyer"), Cheese Acquisition Sub, Inc., a California corporation ("Merger Subsidiary"), and [_________________] ("Shareholder").

WHEREAS, in order to induce Buyer and Merger Subsidiary to enter into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), with [Cheese], a California corporation (the "Company"), and Nicholas Wilder, as Shareholder Representative, Buyer has requested that Shareholder, and Shareholder has agreed to, enter into this Agreement with respect to all shares of common stock, no par value per share, of the Company (the "Common Stock") that Shareholder beneficially owns, as well as all shares of Common Stock issuable upon exercise of Company Options held by Shareholder or upon receipt of any stock bonus (collectively, the "Shares"); and

WHEREAS, holders representing a majority of the Common Stock outstanding immediately prior to the Effective Time, which majority includes the Shareholder, have previously authorized, approved and adopted the Merger Agreement, the Merger and all agreements related to the Merger and any actions related thereto.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE 1.
GRANT OF PROXY; VOTING AGREEMENT

Section 1.1   Voting Agreement. Shareholder hereby agrees that it will take all actions to support the Merger Agreement, the Merger and all agreements related to the Merger and any actions related thereto, and will not (a) withdraw or change its vote in support thereof, or (b) vote any Shares in favor of the approval of any (i) Acquisition Proposal, (ii) reorganization, recapitalization, liquidation or winding-up of the Company or any other extraordinary transaction involving the Company, (iii) corporate action the consummation of which would frustrate the purposes, or prevent or delay the consummation, of the transactions contemplated by the Merger Agreement or (iv) other matter relating to, or in connection with, any of the foregoing matters.

Section 1.2   Irrevocable Proxy. Shareholder hereby revokes any and all previous proxies granted with respect to the Shares. By entering into this Agreement, Shareholder hereby grants a proxy appointing Buyer as Shareholder's attorney-in-fact and proxy, with full power of substitution, for and in Shareholder's name, to vote, express, consent or dissent, or otherwise to utilize such voting power in the manner contemplated by Section 1.1 above as Buyer or its proxy or substitute shall, in Buyer's sole discretion, deem proper with respect to the Shares. The proxy granted by Shareholder pursuant to this Section 1.2 is irrevocable and is granted in consideration of Buyer entering into this Agreement and the Merger Agreement and incurring certain related fees and expenses. The proxy granted by Shareholder shall be revoked upon termination of this Agreement in accordance with its terms.

ARTICLE 2.
REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER

Shareholder represents and warrants to Buyer that:

Section 2.1   Authorization. Shareholder has duly executed and delivered this Agreement and the execution, delivery and performance by Shareholder of this Agreement and the consummation by Shareholder of the transactions contemplated hereby are within the powers and legal capacity of Shareholder and have been duly authorized by all necessary action. If Shareholder is married and the Shares set forth on the signature page hereto opposite Shareholder's name constitute community property under applicable laws, this Agreement has been duly authorized, executed and delivered by, and constitutes the valid and binding agreement of, Shareholder's spouse.

 Section 2.2   Non-Contravention. Except as provided in that certain Shareholders' Agreement, dated as of January 1, 2003, by and among the Company and the shareholders of the Company identified on the signature pages thereto (the "Shareholders' Agreement"), the execution, delivery and performance by Shareholder of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate any applicable law, rule, regulation, judgment, injunction, order or decree, (ii) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which Shareholder is entitled under any provision of any agreement or other instrument binding on Shareholder or (iii) result in the imposition of any Lien on any asset of Shareholder.

Section 2.3   Ownership of Shares. Shareholder is the record and beneficial owner of that number of Shares set forth underneath Shareholder's name on the signature page hereto, free and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote or otherwise dispose of the Shares), except as provided in the Shareholders' Agreement. Except as provided in the Shareholders' Agreement, none of the Shares set forth underneath Shareholder's name on the signature pages hereto is subject to any voting trust or other agreement or arrangement with respect to the voting of such Shares.

 Section 2.4   Total Shares. Except for the Shares set forth underneath Shareholder's name on the signature page hereto and except as set forth on Schedule 2.4 hereto, Shareholder does not beneficially own any (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company.

Section 2.5   Finder's Fees. No investment banker, broker, finder or other intermediary is entitled to a fee or commission from Buyer or the Company in respect of this Agreement based upon any arrangement or agreement made by or on behalf of Shareholder.

ARTICLE 3.
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Shareholder:

 Section 3.1   Authorization. The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby are within the corporate powers of Buyer and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of Buyer.

 ARTICLE 4.
COVENANTS OF SHAREHOLDER

Shareholder hereby covenants and agrees that:

Section 4.1   No Proxies for or Encumbrances on Shares. Except pursuant to the terms of this Agreement, Shareholder shall not, without the prior written consent of Buyer, directly or indirectly, (i) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any Shares or (ii) acquire (other than by exercise of Company Options held by Shareholder or upon receipt of any stock bonus), sell, assign, transfer, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect acquisition or sale, assignment, transfer, encumbrance or other disposition of, any Shares during the term of this Agreement. Notwithstanding the foregoing, nothing herein shall prohibit Shareholder from directly or indirectly selling any Shares in order to exercise options to acquire capital stock or voting securities of the Company pursuant to a "cashless" stock option exercise program during the period specified in Section 2.6.3 of the Merger Agreement; provided that, at the time of any such sale, no Acquisition Proposal shall have been made and not withdrawn.

Section 4.2   Other Offers. Shareholder shall not directly or indirectly take any action that is prohibited under Section 6.5 of the Merger Agreement with respect to actions to be taken by any officer, director or employee of the Company, whether or not Shareholder remains an officer, director or employee, as applicable, of the Company. Shareholder will promptly notify Buyer after receipt by Shareholder of an Acquisition Proposal or any notification to Shareholder that any third party is considering making an Acquisition Proposal or any request for information relating to the Company or for access to the business, properties, assets, books or records of the Company by any third party that has made, or that has notified Shareholder that it is, or to the knowledge of Shareholder is, considering making an Acquisition Proposal. Shareholder shall provide such notice in writing in accordance with Section 11.01 of the Merger Agreement and shall identify the third party making any such Acquisition Proposal, notification or request, and the material terms and conditions of any such Acquisition Proposal or notification. Shareholder shall keep Buyer fully informed, on a prompt basis, of any material change in the status or details of any such Acquisition Proposal or notification.

Section 4.3   Dissenter's Rights. Shareholder agrees not to exercise any rights (including, without limitation, pursuant to Chapter 13 of the CCC) to demand purchase of any Shares as dissenting shares which may arise with respect to the Merger.

ARTICLE 5.
MISCELLANEOUS

Section 5.1   Further Assurances. Buyer and Shareholder will each execute and deliver, or cause to be executed and delivered, all further documents and instruments and use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, to consummate and make effective the transactions contemplated by this Agreement.

Section 5.2   Amendments; Termination. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or in the case of a waiver, by the party against whom the waiver is to be effective. This Agreement shall terminate upon the termination of the Merger Agreement.

Section 5.3   Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 5.4   Successors and Assigns; Obligations of Shareholders. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto, except that Buyer may transfer or assign its rights and obligations to any Affiliate of Buyer.

Section 5.5   Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of California.

Section 5.6   Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective as between Buyer and Merger Subsidiary, on the one hand, and Shareholder, on the other hand, when each such party shall have received counterparts hereof signed by each such other party.

Section 5.7   Severability. If any term, provision or covenant of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 5.8   Specific Performance. The parties hereto agree that Buyer and Merger Subsidiary would suffer irreparable damage in the event any provision of this Agreement is not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedy to which they are entitled at law or in equity.

Section 5.9   Capitalized Terms. Capitalized terms used but not defined herein shall have the respective meanings set forth in the Merger Agreement.

Section 5.10   Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice): (i) if to Buyer or Merger Subsidiary, to the appropriate address for notice thereto set forth in the Merger Agreement; and (ii) if to Shareholder, to the appropriate address set forth underneath Shareholder's name on the signature pages hereto.

Section 5.11   Shareholder Capacity. No person executing this Agreement who is or becomes during the term hereof a director or officer of the Company makes any agreement or understanding herein in his capacity as such director or officer. Shareholder signs solely in his capacity as the record holder and beneficial owner of Shareholder's Shares and nothing in this Agreement shall limit or affect any actions taken by any Shareholder in his capacity as an officer or director of the Company. This Section 5.11 shall survive termination of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above writte

CNET NETWORKS, INC. By: —————————————— Name: Title:

CHEESE ACQUISITION SUB, INC. By: —————————————— Name: Title:

SHAREHOLDER —————————————— Name: Title:

Acknowledged and agreed: SHAREHOLDER’S SPOUSE —————————————— Name: Title:

SIGNATURE PAGE TO VOTING AGREEMENT

SCHEDULE 2.4

EXHIBIT F

Form of Robinson Employment Agreement

FORM OF ROBINSON EMPLOYMENT AGREEMENT

        This Employment Agreement (this “Agreement”) is executed on _________________ (the “Effective Date”) by and among CNET Networks, Inc. (“CNET”) and James Robinson (the “Employee”). This Agreement supersedes all prior agreements between CNET and Employee. If there are conflicting terms between this Agreement and terms in that certain Agreement and Plan of Merger by and among CNET, Cheese Acquisition Sub, Inc., a California corporation and a wholly-owned subsidiary of CNET, Twofold Photos, Inc., a California corporation, and Nicholas Wilder as Shareholder Representative dated as of July 14, 2004 (the “Merger Agreement”), the terms of this Agreement shall control.

1. Employment Date

        Employee is required to deliver this Agreement as a condition to CNET’s obligations to consummate the transactions contemplated by the Merger Agreement. The date on which Employee actually commences his employment at CNET shall be referred to as the “Employment Date.” This Agreement is contingent upon the closing of the Merger Agreement. If the closing does not occur, then this Agreement shall have no effect.

2. Term of Employment

    (a)        Employee agrees to remain employed under this Agreement for a period of at least one (1) year from the Employment Date (the “Minimum Term”), unless Employee’s employment is terminated earlier in accordance with this section. Following the Minimum Term, this Agreement will remain in effect on an “at-will” basis, i.e., either party may terminate the employment relationship at any time, without cause and without notice.

    (b)        During the Minimum Term, Employee agrees that he will not resign from the Company without Good Reason, as defined in this Section 2(b). Employee will be deemed to have resigned without Good Reason if he resigns for any reason other than the following: (a) the Company materially breaches this Agreement; (b) a material (ten percent (10%) or greater) reduction by the Company in Employee’s base salary (other than a nondiscriminatory reduction affecting the Company’s employees generally); (c) the working conditions at the time of Employee’s resignation were so intolerable that a reasonable person in his position would have been compelled to resign and the Company either intentionally created or knowingly permitted such intolerable working conditions or (f) Employee’s job is relocated to a location outside of the San Francisco Bay Area (collectively, “Good Reason”). For purposes of this section, Employee’s death or permanent disability will not be considered a “resignation”.

    (c)        The Company may terminate Employee’s employment at any time with or without Cause, as defined in this Section 2 (c) and without notice, whether during or after the Minimum Term. CNET’s termination of Employee’s employment for Cause shall be deemed a material breach of this Agreement. For purposes of this Section and Sections contained herein, termination for “Cause” shall mean termination due to Employee’s: (i) incompetence, willful misconduct, habitual unexcused absence from work, habitual failure to perform duties or otherwise meet CNET’s written performance expectations and/or standards; (ii) habitual inability to perform the essential functions of his position, even with reasonable accommodation, as determined by CNET in good faith and in compliance with all applicable laws; (iii) commission of any act which constitutes a conflict of interest with CNET, or a material breach of CNET’s written policies; (iv) engaging in criminal activity other than traffic violations or misdemeanors, whether or not in the course of Employee’s duties; or (v) breach of the terms of this Agreement or the Non-Competition Agreement entered into by and between CNET and Employee simultaneous herewith.

    (d)        The termination of employment, regardless of timing or reason, shall not release Employee from obligations respecting Confidential Information included in Section 7 of this Agreement.

3. Duties

    (a)        Subject to the terms of this Agreement, Employee will have an initial job title of ______________ and Employee agrees to diligently perform the duties associated with that position, and such other duties as may reasonably be designated by CNET from time to time. Initially, Employee will report to ______________.

    (b)        Employee will at all times devote his full time, attention, and energies to the business of CNET and will comply with the reasonable policies and guidelines established by CNET from time to time.

    (c)        Without limitation to CNET’s policies applicable to all employees, at all times during Employee’s employment by CNET, Employee will devote his best efforts to the interests of CNET and will not engage in other employment or in any activities determined by CNET to be detrimental to the best interests of CNET without the prior written consent of CNET.

4. Salary and Bonus

    (a)        Employee’s starting base annual salary will be $____________ (the “Base Salary”), payable in accordance with CNET’s standard payroll practices. All of the Employee’s compensation under this Agreement will be subject to deductions and withholdings authorized or required by applicable law.

            (b) Employee will be eligible to participate in CNET’s 2004 Annual Incentive Plan. Employee’s target bonus will be _________________ percent (___%) of Employee’s earned base salary as a CNET employee in 2004. The actual amount of Employee’s bonus in 2004 and succeeding years will be in accordance with the terms of the plan document in effect that year. Employee acknowledges that the amount of the target bonus can be raised or lowered, and participation in the Annual Incentive Plan is governed by generally applicable Company policies, as modified from time to time.

    (c)        Upon the Employee’s date of termination, whether voluntary or involuntary, Employee will receive salary and accrued time off up to the date of termination but will not receive additional compensation or benefits.

5. Stock Options

        Subject to approval by CNET’s Board of Directors or a duly authorized committee, Employee will be awarded an incentive stock option to purchase shares of CNET’s common stock in the amount of (the “Option” and the “Common Stock” respectively). The terms and conditions of the Option will be determined by CNET’s policy for stock options in effect on the Employment Date.

6. Benefits

    (a)        Employee will be eligible to participate in any Company benefits plan package offered to regular full time employees of CNET at the same location as Employee in accordance with the terms of the plans. CNET currently offers medical, dental, vision, life insurance, 401(k), and an employee assistance program, wellness referral, tuition reimbursement, and transit voucher program. You will be eligible to participate in these plans effective on your hire date.

    (b)        CNET currently offers its regular full time employees an Employee Stock Purchase Plan (ESPP). Employee will be eligible to enroll in the ESPP on the first day of the calendar quarter following his start date.

    (c)        Employee will accrue vacation and sick days in accordance with CNET’s standard policies, with credit given for the length of Employee’s employment with [Cheese]. Paid holidays and paid time off will be in accordance with the policies in effect for all other full-time employees of CNET employed at the same location as Employee.

7. Non-Disclosure Of Confidential Information

    (a)        In the course of performing services for CNET, Employee may receive or have access to commercially valuable technical and non-technical confidential or proprietary information of CNET (“Confidential Information”). Confidential Information means all information, whether oral or written, now or hereafter developed, acquired or used by CNET and relating to the business of CNET that is not known to others in CNET’s area of business, including without limitation (i) source code and documentation for computer software and any other trade secrets, software, work product, processes, patents, inventions, analyses or know-how of CNET; (ii) customer and prospect lists and other marketing, advertising, pricing, strategic and business plans and information; (iii) CNET’s financial statements and other financial information, and (iv) information pertaining to employees’ performance and compensation levels.

    (b)        Employee acknowledges and agrees that the Confidential Information is and will be the sole and exclusive property of CNET. Employee will not use any Confidential Information for his own benefit or disclose any Confidential Information to any third party (except in the course of performing his authorized duties for CNET or as required by law), either during or subsequent to his employment with CNET. Upon termination of his employment with CNET, Employee will promptly deliver to CNET all documents, computer disks and other computer storage devices, computer printouts, manuals and other papers and materials (including all copies thereof in whatever form) containing or incorporating any Confidential Information or otherwise relating in any way to CNET’s business that are in his possession or under his control.

    (c)        The term “Confidential Information” shall not include information which: was generally available to the public through no fault of Employee at, or subsequent to, the time it was communicated to Employee by CNET. The obligations of this Section 8 shall not apply to Confidential Information that is disclosed in response to a valid order by a court or other governmental body or was otherwise required by law.

8. Ownership Of Products, Materials And Inventions

    (a)        Employee hereby acknowledges and agrees that, unless Employee obtains prior approval and a written waiver from CNET, which approval and waiver shall not be unreasonably withheld, all products and materials that Employee creates, in whole or in part, while working for CNET (the “Materials”), including without limitation, all original works of authorship, developments, improvements, trade secrets, copyrights, inventions, patent rights, and all parts, extensions and renewals thereof under United States and all other laws, shall be CNET’s sole and exclusive property, free from any adverse claims. All copyrightable Materials shall be a “work for hire” as defined by Section 101(2) of the United States Copyright Act. To the extent that any such Materials shall be deemed by any court of competent jurisdiction of any governmental or regulatory agency not to be “work for hire,” Employee hereby irrevocably assigns to CNET all rights, title and interest in and to such Material.

    (b)        Employee agrees to fully cooperate with CNET to assist it in obtaining copyrights, trademarks or patents on any Materials, including, without limitation, any and all documents in support of an application for such protection in any country. The Company shall have the right to sell, lend, lease, give or destroy any of the aforementioned works to any person, corporation, partnership or entity. The Company shall retain the right to sell, or license any material developed by Employee without additional compensation to Employee.

    (c)        In accordance with California Labor Code section 2870, or other corresponding provision of applicable law, this Agreement does not require the assignment of an invention which qualifies fully for protection under section 2870, which provides:

a.	Any provision and employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention that the employee developed entirely on his or her time without using the Employer’s equipment, supplies, facilities or trade secrets except for those inventions that either:

(1)	Relate at the time of conception or reduction to practice or the invention to the Employer’s business or actual or demonstrably anticipated research or development of the Employer; or

(2)	Result from any work performed by the Employee for the Employer.

    b.        To the extent a provision in an employment agreement purports to require an employee to an invention otherwise excluded from being required to be assigned under subdivision (1), the provision is against public policy of the State of California and is unenforceable.

    (d)        Employee has specified below a complete disclosure of all original works of authorship, developments, inventions, improvements, and trade secrets that that Employee has alone, or jointly with others, conceived, developed, or reduced to practice or caused to be conceived, developed or reduced to practice, that Employee considers to be his or her property or the property of third parties and that Employee wishes to be excluded from the scope of this Agreement. If no disclosure is made, Employee represents that there are no such inventions.

_____ Employee initial here if there are pages attached further disclosing such inventions under this subpart (d).

9. Injunctive Relief

        Employee’s services under this Agreement are of a special, unusual, extraordinary and intellectual character which gives his services a unique value. Employee understands and agrees that a breach of the promises or agreements contained herein will result in irreparable and continuing damage to CNET for which there will be no adequate remedy at law. Accordingly, Employee agrees that in addition to any and all remedies available at law or equity (including money damages), CNET shall be entitled to injunctive relief and/or a decree for specific performance without the necessity of proving actual damages and that CNET shall be entitled to seek such equitable relief in any forum, including a court of law, notwithstanding the provisions of Section 10 and the Alternative Dispute Resolution Policy incorporated therein. The Company may pursue any of the remedies described herein concurrently or consecutively in any order as to any such breach or violation, and the pursuit of one of such remedies at any time will not be deemed an election of remedies or waiver of the right to pursue any of the other such remedies.

10. Submission to Arbitration

        Employee understands and agrees that in the event there is any dispute arising out of his employment, the termination of that employment, or arising out of or related to this Agreement, or any alleged breach of this Agreement, Employee and CNET will submit any such dispute that each or either party may have, except as to efforts to seek injunctive relief as specifically addressed in Section 9, to mediation and/or binding arbitration in accordance with the terms of the Alternative Dispute Resolution Policy and Procedure set forth in Appendix A to this Agreement and incorporated herein.

11. Notices

        Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (1) by personal delivery when delivered personally; (2) by overnight courier upon written verification of receipt; (3) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (4) by certified or registered mail, return receipt requested, upon verification of receipt. Notices to Employee shall be sent to the last known address in CNET’s records or such other address as Employee may specify in writing. Notices to CNET shall be sent to CNET’s Sr. Vice-President of Human Resources at CNET’s headquarters at the time of the notice.

12. No Violation Of Prior Trade Secret Or Non-Competition Agreements

        Employee represents that the performance of all the terms of this Agreement will not conflict with, and will not breach, any other invention assignment agreement, confidentiality agreement, employment agreement or non-competition agreement to which Employee is or has been a party. To the extent that Employee possesses Confidential Information or materials of any former employer, other than Twofolds Photos, Inc., Employee acknowledges that CNET has directed Employee to not disclose such Confidential Information or materials to CNET or any of its employees, and that CNET prohibits Employee from using said Confidential Information or materials in any work that he may perform for CNET. Employee will not bring to CNET, and will not use or disclose any confidential, proprietary information, or trade secrets acquired by Employee prior to his employment with CNET, other than Twofolds Photos, Inc., Employee will not disclose to CNET or any of its employees, or induce CNET or any of its employees to use, any confidential or proprietary information or material belonging to any previous employers or others, nor will Employee bring to CNET or use in connection with Employee’s work for CNET copies of any software, computer files, or any other copyrighted or trademarked materials except those owned by or licensed to CNET, with the exception of information or material belonging to Twofold Photos, Inc. Employee represents that he is not a party to any other agreement that will interfere with his full compliance with this Agreement, and will not to enter into any agreement, whether written or oral, in conflict with the provisions of this Agreement.

13. Survival

Sections 7-12 and Section 14 shall survive Employee's employment by CNET. This Agreement inures to the benefit of successors and assigns of CNET; and is binding upon Employee’s heirs and legal representatives.

14. Governing Law

        This Agreement shall be governed in all respects by the laws of the State of California.

15. Severability

        Should any provision of this Agreement be held by a court of law to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby and shall be enforced to the fullest extent possible.

16. Waiver

        The waiver by CNET of a breach of any provision of this Agreement by Employee shall not operate or be construed as a waiver of any other or subsequent breach by him.

17. Entire Agreement

        This Agreement represents Employee’s entire understanding with CNET with respect to the subject matter of this Agreement and supersedes all previous understandings, written or oral, except the Merger Agreement and the Non-Competition Agreement described above and any other agreements incorporated herein. This Agreement may be amended or modified only with the written consent of both Employee and CNET. No oral waiver, amendment or modification shall be effective under any circumstances whatsoever.

        Employee certifies and acknowledges that he has carefully read all of the provisions of this Agreement and that he understands and will fully and faithfully comply with such provisions.

CNET NETWORKS, INC. —————————— By: Heather McGaughey Title: SVP, Human Resources	EMPLOYEE —————————— James Robinson

CNET NETWORKS ALTERNATIVE DISPUTE RESOLUTION POLICY

In the event of any dispute arising out of or related to an employee's employment with CNET Networks, Inc. or any of its subsidiaries ("CNET"), or the termination thereof, in which the parties are unable to come to a resolution (excluding claims for workers' compensation, unemployment insurance, any matter within the exclusive jurisdiction of the Labor Commissioner or the National Labor Relations Board, or any other matter which may not lawfully be the subject of a mandatory arbitration agreement),*the employee and CNET agree to submit the dispute to final and binding arbitration pursuant to the then current National Rules For The Resolution Of Employment Disputes (the "Rules") of the American Arbitration Association (AAA); provided, however, that the cost of the arbitration borne by the employee will not exceed the cost to the employee if the dispute had been submitted to a court of law. Copies of the AAA Rules may be obtained from CNET's Human Resources Department or by visiting http://www.adr.org.

A Request for Arbitration is initiated by submitting a request in writing to CNET's Human Resources Department or the AAA within the statute of limitations period which would apply if the employee had filed a complaint in a court of law. If the dispute involves a claim which CNET has against the employee, CNET must submit a written request to the AAA, with a copy to the employee, within the applicable statute of limitations.

The Request for Arbitration shall include a brief statement of the nature of the dispute; the names, addresses and telephone numbers of the parties; the amount in controversy; the remedy sought; and the requested hearing location.

Prior to selecting an arbitrator, CNET and the employee will submit their dispute to non-binding mediation. The cost of the mediation will be borne by CNET. If the parties are unable to agree on a mediator, the parties will request a panel of mediators from the AAA and will alternately strike names until one name remains.

The arbitrator selected by the parties is authorized to award any relief which could be awarded by a court of law hearing the same dispute. The arbitrator's award, which must be in writing, will be final and binding, except to the extent that judicial review is permitted by law.

Nothing in this Policy shall preclude either the employee or CNET from applying to a court of competent jurisdiction for injunctive relief pending final resolution of the underlying dispute through arbitration.

Nothing in this Policy shall prevent an employee from filing claims of discrimination with the Equal Employment Opportunity Commission (EEOC) and/or the California Department of Fair Employment and Housing (DFEH) and having such claims investigated by either Agency.

This Agreement may not be modified or amended except in writing signed by the affected employee and the CEO of CNET.

 If any provision of this Agreement is declared illegal or unenforceable, the remaining provisions shall remain in effect. In such an event, the court is authorized to conform this Agreement to existing law. This Agreement constitutes a waiver of both parties' rights to a civil court action or a jury trial concerning matters covered by this Agreement; only an arbitrator, not a judge or jury, will decide the dispute.

* NOTE: As of the revision of this policy in February 2000, claims of employment discrimination based on federal law may not be the subject of a mandatory arbitration agreement in the states within the Ninth Circuit Court of Appeals (which includes California). CNET will comply with applicable law at all times, but if the law in the Ninth Circuit changes, this Policy will extend to all disputes which may lawfully be the subject of a mandatory arbitration policy.

EXHIBIT G

 Form of Certificate of Merger

 FORM OF

AGREEMENT OF MERGER

MERGING

CHEESE ACQUISITION SUB, INC.

WITH AND INTO

TWOFOLD PHOTOS, INC.

PURSUANT TO SECTIONS 1101 AND 1103 OF THE CALIFORNIA CORPORATIONS CODE

THE NAME AND STATE OF INCORPORATION OF EACH OF THE CONSTITUENT CORPORATIONS (THE "CONSTITUENT CORPORATIONS") PARTICIPATING IN THE MERGER ARE AS FOLLOWS: TWOFOLD PHOTOS, INC. ("COMPANY") IS A CALIFORNIA CORPORATION INCORPORATED UNDER THE CALIFORNIA CORPORATIONS CODE, AND CHEESE ACQUISITION SUB, INC. ("MERGER SUB") IS A CALIFORNIA CORPORATION INCORPORATED UNDER THE CALIFORNIA CORPORATIONS CODE.

FIRST: Merger Sub, a wholly-owned subsidiary of CNET Networks, Inc., a Delaware corporation (the "Parent Corporation"), shall be merged with and into Company by way of a reverse triangular merger (the "Merger"), whereupon the separate corporate existence of Merger Sub shall cease and Company shall continue as the surviving corporation (the "Surviving Corporation"), pursuant to an Agreement and Plan of Merger (the "Merger Agreement") by and among the Parent Corporation, Merger Sub and Company, said Merger Agreement having been duly approved by the respective Boards of Directors and shareholders, where appropriate, of the Parent Corporation, Merger Sub and Company.

SECOND: An executed copy of the Merger Agreement is on file at the principal place of business of the Surviving Corporation:

Twofold Photos, Inc. c/o CNET Networks, Inc. 235 Second Street San Francisco, CA 94105 Attention: General Counsel

A copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any shareholder of any Constituent Corporation.

THIRD: The Surviving Corporation shall retain the name "Twofold Photos, Inc."

FOURTH: The Merger shall become effective at such time (the "Effective Time") as this Merger Agreement and officers' certificates of each Constituent Corporation are filed with the Secretary of State of the State of California.

FIFTH: Each outstanding share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be surrendered and converted into, and thereafter represent, one validly issued, fully paid and nonassessable share of the common stock of the Surviving Corporation.

SIXTH: Each share of common stock of Company issued and outstanding immediately prior to the Effective Time (i) shall be surrendered and converted into the right to receive the Per Share Closing Consideration and Per Share Deferred Consideration (as such terms are defined in the Merger Agreement), and (ii) thereafter, each such surrendered and converted share shall be cancelled so that no shares of Company issued and outstanding immediately prior to the Effective Time shall be outstanding thereafter.

SEVENTH: The Articles of Incorporation of Merger Sub, as amended and restated in Exhibit A attached hereto, shall be the Articles of Incorporation of the Surviving Corporation. The bylaws of Company in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation.

EIGHTH: Company shall, from time to time, as and when requested by the Surviving Corporation or Parent Corporation, execute and deliver all such documents and instruments and take all such action necessary or desirable to evidence or carry out the terms and conditions of the Merger.

* * *

IN WITNESS WHEREOF, the parties have executed this Agreement of Merger as of the date first written above

COMPANY, INC. By: —————————————— , President By: —————————————— , Secretary

CHEESE ACQUISITION SUB, INC. By: —————————————— , President By: —————————————— , Secretary

SIGNATURE PAGE TO CERTIFICATE OF MERGER

Exhibit A

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

COMPANY, INC.

ARTICLE I

        The name of this corporation is “Company, Inc.” (this “Corporation”).

ARTICLE II

        The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

ARTICLE III

        The name in the State of California of the Corporation’s initial agent for service of process is:

Sharon Le Duy
235 Second Street
San Francisco, CA 94105

ARTICLE IV

        The Corporation is authorized to issue one class of shares of stock, to be designated Common Stock; and the total number of shares which the Corporation is authorized to issue is One Thousand (1,000), no par value.

ARTICLE V

    (a)        The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

    (b)        The Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions, agreements with agents, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to the applicable limits set forth in Section 204 of the California Corporations Code with respect to actions for breach of duty to the Corporation and its shareholders.

    (c)        Any amendment or repeal or modification of the foregoing provisions of this Article V by the shareholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

TWOFOLD PHOTOS, INC.

CERTIFICATE OF APPROVAL

OF AGREEMENT OF MERGER

        The undersigned, _______________ and _______________ hereby certify that:

1.     They are the President and Secretary, respectively, of Twofold Photos, Inc., a California corporation (the “Corporation”).

2.     The principal terms of the Agreement of Merger in the form attached hereto, and the terms and conditions of the Agreement and Plan of Merger executed by the Corporation and the parties named therein (collectively, the “Merger Agreements”), providing for the merger of Cheese Acquisition Sub, Inc., a California corporation and wholly-owned subsidiary of CNET Networks, Inc. (the “Parent Corporation”), with and into the Corporation by way of a reverse triangular merger resulting in the Parent Corporation becoming the sole shareholder of the Company (the “Merger”), was duly approved by the Board of Directors and shareholders of the Corporation.

3.     The shareholder approval was by the holders of _________% of the outstanding shares of the Corporation, which votes exceeded the requisite number required for approval.

4.     The outstanding capital stock of the Corporation consists of ______________ shares of Common Stock; the votes of more than 50% of said shares were required to approve the Merger and the principal terms of the Agreement.

_________________

Each of the undersigned declares under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of their own knowledge.

Date: _____________, 2004

TWOFOLD PHOTOS, INC. By: —————————————— , President By: —————————————— , Secretary

CHEESE ACQUISITION SUB, INC.

CERTIFICATE OF APPROVAL

OF AGREEMENT OF MERGER

        The undersigned, ___________________ hereby certifies that:

1.     She/he is the President and Secretary of Cheese Acquisition Sub, Inc., a California corporation (the “Corporation”).

2.   The principal terms of the Agreement of Merger in the form attached hereto, and the terms and conditions of the Agreement and Plan of Merger executed by the Corporation and the parties named therein (collectively, the “Merger Agreements”), providing for the merger of the Corporation with and into Company, Inc., a California corporation (the “Merger”), was duly approved by the Board of Directors and sole shareholder of the Corporation.

3.     The shareholder approval was by the holders of 100% of the outstanding shares of the Corporation.

4.   The outstanding capital stock of the Corporation consists of 1,000 shares of Common Stock.

_________________

The undersigned declares under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of her/his own knowledge.

Date: _____________, 2004

CHEESE ACQUISITION SUB, INC. By: —————————————— Sharon Le Duy, President and Secretary

EXHIBIT H

Matters to be Set Forth in Opinion of Heller Ehrman White & McAuliffe LLP

1.	The Company is a corporation validly existing and in good standing under the laws of the States of California and Georgia.

2.

The Company has the corporate power and corporate authority to enter into and perform each of the Transaction Documents, to own and lease its properties and to carry on its business as, to our knowledge, it is now conducted.

3.

The Company has (i) taken all corporate action necessary to authorize the execution, delivery and performance of each of the Transaction Documents, and (ii) duly executed and delivered each of the Transaction Documents.

4.	Each of the Transaction Documents is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

5.

The execution and delivery of the Transaction Documents on behalf of the Company does not (i) violate any provision of the Articles of Incorporation or Bylaws of the Company, or (ii) violate any United States federal or California state law, rule or regulation applicable to the Company.

6.	We do not have knowledge of any action, suit or proceeding against the Company that is pending or has been overtly threatened in writing.

7.

The authorized capital stock of the Company consists of 20,000,000 shares of Common Stock, __________ of which are issued and outstanding prior to the Closing. All shares of capital stock of the Company are duly authorized, and all issued and outstanding shares of capital stock of the Company are validly issued and nonassessable, and to our knowledge, fully paid. To our knowledge, there are no other presently outstanding preemptive rights, options, warrants, conversion privileges or rights to purchase from the Company any of the authorized but unissued stock of the Company other than any options that may have been granted under the Company Option Plan.

EXHIBIT I

Form of Securityholder Agreement

FORM OF SECURITYHOLDER AGREEMENT

        This Securityholder Agreement, dated as of _________, 2004 (this “Agreement”), is entered into by and among CNET Networks, Inc., a Delaware corporation (“Buyer”), Cheese Acquisition Corporation, a California corporation and a wholly owned subsidiary of Buyer (“Merger Sub”), Twofold Photos, Inc., a California corporation (the “Company”), and the undersigned holder of the Company’s securities (the “Shareholder” and, together with the other holders of the Company’s securities, collectively, the “Shareholders”).

RECITALS

        WHEREAS, Buyer, Merger Sub, the Company and Nicholas Wilder have entered into an Agreement and Plan of Merger, dated as of July 14, 2004 (the “Merger Agreement”) (with all capitalized terms used but not defined herein having the meanings set forth in the Merger Agreement), pursuant to which Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation and a wholly owned subsidiary of Buyer (the “Merger”);

        WHEREAS, each Shareholder owns the number of shares of Company Stock set forth opposite its name on the signature page hereto (such shares of Company Stock, together with any other shares of capital stock of the Company acquired by such Shareholder after the date hereof and during the term of this Agreement, including any shares issued upon the exercise of any options or otherwise, being collectively referred to herein as the “Subject Shares”); and

        WHEREAS, as a condition to the willingness of Buyer, Merger Sub and the Company to enter into the Merger Agreement, Buyer, Merger Sub and the Company have required that each Shareholder agree and, in order to induce Buyer, Merger Sub and the Company to enter into the Merger Agreement, each Shareholder has agreed, to enter into this Agreement.

AGREEMENT

        NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound, the parties hereto agree as follows:

Article 1.
Representations and Warranties of the Shareholders

        Each Shareholder, severally and not jointly, hereby represents and warrants to Buyer, Parent and Merger Sub as follows:

        Section 1.1. Organization. Such Shareholder is either (a) duly organized, validly existing and in good standing under the Laws of the jurisdiction of such Shareholder’s organization, or (b) a natural person residing in the United States.

        Section 1.2. Authority. Such Shareholder has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement to be consummated by such Shareholder. The execution and delivery of this Agreement by such Shareholder and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by all necessary action of such Shareholder and no other proceedings on the part of such Shareholder are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly authorized and validly executed and delivered by such Shareholder and constitutes a legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms.

        Section 1.3. The Subject Shares. Such Shareholder is the record and beneficial owner of, and has good and marketable title to, the Subject Shares set forth opposite its name on the signature page hereto. Such Shareholder does not own, of record or beneficially, any shares of capital stock of the Company (or rights to acquire any such shares other than options listed on the signature page hereto) other than the Subject Shares set forth opposite its name on the signature page hereto. Such Shareholder has (a) the sole right to vote, (b) the sole power of disposition, (c) the sole power to issue instructions, (d) the sole power to demand the purchase of dissenting shares, if applicable, and (e) the sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Shareholder’s Shares, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement and the terms of the Shareholders’ Agreement of Twofold Photos, Inc. dated January 1, 2003 (the “Shareholders’ Agreement”). Except for this Agreement and the Shareholders’ Agreement, none of such Shareholder’s Shares are subject to any voting trust or other agreement, arrangement or restriction with respect to the voting or disposition of such Shareholder’s Subject Shares. To such Shareholder’s knowledge, all of its Subject Shares are validly issued, fully paid and non-assessable.

        Section 1.4. No Conflicts. Except as may be required by the Shareholders’ Agreement, the execution and delivery of this Agreement by such Shareholder do not, and the performance of this Agreement by such Shareholder will not, (a) conflict with or violate any provision of the certificate or articles of incorporation or by-laws or any equivalent organizational documents of such Shareholder, (b) conflict with or violate any Law applicable to such Shareholder or by which any property or asset of such Shareholder is bound or affected, (c) require any consent or approval under, result in any breach of, or loss of any benefit under, or constitute a change of control or default (or any event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of such Shareholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other instrument or obligation. Except as may be required by the Shareholders’ Agreement, the execution and delivery of this Agreement by such Shareholder does not, and the performance of this Agreement by such Shareholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or other person.

        Section 1.5. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of such Shareholder.

Article 2.
Representations and Warranties of Buyer, Parent and Merger Sub

        Each of Buyer, Merger Sub and the Company hereby represents and warrants to each Shareholder as follows:

        Section 2.1. Organization. Buyer is a company duly organized and validly existing under the Laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of California. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of California.

        Section 2.2. Authority. Each of Buyer, Merger Sub and the Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement to be consummated by Buyer, Merger Sub and the Company, respectively. The execution and delivery of this Agreement by Buyer, Merger Sub and the Company and the consummation by Buyer, Merger Sub and the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action of Buyer, Merger Sub and the Company and no other corporate proceedings on the part of Buyer, Merger Sub or the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than the approval of Buyer, as sole shareholder of Merger Sub, to the Merger). This Agreement has been duly authorized and validly executed and delivered by Buyer, Merger Sub and the Company and constitutes a legal, valid and binding obligation of Buyer, Merger Sub and the Company, enforceable against Buyer, Merger Sub and the Company in accordance with its terms.

        Section 2.3. No Conflicts. The execution and delivery of this Agreement by Buyer, Merger Sub and the Company do not, and the performance of this Agreement by Buyer, Merger Sub and the Company will not, (a) conflict with or violate any provision of the organizational documents of Buyer, Merger Sub and the Company, (b) conflict with or violate any Law applicable to Buyer, Merger Sub and the Company or by which any property or asset of Buyer, Merger Sub and the Company is bound or affected, or (c) require any consent or approval under, result in any breach of, or loss of any benefit under, or constitute a change of control or default (or any event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Buyer, Merger Sub and the Company pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other instrument or obligation. The execution and delivery of this Agreement by Buyer, Merger Sub and the Company do not, and the performance of this Agreement by Buyer, Merger Sub and the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority or other Person, except as may be required under the Exchange Act, the Securities Act, any applicable Blue Sky Law, the HSR Act, or the rules and regulations of the Nasdaq National Market.

Article 3.
Covenants and Agreements

Section 3.1. Agreement to Be Bound and Appointment of Shareholder Representative.

    (a)        Subject to the limitations on liability contained in Article 10 of the Merger Agreement, each Shareholder hereby agrees to abide and be bound by the terms and conditions of the Merger Agreement. Without limiting the foregoing, such Shareholder hereby expressly agrees to indemnify the Buyer Indemnitees pursuant to Article 10 of the Merger Agreement and consents to the appointment of Nicholas Wilder as the “Shareholder Representative” pursuant to Section 10.8.1 of the Merger Agreement, to serve as agent for and have all powers as attorney-in-fact of such Shareholder under the Merger Agreement, for and on behalf of such Shareholder in such capacity, and to take the following actions in connection with the negotiation, settlement and compromise of the adjustments made pursuant to Section 2.14 of the Merger Agreement and indemnification claims pursuant to Article 10 of the Merger Agreement and the release of the Holdback Amount in connection therewith on behalf of such Shareholder: (i) to give and receive notices of communications; (ii) to agree to, negotiate or enter into settlements and compromises of, and institute litigation and comply with orders of courts with respect to any disputes involving any claims made by Buyer or any Shareholder under the Merger Agreement; (iii) to sign receipts, consents or other documents to effect any of the transactions contemplated by the Merger Agreement or the Ancillary Agreements; and (iv) to take all actions necessary or appropriate in the judgment of the Shareholder Representative in connection with the foregoing. The Shareholder Representative shall consult with Shareholders representing at least a majority of the aggregate Holdback Amount prior to settling or compromising any claim or dispute involving more than $___________]; provided, however, that in no event shall the consent of any Shareholder be required for the Shareholder Representative to settle or compromise any claim or dispute on behalf of the Shareholders.

    (b)        Each Shareholder acknowledges that a decision, act, consent or instruction of the Shareholder Representative pursuant to the Merger Agreement shall constitute a decision, act, consent or instruction of each and all of the Shareholders, and shall be final, binding and conclusive upon each and all of the Shareholders.

    (c)        Each Shareholder, severally in proportion to their respective Pro Rata Share and not jointly, with right of contribution among them, hereby expressly agrees to indemnify and hold harmless the Shareholder Representative with respect to any claim, loss, damage and liability against such Shareholder Representative, including without limitation reasonable attorneys’ fees and costs, arising from any decision, act, consent or instruction of such Shareholder Representative pursuant to the Merger Agreement, unless and to the extent that such claim arises from such Shareholder Representative’s gross negligence or willful misconduct.

    (d)        Each Shareholder acknowledges that its obligation to indemnify the Buyer Indemnitees pursuant to Article 10 of the Merger Agreement are personal to such Shareholder and are assumed in light of the consideration such Shareholder is to receive at the Closing under the Merger Agreement, and such Shareholder waives any rights and releases all Buyer Indemnitees from any claims or assertions of cross-indemnification or contribution from any Buyer Indemnitees, whether arising in law or in equity from and after the Closing, as a result of such Shareholder’s payment, coverage or assumption of any Losses incurred by Buyer or the Company pursuant to the Merger Agreement, including any claims or contribution in respect of any attorneys’ fees and expenses incurred by such Shareholder in defending against, or seeking contribution or recovery arising from, its, his or her indemnification obligations under the Merger Agreement.

        Section 3.2. Waiver of Dissenter’s Rights. Each Shareholder agrees that it will not exercise any rights to dissent from the Merger or demand purchase of its respective Subject Shares as dissenting shares pursuant to Chapter 13 of the CCC or any other similar provisions of law in connection with the Merger.

      Section 3.3 Release and Covenant.

    (a)        Each Shareholder, of its own free will, voluntarily releases and forever discharges Buyer, Merger Sub and the Company, and their subsidiaries, affiliates, directors, officers, employees, shareholders, agents and representatives, and each of their successors and assigns (both individually and in their official capacities with Stockholder or its affiliates, “Releasees”) from, and covenants not to sue or proceed against any of the Releasees on the basis of, from any and all claims, contentions, rights, debts, liabilities, demands, accounts, reckonings, obligations, duties, promises, costs, expenses (including, but not limited to, attorneys’ fees), liens, subrogation rights, indemnification rights, damages, losses, actions, and causes of action, of any kind whatsoever (hereinafter referred to as “Claims”) whether due or owing in the past, present or future and whether based upon contract, tort, statute or any other legal or equitable theory of recovery, and whether known or unknown, suspected or unsuspected, fixed or contingent, natured or unmatured, with respect to, pertaining to, or arising from any matters, acts, omissions, events, conduct or occurrences at any time prior to the date of this Release provided, however, that nothing in this Agreement shall impair such Shareholders rights under the Merger Agreement and the Ancillary Agreements. Each Shareholder represents and warrants to each of the Releasees that such Shareholder has not transferred or assigned any Claims to any other person or entity.

    (b)        The parties intend the release set forth above to cover all claims or possible claims, of whatever kind, whether the same are known or unknown or are later discovered or ascertained and expressly waive the provisions of section 1542 of the Civil Code of the State of California which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN TO HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

        Each of the parties hereby represents and warrants to the other that it understands the effect of this waiver and said Civil Code section and that it represents that it has been advised on this Agreement, and the releases contained herein, by an attorney licensed to practice law in the State of California.

    (c)        Reliance. Each Shareholder acknowledges that, in its decision to enter into this Release, it has not relied upon any representations, warranties, promises or agreements of any kind, including oral statements by representatives of the Releasees, except as set forth herein.

Article 4.
Miscellaneous

        Section 4.1. Amendments. This Agreement may not be modified, altered, supplemented or amended except by an instrument in writing signed by the party to be bound thereby.

        Section 4.2. Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered in person or upon confirmation or receipt when transmitted by facsimile transmission (but only if followed by transmittal by national overnight courier or hand for delivery on the next Business Day) or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next Business Day if transmitted by national overnight courier to Buyer, Merger Sub or the Company in accordance with Section 11.4 of the Merger Agreement and to the Shareholders at their respective addresses set forth on the signature hereto (or to such other address as any party may have furnished to the other parties in writing).

        Section 4.3. Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        Section 4.4. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more of the counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

        Section 4.5. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

        Section 4.6. Entire Agreement; No Third-Party Beneficiaries. This Agreement (including, without limitation, the documents and instruments referred to herein) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (b) is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

        Section 4.7. Waiver of Jury Trial. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

        Section 4.8. Governing Law. THIS AGREEMENT, THE LEGAL RELATIONS BETWEEN THE PARTIES AND THE ADJUDICATION AND THE ENFORCEMENT THEREOF, SHALL BE GOVERNED BY AND INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF CALIFORNIA WITHOUT REGARD TO APPLICABLE CHOICE OF LAW PROVISIONS THEREOF.

        Section 4.9. Consent to Jurisdiction. Each of the parties hereto hereby irrevocably and unconditionally submits to the jurisdiction of any state court of the State of California and any federal court sitting in San Francisco or San Jose, California and irrevocably agrees that all actions or proceedings arising out of or relating to this Agreement or the transactions contemplated hereby or in aid or arbitration or for enforcement of an arbitral award shall be litigated exclusively in such courts. Each of the parties hereto agrees not to commence any legal proceedings related hereto except in such courts. Each of the parties hereto irrevocably waives any objection which he or it may now or hereafter have to the laying of the venue of any such proceeding in any such court and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

        Section 4.10. Costs and Expenses. All costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such expenses.

        Section 4.11. Multiple Shareholders. All representations, warranties, covenants and agreements of the Shareholders in this Agreement are several and not joint, and solely relate to matters involving the subject Shareholder and not any of the other Shareholders.

(Signature pages follow)

        IN WITNESS WHEREOF, Buyer, Parent, Merger Sub and each Shareholder have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

CNET NETWORKS, INC. By: —————————————— Name: Title:

CHEESE ACQUISITION CORPORATION By: —————————————— Name: Title:

TWOFOLD PHOTOS, INC. By: —————————————— Name: Title:

SHAREHOLDER By: —————————————— Name: Title: Number of Shares of Common Stock Held by Shareholder: _______________